As filed with the Securities and Exchange Commission on February 3, 2006.
Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________________________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________________________________________

SmartVideo Technologies, Inc.
(Exact name of Registrant as specified in its charter)
______________________________________________________

Delaware	91-1962104
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

SmartVideo Technologies, Inc.
3505 Koger Boulevard, Suite 400
Duluth, Georgia 30096
(770) 279-3100
(Address and telephone number of principal executive offices)

Richard E. Bennett, Jr.
President and Chief Executive Officer
SmartVideo Technologies, Inc.
3505 Koger Boulevard, Suite 400
Duluth, Georgia 30096
(770) 279-3100
(Name, address and telephone number of agent for service)

______________________________________________________

with copies to:
Leslie J. Croland, Esq.
Edwards Angell Palmer & Dodge LLP
350 East Las Olas Blvd., Suite 1150
Fort Lauderdale, Florida 33334-3607
(954) 727-2600
______________________________________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

______________________________________________________

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.001 par value per share	27,062,914	$4.75	$128,548,841.50	$13,754.73

(1)
Includes up to (i) 1,012,916 shares of the Registrant's common stock; (ii) 11,666,666 shares of the Registrant's common stock issuable upon conversion of Series A-1 Convertible Preferred Stock; (iii) 500,000 shares of the Registrant's common stock issuable upon exercise of options granted to two of the Registrant's directors; and (iv) 13,883,332 shares of the Registrant’s common stock issuable upon exercise of warrants issued to the Selling Stockholders, as defined in the accompanying prospectus, on various dates. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of Registrant’s common stock may be issued or issuable as a result of a stock split, stock dividend or other distribution declared at any time by the Registrant while this registration statement is in effect, this registration statement is hereby deemed to cover all such additional shares of common stock.

(2)
These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act. The registration fee has been calculated in accordance with Rule 457(c) based upon the last reported sale price of the Registrant’s common stock reported on the Over-the-Counter Bulletin Board on January 30, 2006.

 ______________________________________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED February 3, 2006

PROSPECTUS
SmartVideo Technologies, Inc.

27,062,914 Shares of
Common Stock

_______________________________________

This prospectus relates to the resale, from time to time, of up to 27,062,914 shares of our common stock, by the selling stockholders named in this prospectus in the section “Selling Stockholders,” including their pledgees, donees, assignees and successors-in-interest, whom we collectively refer to in this document as the “Selling Stockholders.” We completed a private placement transaction pursuant to which we issued to the Selling Stockholders an aggregate of (i) 10,666,666 shares of Series A-1 Convertible Preferred Stock (the “Preferred Stock”) and (ii) warrants to purchase up to an aggregate 13,333,332 shares of common stock (the “Private Placement Warrants”). In exchange for loans made to the Company, we isssued warrants to purchase up to an aggregate of 250,000 shares of common stock to two of the Selling Stockholders (the “Loan Warrants”).   In connection with the settlement of an arbitration, we issued 1,000,000 shares of Preferred Stock to two of the Selling Stockholders. In connection with a consulting agreement, we issued warrants to purchase up to 300,000 shares of our common stock (together with the Private Placement Warrants and the Loan Warrants, the “Warrants”). In connection with their service on the Company's board of directors, we granted options to purchase up to 250,000 shares of our common stock to each of Michael E. Criden and Glenn H. Singer. We also issued 1,012,916 shares of common stock to four of the Selling Stockholders in other transactions. The common stock being offered in this prospectus includes shares to be issued upon conversion of the Preferred Stock or pursuant to the exercise of the Warrants. The common stock offered by this prospectus shall be adjusted to cover any additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions. We will not receive any of the proceeds from the sale of any of the shares covered by this prospectus. References in this prospectus to “the Company,” “we,” “our,” and “us” refer to SmartVideo Technologies, Inc.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “SMVD.” On January 20, 2006, the last reported sale price for our common stock was $5.20 per share.

An investment in shares of our common stock involves a high degree of risk. You should carefully consider the “Risk Factors” beginning on page 4 before you decide whether to invest in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2006

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information.

We have not authorized the Selling Stockholders to make an offer of these shares of common stock in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

-i-

FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including the information incorporated by reference into this prospectus, includes forward-looking statements as defined in the Private Securities Reform Act of 1995. These forward looking statements are often identified by words such as “may,”“will,”“expect,”“intend,”“anticipate,”“believe,”“estimate,”“continue,”“plan” and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including but not limited to:

•	significant uncertainty inherent in the mobile entertainment services industry;

•
we face intense and increasing competition from the telecommunications industry and the satellite and cable television industry; new competitors are likely to emerge and new technologies may further increase competition;

•	our programming costs may increase beyond our current expectations and we may be unable to obtain or renew programming agreements on acceptable terms or at all;

•
we are heavily dependent on complex information technologies and their support infrastructures; weaknesses in our information technology systems could have an adverse impact on our business; we may have difficulty attracting and retaining qualified personnel to maintain our information technology infrastructure;

•	our ability to obtain future financing or funds when needed;

•	our ability to successfully obtain a diverse customer base;

•	our ability to protect our intellectual property through patents, trademarks, copyrights and confidentiality agreements;

•	our ability to attract and retain a qualified employee base;

•	our ability to respond to new developments in technology and new applications of existing technology before our competitors;

•
our ability to develop, maintain and enhance our strategic relationships with wireless carriers, Multi-Service Operators (MSO’s), handset manufacturers and distributors, key streaming media technology companies and content providers;

•	acquisitions, business combinations, strategic partnerships, divestures, and other significant transactions may involve additional uncertainties;

•	our ability to maintain and execute a successful business strategy; and

•	we may face other risks described from time to time in periodic and current reports we file with the United States Securities and Exchange Commission (“SEC”).

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, or factors we are unaware of, may cause actual results to differ materially from those contained in any forward-looking statements.

PROSPECTUS SUMMARY

The Company

Incorporated in 1984, we are a media distribution services company and are in the business of obtaining the rights to video and television content for the mobile handset market and delivering the video content to mobile subscribers for a monthly subscription fee or a portion of the associated advertising revenue. We anticipate that we will also be providing managed services for network operators (carriers) and for major content owners/distributors. We intend to expand our market opportunity by ultimately delivering video services to all forms of devices capable of receiving an Internet Protocol, or IP, data stream and having this data stream rendered into visible images on displays.

We specialize in distribution of high-quality video and television programming through devices connected to the Internet. We are currently focused on distribution to consumers with mobile display devices, cell phones and PDAs; connected to the Internet via cellular data networks and Wi-Fi.  We have recently made announcements concerning distribution agreements with carriers, and we anticipate additional similar announcements in the future.  We have established an inventory of video and television programming, including both video-on-demand short-form clips and linear programming, like 24-hour news channels.

We have also developed a business to deliver digital media and multimedia content and presentations to the corporate, educational and governmental sectors, and business-to-business market. However, we have determined that it is in our best interest to focus our efforts on the entertainment and broad-based communications arena. We believe this arena represents the best opportunity for growth. We believe the business-to-business market is highly fragmented with only a limited opportunity for consolidation at this time. We do not expect the business-to-business market to contribute in any significant way to our revenues through 2006.

Our market opportunities have been limited by the requirement that a compatible mobile device include a Microsoft Windows Media Player or a Real Networks media player.  We expect to announce support for additional devices that do not include the Windows Media Player or the Real Networks media player. This should greatly expand our market opportunities and is expected to include many of the most popular consumer handsets.

Recent Development

Effective as of October 31, 2005, we entered into a securities purchase agreement with 60 accredited investors. Under the terms of this agreement, we obtained $8 million in gross proceeds from a private placement of 10,666,666 shares of Series A-1 Convertible Preferred Stock, 5-year warrants exercisable at $1.75 per share to purchase up to 10,666,666 shares of common stock and 5-year warrants exercisable at $2.00 per share to purchase up to 2,666,666 shares of common stock.

On November 21, 2005, we completed the first closing under the agreement and issued to the investors 5,333,333 shares of Preferred Stock, 5-year warrants exercisable at $1.75 per share to purchase up to 5,333,333 shares of common stock and 5-year warrants exercisable at $2.00 per share to purchase up to 1,333,333 shares of common stock. In consideration for the issuance of such securities, we received gross proceeds of $4 million. We have agreed to register our shares of common stock underlying the Preferred Stock and the warrants issued to the investors.

On December 2, 2005, the investors waived the conditions to complete the second closing under the securities purchase agreement. As a result, we issued to the investors, for aggregate gross proceeds of $4 million, an additional 5,333,333 shares of the Preferred Stock, 5-year warrants exercisable at $1.75 per share to purchase 5,333,333 shares of the our common stock and 5-year warrants exercisable at $2.00 per share to purchase 1,333,333 shares of our common stock.

Each share of Preferred Stock shall be convertible without the payment of additional consideration by the holder thereof into such number of fully paid and nonassessable shares of common stock as is determined by dividing $0.75 by the Series A-1 Conversion Price (as defined below) in effect at the time of conversion. The “Series A-1 Conversion Price” shall initially be $0.75.  Such initial Series A-1 Conversion Price is subject to certain adjustments in accordance with the terms set forth in the Company’s Certificate of Designation as filed with the Secretary of the State of Delaware on November 2, 2005. The conversion price of the Preferred Stock is subject to a weighted average price adjustment as provided in the Certificate of Designation and the respective exercise prices of the warrants are subject to full ratchet adjustment.

Contemporaneously with the first closing under the agreement, Glenn H. Singer and Michael E. Criden, Esq. were appointed to our board of directors. Since 1994, Mr. Criden has been a partner at Hanzman & Criden, P.A., a South Florida law firm that devotes much of its practice to class action and complex commercial litigation. Mr. Singer is currently the mayor of Golden Beach, Florida. Mr. Singer and his partner founded Florida-based National Business Solutions, an employee-leasing company, which was acquired in 1996 by Paychex.

The Offering

This prospectus relates to the offer and sale from to time to time of up to 27,062,914 shares of our common stock by the Selling Stockholders. Of the shares registered for resale through this prospectus, 24,249,998 are issuable in connection with the first and second closings of our private placement as follows: (a) 10,666,666 shares are issuable upon conversion of the Preferred Stock sold to investors in the private placement, (b) 10,666,666 shares are issuable upon exercise of warrants, exercisable for a period of five years at a price of $1.75 per share, sold to investors in the private placement, and (c) 2,666,666 shares are issuable upon exercise of a warrant, exercisable for a period of five years at a price of $2.00 per share, sold to investors in the private placement. Of the remaining shares registered for sale through this prospectus, (a) 100,000 shares are issuable upon exercise of warrants, exercisable for a period of five years at a price of $2.00 per share, issued to Michael E. Criden in connection with certain loans to the Company in September and October 2005; (b) 150,000 shares are issuable upon exercise of warrants, exercisable for a period of five years at a price of $2.00 per share, issued to GHS Holdings Limited Partnership, a company controlled by Glenn H. Singer, in connection with certain loans to the Company in September, October and November 2005; (c) 1,000,000 shares are issuable upon conversion of Preferred Stock issued in settlement of an arbitration; (d) 300,000 shares are issuable upon exercise of warrants, exercisable for ten years at the lower of $3.00 per share or an amount determined by a formula continued in such warrants, issued to Growth Consultants, LLC in connection with a consulting agreement between the Company and Growth Consultants, LLC;  (e) an aggregate of 500,000 shares are issuable upon exercise of options to purchase our common stock issued to two of our directors; and (f) 1,012,916 shares are outstanding common stock.

The Selling Stockholders may sell these shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of shares by the Selling Stockholders.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and related notes.

Independent Auditor’s Report Contains Going Concern Qualification; Losses From Operations; Accumulated Deficit

The report of our independent registered public accounting firm for the fiscal year ended December 31, 2004 contains an explanatory paragraph which states that we have suffered recurring losses from operations and a working capital deficiency that raise substantial doubt about our ability to continue as a going concern. At December 31, 2004, we had an accumulated deficit of approximately $12,213,500 and a working capital deficit of approximately $1,305,500. We have incurred substantial net losses of $3,859,141 and $6,792,930 for the years ended December 31, 2003 and 2004, respectively.

As of and for the nine months ended September 30, 2005, we had an accumulated deficit of approximately $22,870,000, a loss from operations of $10,461,000 and cash flows used in operations of approximately $3,686,000. Our ability to continue our operations is contingent upon obtaining additional financing and attaining profitable operations.

Proceeds received from the March 2005 private placement were used for the acquisition of programming rights, marketing and sales initiatives, and further improvements to our technology, as well as increase staffing levels to support these marketing and technology efforts, all of which will adversely affect operating results until revenues from sales of our services reach a level at which operating costs can be supported. In our efforts to strengthen our marketing and sales initiatives of the distribution of our services, it is critical that we obtain distribution partners in order to begin generating revenues.

We do not expect to generate cash flows from operating activities during 2006 sufficient to offset our operating expenditures. Our operations to date have been financed primarily through sales of our securities. We anticipate, based on our currently proposed plans and assumptions relating to operations, that the net proceeds from the closings of our most recent financings in November and December 2005, together with revenues generated from operations, will not be sufficient to meet our cash requirements for working capital and capital expenditures through December 31, 2006. As a result, it will be necessary for us to secure additional financing to support our operations. There can be no assurance that we will be able to obtain such financing on acceptable terms, or at all. If adequate funds are not available or not available on acceptable terms, we will be unable to continue as a going concern. We currently have no commitments for any additional capital.

Risks Related To Our Industry

We have a limited operating history, making it difficult for you to evaluate our business and your investment.

We formally launched our Internet based products and services in 2003. We have earned only minimal revenues from these services. The revenue received from these services is presently insufficient to generate positive cash flows from our operations. We have a very limited operating history upon which you may evaluate our operations and future prospects, as well as limited insights into emerging trends that may affect our business. Additionally, the income potential of our business and from our markets is unproven. Because of the emerging nature of the industry, our executives have limited experience in it. As a young company operating in an emerging market, we face risks and uncertainties relating to our ability to implement our business plan successfully. Our future revenues and success depend significantly upon acceptance of our mobile entertainment services and the mobile entertainment industry as a whole. Our future revenues and success also depend on the development of revenue growth from our services. Our ability to successfully introduce new services and the expected benefits to be obtained from these new services may be adversely affected by a number of factors, such as unforeseen costs and expenses, technological changes, economic downturns, competitive factors or other events beyond our control. We expect to incur operating losses in fiscal 2006 and cannot assure you that we will successfully market any services, or operate profitably in the future.

Our quarterly financial results will continue to fluctuate making it difficult to forecast our operating results.

Our quarterly operating results have fluctuated in the past and we expect our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are beyond our control, including:

•	variability in demand and usage for our product and services;

•	market acceptance of new and existing services offered by us, our competitors and potential competitors; and

•	governmental regulations affecting the use of the Internet, including regulations concerning intellectual property rights and security features.

Our current and future levels of expenditures are based primarily on our growth plans and estimates of expected future revenues. Such expenditures are primarily fixed in the short term and our sales cycle can be lengthy. Accordingly, we may not be able to adjust spending or generate new revenue sources timely to compensate for any shortfall in revenues. If our operating results fall below the expectation of investors, our stock price will likely decline significantly. In addition, potential fluctuations in our operating results could lead to fluctuations in the market price for our common stock.

Because we expect to continue incurring net losses, we may not be able to implement our business strategy and the price of our stock may decline.

As of December 31, 2004 and as of September 30, 2005, we had an accumulated deficit of approximately $12,213,500 and $22,870,000, respectively. We have incurred net losses quarterly from inception through September 30, 2005, and we expect to continue to incur net losses for the foreseeable future.

Accordingly, our ability to operate our business and implement our business strategy may be hampered by negative cash flows in the future, and the value of our stock may decline as a result. Our capital requirements may vary materially from those currently planned if, for example, we incur unforeseen capital expenditures or, unforeseen operating expenses or make investments to maintain our competitive position. If this is the case, we may have to delay or abandon some or all of our development plans or otherwise forego market opportunities. We will need to generate significant additional revenues to be profitable in the future and we may not generate sufficient revenues to be profitable on either a quarterly or annual basis in the future. To address the risks and uncertainties facing our business strategy, we must, among other things:

•	achieve broad customer adoption and acceptance of our products and services;

•	successfully raise additional capital in the future;

•	successfully integrate, leverage and expand our sales force;

•	successfully scale our current operations;

•	implement and execute our business and marketing strategies;

•	address intellectual property rights issues that affect our business;

•	develop and maintain strategic relationships to enhance the development and marketing our existing and new products and services; and

•	respond to competitive developments in the mobile entertainment services industry.

We may not be successful in achieving any or all of these business objectives in a cost-effective manner, if at all, and the failure to achieve these could have a serious adverse impact on our business, results of operations and financial position. Each of these objectives may require significant additional expenditures on our part. Even if we ultimately do achieve profitability, we may not be able to sustain or increase profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our failure to respond to rapid changes in technology and its applications and intense competition in the mobile entertainment services industry products could make our services obsolete.

The mobile entertainment services industry is subject to rapid and substantial technological development and product innovations. To be successful, we must respond to new developments in technology, new applications of existing technology and new treatment methods. Our response may be stymied if we require, but cannot secure, rights to essential third-party intellectual property. We compete against numerous companies offering alternative systems to ours, some of which have greater financial, marketing and technical resources to utilize in pursuing technological development. Our financial condition and operating results could be adversely affected if our mobile entertainment services fail to compete favorably with these technological developments, or if we fail to be responsive on a timely and effective basis to competitors’ new or price strategies.

Our success is dependent on the performance and retention of our executive officers, consultants and key employees.

Our business and operations are substantially dependent on the performance of our executive officers and key employees, including Richard E. Bennett, Jr., William R. Dunavant, Scott Hughes and Ronald A. Warren, all of whom are employed on an at-will basis and have worked together for only a relatively short period of time. We do not maintain “key person” life insurance on any of our executive officers. The loss of one or several executives could seriously harm our business. Any reorganization or reduction in the size of our employee base could harm our ability to attract and retain other valuable employees critical to the success of our business.

Our mobile entertainment services and any of our future services may fail to gain market acceptance, which would adversely affect our competitive position.

We have not conducted any independent studies with regard to the feasibility of our proposed business plan, present and future business prospects and capital requirements. We have generated limited commercial distribution for our mobile entertainment services. Our services may fail to gain market acceptance and our infrastructure to enable such expansion is still limited. Even if adequate financing is available and our services are ready for market, we cannot assure you that our services will find sufficient acceptance in the marketplace to fulfill our long and short-term goals. Failure of our services to achieve market acceptance would have a material adverse effect on our business, financial condition and results of operations.

We depend on a limited number of customers and distribution channels for a majority of our revenues so the loss of, or delay in payment from, one or a small number of customers or distribution channel partners could have a significant impact on our revenues and operating results.

A limited number of customers have accounted for a majority of our revenues and may continue to do so for the foreseeable future. Additionally, a majority of our 2004 revenues were from related parties. During 2004, five of our customers accounted for approximately 75% of our revenues. During 2005, we experienced a shift from a business-to-business model to a subscription-based model reducing much of our reliance on revenues from related parties. We are in the process of developing relationships with distribution channel partners to increase the size of our customer base. We cannot successfully accomplish our business objectives by relying solely on our existing customer base. If we are unsuccessful in increasing and broadening our customer base, our ability to maintain and grow our business will suffer.

Average selling prices of our products and services may decrease, which may harm our gross margins.

The average selling prices of our products and services may be lower than expected as a result of competitive pricing pressures and promotional programs. We expect to experience pricing pressure and anticipate that the average selling prices and gross margins for our products may decrease over product life cycles. We may not be successful in developing and introducing on a timely basis new products with enhanced features and services that can be sold at higher gross margins.

We may face third party intellectual property infringement claims and other related claims that could severely impact our business.

We may be liable or alleged to be liable to third parties for video, music, software, and other content that we encode, distribute, or make available to our customers:

•	If the content or the performance of our services violates third party copyright, trademark, or other intellectual property rights;

•	If our customers violate the intellectual property rights of others by providing content to us or by having us perform digital media services; or

•	If content that we encode or otherwise handle for our customers is deemed obscene, indecent, or defamatory.

Any alleged liability could damage our business by damaging our reputation, requiring us to incur legal costs in defense, exposing us to awards of damages and costs and divert management’s attention, all which could have an adverse effect on our business, results of operations and financial condition. Our customers generally agree to hold us harmless from claims arising from their failure to have the right to encode or distribute multimedia software and other content given to us for that purpose. However, customers may contest this responsibility or not have sufficient resources to defend claims and we have limited insurance coverage for claims of this nature.

Because we host, stream and deploy audio and video content on or from our Web sites for customers and provide services related to digital media content, we face potential liability or alleged liability for negligence, infringement of copyright, patent, or trademark rights, defamation, indecency and other claims based on the nature and content of the materials. Claims of this nature have been brought and sometimes successfully pressed, against content distributors. In addition, we could be exposed to liability with respect to the unauthorized duplication of content or unauthorized use of other parties’ proprietary technology. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage or any alleged liability could harm our business.

We cannot be certain that third parties will not claim infringement by us with respect to past, current, or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. In addition, these risks are difficult to quantify in light of the continuously evolving nature of laws and regulations governing the Internet. Any claim relating to proprietary rights, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements, and we cannot assure you that we will have adequate insurance coverage or that royalty or licensing agreements will be made available on terms acceptable to us or at all.

We cannot be certain that we will be able to protect our intellectual property, which could harm our business.

Our intellectual property is critical to our business, and we seek to protect our intellectual property through copyrights, trademarks, patents, trade secrets, confidentiality provisions in our customer, supplier, potential investors, and strategic relationship agreements, nondisclosure agreements with third parties, and invention assignment agreements with our employees and contractors. We cannot assure you that measures we take to protect our intellectual property will be successful or that third parties will not develop alternative solutions that do not infringe upon our intellectual property.

Further, we plan to offer our mobile entertainment services and applications to customers worldwide including customers in foreign countries that may offer less protection for our intellectual property than the United States. Our failure to protect against misappropriation of our intellectual property, or claims that we are infringing the intellectual property of third parties could have a negative effect on our business, revenues, financial condition and results of operations.

We will rely on strategic relationships to promote our services and for access to licensed technology; if we fail to develop, maintain or enhance these relationships, our ability to serve our customers and develop new services and applications could be harmed.

Our ability to provide our services to users of multiple technologies and platforms depends significantly on our ability to develop, maintain or enhance our strategic relationships with wireless carriers, handset distributors, key streaming media technology companies and content providers. We will rely on these relationships for licensed technology and content. Obtaining comprehensive multimedia content licenses is challenging, as doing so may require us to obtain copyright licenses with various third parties in the fragmented multimedia recording and publishing industries. These copyrights often address differing activities related to the delivery of digital media, including reproduction and performance, some of which may require separate licensing arrangements from various rights holders such as publishers, content providers, artists and record labels. The effort to obtain the necessary rights by such third parties is often significant, and could disrupt, delay, or prevent us from executing our business plans. Because of the large number of potential parties from which we must obtain licenses, we may never be able to obtain a sufficient number of licenses to allow us to provide services that will meet our customers’ expectations.

Due to the evolving nature of our industry, we will need to develop additional relationships to adapt to changing technologies and standards and to work with newly emerging companies with whom we do not have pre-existing relationships. We cannot be certain that we will be successful in developing new relationships or that our partners will view these relationships as significant to their own business, or that our partner will continue their commitment to us in the future. If we are unable to maintain or enhance these relationships, we may have difficulty strengthening our technology development and increasing the adoption of our brand and services.

Competition may decrease our market share, revenues, and gross margins.

We face intense and increasing competition in the multimedia broadcast market. If we do not compete effectively or if we experience reduced market share from increased competition, our business will be harmed. In addition, the more successful we are in the emerging market for multimedia broadcast services, the more competitors are likely to emerge. We believe that the principal competitive factors in our market include:

•	service functionality, quality and performance;

•	ease of use, reliability and security of services;

•	establishing a significant base of customers and distribution partners;

•	ability to introduce new services to the market in a timely manner;

•	customer service and support; and

•	pricing.

Although we do not currently compete against any one entity with respect to all aspects of multimedia broadcast products and services, there are various competitors that provide various products and services in the following categories:

•	collaboration, which provides for document and application sharing as well as user interactivity,

•	live video and streaming multimedia,

•	hosted services,

•	training, which provides e-learning applications, and

•	on-premise software.

There are a number of companies, such as Verizon, Sprint and MobiTV, that provide outsourced digital media services. As the multimedia broadcast market continues to develop, we expect to see increased competition from traditional telecommunication service providers or resellers of those services. We also face competition from the in-house encoding services, streaming networks and content management systems and encoding services.

All of our competitors have substantially more capital, longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. These competitors may also engage in more extensive development of their technologies, adopt more aggressive pricing policies and establish more comprehensive marketing and advertising campaigns than we can. Our competitors may develop products and service offerings that we do not offer or that are more sophisticated or more cost effective than our own. For these and other reasons, our competitors’ products and services may achieve greater acceptance in the marketplace than our own, limiting our ability to gain market share and customer loyalty and to generate sufficient revenues to achieve a profitable level of operations. Our failure to adequately address any of the above factors could harm our business and operating results.

Our industry is experiencing consolidation that may intensify competition.

The multimedia broadcast services industries are undergoing substantial change that has resulted in increasing consolidation and a proliferation of strategic transactions. Many companies in these industries have been going out of business or are being acquired by larger entities. As a result, we are increasingly competing with larger competitors that have substantially greater resources than we do. We expect this consolidation and strategic partnering to continue. Acquisitions or strategic relationships could harm us in a number of ways. For example:

•
competitors could acquire or enter into relationships with companies with which we have strategic relationships and discontinue our relationship, resulting in the loss of distribution opportunities for our products and services or the loss of certain enhancements or value-added features to our products and services;

•
competitors could obtain exclusive access to desirable multimedia content and prevent that content from being available in certain formats, thus decreasing the use of our products and services to distribute and experience the content that audiences most desire, and hurting our ability to attract customers;

•	a competitor could be acquired by a party with significant resources and experience that could increase the ability of the competitor to compete with our products and services; and

•
other companies with related interests could combine to form new, formidable competition, which could preclude us from obtaining access to certain markets or content; or which could dramatically change the market for our products and services.

Any of these results could put us at a competitive disadvantage that could cause us to lose customers, revenue and market share. They could also force us to expend greater resources to meet the competitive threat, which could also harm our operating results.

If we fail to enhance our existing services and product applications or develop and introduce new multimedia broadcast services, applications and features in a timely manner to meet changing customer requirements and emerging industry trends or standards, our ability to grow our business will suffer.

The market for multimedia broadcast service solutions is characterized by rapidly changing technologies and short product life cycles. These market characteristics are heightened by the emerging nature of the Internet and the continuing trend of companies from many industries to offer Internet-based applications and services. The widespread adoption of the new Internet, networking, streaming media, or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our operating practices or infrastructure. Our future success will depend in large part upon our ability to:

•	identify and respond to emerging technological trends in the market;
.
•	enhance our products by adding innovative features that differentiate our digital media services and applications from those of our competitors;

•	Acquire and license leading technologies;

•	bring multimedia broadcast services and applications to market and scale our business on a timely basis at competitive prices; and

•	respond effectively to new technological changes or new product announcements by others.

We will not be competitive unless we continually introduce new services and applications or enhancements to existing services and applications that meet evolving industry standards and customer needs. In the future, we may not be able to address effectively the compatibility and operability issues that arise as a result of technological changes and evolving industry standards. The technical innovations required for us to remain competitive are inherently complex, require long development schedules and are dependent in some cases on sole source suppliers. We will be required to continue to invest in research and development in order to attempt to maintain and enhance our existing technologies and products, but we may not have the funds available to do so. Even if we have sufficient funds, these investments may not serve the needs of customers or be compatible with changing technological requirements or standards. Most development expenses must be incurred before the technical feasibility or commercial viability of new or enhanced services and applications can be ascertained. Revenue from future services and applications or enhancements to services and applications may not be sufficient to recover the associated development costs.

The technology underlying our services and applications is complex and may contain unknown defects that could harm our reputation, result in product liability or decrease market acceptance of our services and applications.

The technology underlying our multimedia broadcast services and applications is complex and includes software that is internally developed and software licensed from third parties. These software products may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. We may not discover software defects that affect our current or new services and applications or enhancements until after they are sold. Furthermore, because our digital media services are designed to work in conjunction with various platforms and applications, we are susceptible to errors or defects in third-party applications that can result in a lower quality product for our customers. Because our customers depend on us for digital media management, any interruptions could:

•	damage our reputation;

•	cause our customers to initiate product liability suits against us;

•	increase our product development resources;

•	cause us to lose revenues; and

•	delay market acceptance of our digital media services and applications.

Our business will suffer if our systems fail or our third-party facilities become unavailable.

A reduction in the performance, reliability and availability of our systems and network infrastructure may harm our ability to distribute our products and services to our customers and other users, as well as harm our reputation and ability to attract and retain customers and content providers. Our systems and operations are susceptible to, and could be damaged or interrupted by, outages caused by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. We may not have any redundancy in our Internet multimedia broadcasting facilities and therefore any damage or destruction to these would significantly harm our multimedia broadcasting business. Our systems are also subject to human error, security breaches, power losses, computer viruses, break-ins, “denial of service” attacks, sabotage, intentional acts of vandalism and tampering designed to disrupt our computer systems, Web sites and network communications. This could lead to slower response times or system failures.

Our operations also depend on receipt of timely feeds from our content providers, and any failure or delay in the transmission or receipt of such feeds could disrupt our operations. We also depend on Web browsers, ISPs and online service providers to provide access over the Internet to our product and service offerings. Many of these providers have experienced significant outages or interruptions in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. These types of interruptions could continue or increase in the future.

Our digital distribution activities are managed by sophisticated software and computer systems. We must continually develop and update these systems over time as our business and business needs grow and change, and these systems may not adequately reflect the current needs of our business. We may encounter delays in developing these systems, and the systems may contain undetected errors that could cause system failures. Any system error or failure that causes interruption in availability of products or content or an increase in response time could result in a loss of potential or existing business services, customers, users, advertisers or content providers. If we suffer sustained or repeated interruptions, our products, services and Web sites could be less attractive to such entities or individuals and our business could be harmed.

Significant portions of our business are dependent on providing customers with efficient and reliable services to enable customers to broadcast content to large audiences on a live or on-demand basis. Our operations are dependent in part upon transmission capacity provided by third-party telecommunications network providers. Any failure of such network providers to provide the capacity we require may result in a reduction in, or interruption of, service to our customers. If we do not have access to third-party transmission capacity, we could lose customers and, if we are unable to obtain such capacity on terms commercially acceptable to us our business and operating results could suffer.

Our computer and communications infrastructure is located at a single leased facility in Atlanta, Georgia. We do not have fully redundant systems, and we may not have adequate business interruption insurance to compensate us for losses that may occur from a system outage. Despite our efforts, our network infrastructure and systems could be subject to service interruptions or damage and any resulting interruption of services could harm our business, operating results and reputation.

Government regulation could adversely affect our business prospects.

We do not know with certainty how existing laws governing issues such as property ownership, copyright and other intellectual property issues, taxation, illegal or obscene content, and retransmission of media, personal privacy and data protection will apply to the Internet or to the distribution of multimedia and other proprietary content over the Internet. Most of these laws were adopted before the advent of the Internet and related technologies and therefore do not address the unique issues associated with the Internet and related technologies. Depending on how these laws developed and are interpreted by the judicial system, they could have the effect of:

•	limiting the growth of the Internet;

•	creating uncertainty in the marketplace that could reduce demand for our products and services;

•	increasing our cost of doing business;

•	exposing us to significant liabilities associated with content distributed or accessed through our products or services; or

•	leading to increased product and applications development costs, or otherwise harm our business.

Specifically with respect to one aspect of copyright law, on October 28, 1998, the Digital Millennium Copyright Act (or “DMCA”) was enacted. The DMCA includes statutory licenses for the performance of sound recordings and for the making of recordings to facilitate transmissions. Under these statutory licenses, depending on our future business activities, we and our customers may be required to pay licensing fees in connection with digital sound recordings we deliver or our customers provide on their Web site and through retransmissions of radio broadcasts and/or other audio content. A Copyright Arbitration Royalty Panel has determined that, for eligible non-subscription services, sound recording performance rates should be $0.0014 per performance for the period October 1998-2000, with a surcharge of 9% of the total performance fee for the ephemeral copies used to facilitate such performances. However, that decision is subject to review and revision by the U.S. Copyright Office, and several appeal petitions have been filed. Furthermore, the Copyright Office’s review is subject to an appeal to a Federal Court of Appeals. The fees for the same types of transmissions offered on a subscription basis have not been determined and will be the subject of another Copyright Arbitration Royalty Panel proceeding, as will fees for digital phono-record deliveries pursuant to the “mechanical license” provisions of the U.S. Copyright Act. Depending on the rates and terms adopted for the statutory licenses, our business could be harmed both by increasing our own cost of doing business, and by increasing the cost of doing business for our customers.

Because of this rapidly evolving and uncertain regulatory environment, both domestically and internationally, we cannot predict how existing or propose laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing digital music. These laws and regulations could harm us by subjecting us to liability or forcing us to change our business.

Risks Related to the Offering

Our stock price has been and continues to be volatile.

The market price for our common stock could fluctuate due to various factors. These factors include:

•	announcements regarding developments in our business, acquisitions and financing transactions;

•	announcements by us or our competitors of new contracts, technological innovations or new products;

•	changes in government regulations;

•	fluctuations in our quarterly and annual operating results; and

•	general market conditions.

In addition, the stock markets have, in recent years, experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic conditions, have adversely affected, and may continue to adversely affect, the market price of our common stock.

We need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we will be unable to execute our business plan and current stockholders may experience significant dilution.

As of December 30, 2005, we had approximately $5,842,000 in cash. We believe that the current cash and cash equivalents will not be sufficient to meet our anticipated cash needs for working capital and capital expenditures through December 31, 2006. We intend to secure substantial additional financing to meet our future capital needs to finance the development and marketing of our existing and future services. There can be no assurance that we will be able to obtain such financing on acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to pursue our business objectives or remain in operation. This inability could seriously harm our business, results of operations and financial condition.

If we do not secure substantial additional funding to meet our capital needs, we may have to issue additional shares of common stock. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our current stockholders will be reduced and these securities may have rights and preferences superior to that of our current stockholders. If we raise capital through debt financing, we may be forced to accept restrictions affecting our liquidity, including restrictions on our ability to incur additional indebtedness or pay dividends.

RECENT DEVELOPMENTS

Effective as of October 31, 2005, we entered into a securities purchase agreement with 60 accredited investors. Under the terms of this agreement, we obtained $8 million in gross proceeds from a private placement of 10,666,666 shares of the Preferred Stock, 5-year warrants exercisable at $1.75 per share to purchase up to 10,666,666 shares of common stock and 5-year warrants exercisable at $2.00 per share to purchase up to 2,666,666 shares of common stock.

On November 21, 2005, we completed the first closing under the agreement and issued to the investors 5,333,333 shares of the Preferred Stock, 5-year warrants exercisable at $1.75 per share to purchase up to 5,333,333 shares of common stock and 5-year warrants exercisable at $2.00 per share to purchase up to 1,333,333 shares of common stock. In consideration for the issuance of such securities, we received gross proceeds of $4 million.

On December 2, 2005, the investors waived the conditions to complete the second closing under the securities purchase agreement. As a result, we issued to the investors, for aggregate gross proceeds of $4,000,000, an additional 5,333,333 shares of the Preferred Stock, 5-year warrants exercisable at $1.75 per share to purchase 5,333,333 shares of the our common stock and 5-year warrants exercisable at $2.00 per share to purchase 1,333,333 shares of our common stock. We have agreed to register our shares of common stock underlying the Preferred Stock and the Warrants issued to the investors.

Each share of Preferred Stock shall be convertible without the payment of additional consideration by the holder thereof into such number of fully paid and nonassessable shares of common stock as is determined by dividing $0.75 by the Series A-1 Conversion Price in effect at the time of conversion. Such Series A-1 Conversion Price is subject to certain adjustments in accordance with the terms set forth in the Company’s Certificate of Designation as filed with the Secretary of the State of Delaware on November 2, 2005. The conversion price of the Preferred Stock is subject to a weighted average price adjustment as provided in the Certificate of Designation and the respective exercise prices of the warrants are subject to full ratchet adjustment.

Contemporaneously with the first closing under the agreement, Glenn H. Singer and Michael E. Criden, Esq. were appointed to our board of directors. Since 1994, Mr. Criden has been a partner at Hanzman & Criden, P.A., a South Florida law firm that devotes much of its practice to class action and complex commercial litigation. Mr. Singer is currently the mayor of Golden Beach, Florida. Mr. Singer and his partner founded Florida-based National Business Solutions, an employee-leasing company, which was acquired in 1996 by Paychex.

USE OF PROCEEDS

Any net proceeds from any sale of shares of our common stock covered by this prospectus will be received by the Selling Stockholders. We will not receive any proceeds from the sale of shares by the Selling Stockholders.

SELLING STOCKHOLDERS

Of the shares of our common stock registered for public resale pursuant to this prospectus and listed under the column “Shares Available for Sale Under This Prospectus” on the table set forth below, (1) 24,249,998 shares are issuable in connection with the first and second closing of our private placement as follows: (a) 10,666,666 shares are issuable upon conversion of the Preferred Stock sold to investors in the private placement, (b) 10,666,666 shares are issuable upon exercise of warrants, exercisable for a period of five years at a price of $1.75 per share, sold to investors in the private placement, and (c) 2,666,666 shares are issuable upon exercise of a warrant, exercisable for a period of five years at a price of $2.00 per share, sold to investors in the private placement; (2) 100,000 shares are issuable upon exercise of warrants, exercisable for a period of five years at a price of $2.00 per share, issued to Michael E. Criden in connection with certain loans to the Company in September and October 2005; (3) 150,000 shares are issuable upon exercise of warrants, exercisable for a period of five years at a price of $2.00 per share, issued to GHS Holdings Limited Partnership, a company controlled by Glenn H. Singer, in connection with certain loans to the Company in September, October and November 2005; (4) 1,000,000 shares are issuable upon conversion of Preferred Stock issued in settlement of an arbitration; (5) 300,000 shares are issuable upon exercise of warrants, exercisable for ten years at the lower of $3.00 per share or an amount determined by a formula contained in such warrants, issued to Growth Consultants, LLC in connection with a consulting agreement between the Company and Growth Consultants, LLC; (6) 500,000 shares are issuable upon exercise of options issued to two of our directors; and (7) 1,012,916 shares are outstanding common stock. The conversion price of the Preferred Stock is subject to a weighted average price adjustment as provided in the Certificate of Designation and the respective exercise prices of the Warrants are subject to full ratchet adjustment. The private placements were completed on November 21, 2005 and December 2, 2005, respectively. These shares of our common stock are included in this prospectus pursuant to registration rights we granted in connection with our private placements and the warrants issued to Mr. Criden and GHS Holdings Limited Partnership.

The following table presents information as of January 20, 2006 and sets forth the number of shares beneficially owned by each of the Selling Stockholders as of the date of this prospectus. We are not able to estimate the amount of shares that will be held by each Selling Stockholder after the completion of this offering because: (1) the Selling Stockholders may sell less than all of the shares registered under this prospectus; (2) the Selling Stockholders may convert less than all of their Preferred Stock; (3) the Selling Stockholders may exercise less than all of their warrants; and (4) to our knowledge, the Selling Stockholders currently have no agreements, arrangements or understandings with respect to the sale of any of their shares. The following table assumes that all of the shares of Preferred Stock will be converted and all of the Warrants will be exercised into common stock and all of the shares being registered pursuant to this prospectus will be sold. The Selling Stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. Except as otherwise indicated, based on information provided to us by each Selling Stockholder, the Selling Stockholders have sole voting and investment power with respect to their shares of common stock.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Before the Offering **(1)(2)(3)(4)	Percent of Common Stock Owned Before the Offering	Shares Available for Sale Under This Prospectus(1)(2)(3)	Number of Shares of Common Stock To Be Owned After Completion of the Offering	Percent of Common Stock to be Owned After Completion of the Offering
Michael E. Criden(4)	2,525,001(5)	6.0%	2,274,988	—	*
GHS Holdings Limited Partnership(4)(6)	3,100,000(5)	7.3%	2,850,000	—	*
SME Children LLP(7)	600,001	1.5%	600,001	—	*
Scott Hunter	299,999	*	299,999	—	*
Michael Puder	600,001	1.5%	600,001	—	*
Michael Cohen	149,998	*	299,999	—	*
Michael Brunnberg	450,000	1.1%	450,000	—	*
Audrey Bennati	450,000	1.1%	450,000	—	*
Dean and Jessica Goldfine	150,001	*	150,001	—	*
Doug M. Rudolph Partners Ltd.(8)	749,999	1.8%	749,999	—	*
Craig Morris/Ernie Fyrwald	299,999	*	299,999	—	*

Name of Selling Stockholder	Number of Shares of Common Stock Owned Before the Offering **(1)(2)(3)(4)	Percent of Common Stock Owned Before the Offering	Shares Available for Sale Under This Prospectus (1)(2)(3)	Number of Shares of Common Stock To Be Owned After Completion of the Offering	Percent of Common Stock to be Owned After Completion of the Offering
William Matz	600,001	1.5%	600,001	—	*
Peter Greenberg	299,999	*	299,999	—	*
BradCliff Investments, Inc.(9)	150,001	*	150,001	—	*
Todd Katz	900,000	2.2%	900,00	—	*
Apex Capital(10)	299,999	*	299,999	—	*
Jeff Hanft	299,999	*	299,999	—	*
Art Criden	150,001	*	150,001	—	*
MSG Properties LLC(11)	299,999	*	299,999	—	*
Tony Blank Family Trust(12)	299,999	*	299,999	—	*
Kevin Love	74,999	*	74,999	—	*
Dwight Richert	299,999	*	299,999	—	*
Manuel Kadre	900,000	2.2%	900,00	—	*
Jonathan Colby	600,001	1.5%	600,001	—	*
Michael Hanzman	900,000	2.2%	900,00	—	*
Jonathan Wish	74,999	*	74,999	—	*
John Accetta	225,000	*	225,000	—	*
Bryce Epstein	450,000	1.1%	450,000	—	*
Cory Waldman	74,999	*	74,999	—	*
Steven Meister	225,000	*	225,000	—	*
Kenneth Goodman	150,001	*	150,001	—	*
SCB LLC(13)	389,999	*	309,999	—	*
Andy R, Inc.(14)	299,999	*	299,999	—	*
Barry Frank	225,000	*	225,000	—	*
Bob Burstein	299,999	*	299,999	—	*
Brett Overman	600,001	1.5%	600,001	—	*
Mitchell Kline	150,001	*	150,001	—	*
Michael and Rachel Goldman	150,001	*	150,001	—	*
Michael Meister	299,999	*	299,999	—	*
Malcom Meister	150,001	*	150,001	—	*
Jay Shapiro	299,999	*	299,999	—	*
Paul B. Chaplin	299,999	*	299,999	—	*
Ronni Jill Trust(15)	225,000	*	225,000	—	*
Laurie Karen Trust(16)	225,000	*	225,000
Gary N. Itzenson	150,001	*	150,001	—	*

Name of Selling Stockholder	Number of Shares of Common Stock Owned Before the Offering **(1)(2)(3)(4)	Percent of Common Stock Owned Before the Offering	Shares Available for Sale Under This Prospectus (1)(2)(3)	Number of Shares of Common Stock To Be Owned After Completion of the Offering	Percent of Common Stock to be Owned After Completion of the Offering
Stephen and Deborah Clifford, Joint Tenants	299,999	*	299,999	—	*
Thomas Brunnberg	150,001	*	150,001	—	*
SGL Investments Limited Partnership I(17)	600,001	1.5%	600,001	—	*
Michael Levy	150,001	*	150,001	—	*
John Fels	150,001	*	150,001	—	*
Chris Damian	375,001	*	375,001	—	*
Dan Kleiman	150,001	*	150,001	—	*
Robert Rovinsky	195,001	*	195,001	—	*
Jimmy Tate	270,000	*	270,000	—	*
Lester Epstein	150,001	*	150,001	—	*
Andrew Henschel	150,001	*	150,001	—	*
Balogh Family Partnership (18)	375,001	*	375,001	—	*
Mark Levinson	299,999	*	299,999	—	*
Kenneth Bernstein	119,999	*	119,999	—	*
Barry Ross	600,001	1.5%	600,001	—	*
Chris & Renne Eilers	150,001	*	150,001	—	*
Richard Seifert	800,000	1.9%	800,000	—	*
Frank, Rosen, Snyder & Moss, L.L.P. (19)	200,000	*	200,000	—	*
Bruce Gurberg	150,001	*	150,001	—	*
N. John Simmons, Jr.	300,000	*	300,000	—	*
Ascendiant Securities LLC (20)	750,000	—	750,000	—	*
ACI Solutions Inc. (21)	199,916	*	199,916	—	*
WH Platts Company (22)	52,000	*	52,000	—	*
The Lippin Group (23)	11,000	*	11,000	—	*

*	Less than 1%.
**
Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of January 20, 2006, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Percentage of ownership is based on 40,530,129 shares of common stock outstanding (including 11,666,666 shares of Preferred Stock currently convertible into one share of common stock each) as of January 20, 2006.

(1)
The shares of common stock issuable upon conversion of Preferred Stock are as follows: Michael E. Criden, 966,667 shares; GHS Holdings Limited Partnership, 1,200,000 shares; SME Children LLP, 266,667 shares; Scott Hunter, 133,333 shares; Michael Puder, 266,667 shares; Michael Cohen, 66,666 shares; Michael Brunnberg, 200,000 shares; Audrey Bennati, 200,000 shares; Dean and Jessica Goldfine, 66,667 shares; Doug M. Rudolph Partners Ltd., 333,333 shares; Craig Morris/Ernie Fyrwald, 133,333 shares; William Matz, 266,667 shares; Peter Greenberg, 133,333 shares; BradCliff Investments, Inc., 66,667 shares; Todd Katz, 400,000 shares; Robert Rubin, Apex Capital, 133,333 shares; Jeff Hanft, 133,333 shares; Art Criden, 66,667 shares; MSG Properties LLC, 133,333 shares; Tony Blank Family Trust, 133,333 shares; Kevin Love, 33,333 shares; Dwight Richert, 133,333 shares; Manuel Kadre, 400,000 shares; Jonathan Colby, 266,667 shares; Michael Hanzman, 400,000 shares; Jonathan Wish, 33,333 shares; John Accetta, 100,000 shares; Bryce Epstein, 200,000 shares; Cory Waldman, 33,333 shares; Steven Meister, 100,000 shares; Kenneth Goodman, 66,667 shares; SCB LLC, 173,333 shares; Andy R, Inc., 133,333 shares; Barry Frank, 100,000 shares; Bob Burstein, 133,333 shares; Brett Overman, 266,667 shares; Mitchell Kline, 66,667 shares; Michael and Rachel Goldman, 66,667 shares; Michael Meister, 133,333 shares; Malcom Meister, 66,667 shares; Jay Shapiro, 133,333 shares; Paul B. Chaplin, 133,333 shares; Ronni Jill Trust, 100,000 shares; Laurie Karen Trust, 100,000 shares; Gary N. Itzenson, 66,667; Stephen and Deborah Clifford, Joint Tenants, 133,333 shares; Thomas Brunnberg, 66,667 shares; SGL Investments Limited Partnership I, 266,667; Michael Levy, 66,667 shares; John Fels, 66,667 shares; Chris Damian, 166,667 shares; Dan Kleiman, 66,667 shares; Robert Rovinsky, 86,667 shares; Jimmy Tate, 120,000 shares; Lester Epstein, 66,667 shares; Andrew Henschel, 66,667 shares; Balogh Family Partnership, 166,667 shares; Mark Levinson, 133,333 shares; Kenneth Bernstein, 53,333 shares; Barry Ross, 266,667 shares; Chris & Renne Eilers, 66,667 shares; Richard Seifert, 800,000 shares; Frank Rosen, Snyder & Moss, L.L.P., 200,000 shares; and Bruce Gurberg, 66,667 shares.

(2)
The shares of common stock issuable upon the exercise of warrants at a price of $1.75 per share are as follows: Michael E. Criden, 966,667 shares; GHS Holdings Limited Partnership, 1,200,000 shares; SME Children LLP, 266,667 shares; Scott Hunter, 133,333 shares; Michael Puder, 266,667 shares; Michael Cohen, 66,666 shares; Michael Brunnberg, 200,000 shares; Audrey Bennati, 200,000 shares; Dean and Jessica Goldfine, 66,667 shares; Doug M. Rudolph Partners Ltd., 333,333 shares; Craig Morris/Ernie Fyrwald, 133,333 shares; William Matz, 266,667 shares; Peter Greenberg, 133,333 shares; BradCliff Investments, Inc., 66,667 shares; Todd Katz, 400,000 shares; Robert Rubin, Apex Capital, 133,333 shares; Jeff Hanft, 133,333 shares; Art Criden, 66,667 shares; MSG Properties LLC, 133,333 shares; Tony Blank Family Trust, 133,333 shares; Kevin Love, 33,333 shares; Dwight Richert, 133,333 shares; Manuel Kadre, 400,000 shares; Jonathan Colby, 266,667 shares; Michael Hanzman, 400,000 shares; Jonathan Wish, 33,333 shares; John Accetta, 100,000 shares; Bryce Epstein, 200,000 shares; Cory Waldman, 33,333 shares; Steven Meister, 100,000 shares; Kenneth Goodman, 66,667 shares; SCB LLC, 173,333 shares; Andy R, Inc., 133,333 shares; Barry Frank, 100,000 shares; Bob Burstein, 133,333 shares; Brett Overman, 266,667 shares; Mitchell Kline, 66,667 shares; Michael and Rachel Goldman, 66,667 shares; Michael Meister, 133,333 shares; Malcom Meister, 66,667 shares; Jay Shapiro, 133,333 shares; Paul B. Chaplin, 133,333 shares; Ronni Jill Trust, 100,000 shares; Laurie Karen Trust, 100,000 shares; Gary N. Itzenson, 66,667; Stephen and Deborah Clifford, Joint Tenants, 133,333 shares; Thomas Brunnberg, 66,667 shares; SGL Investments Limited Partnership I, 266,667; Michael Levy, 66,667 shares; John Fels, 66,667 shares; Chris Damian, 166,667 shares; Dan Kleiman, 66,667 shares; Robert Rovinsky, 86,667 shares; Jimmy Tate, 120,000 shares; Lester Epstein, 66,667 shares; Andrew Henschel, 66,667 shares; Balogh Family Partnership, 166,667 shares; Mark Levinson, 133,333 shares; Kenneth Bernstein, 53,333 shares; Barry Ross, 266,667 shares; Chris & Renne Eilers, 66,667 shares; and Bruce Burberg, 66,667 shares.

(3)
The shares of common stock issuable upon the exercise of warrants at a price of $2.00 per share are as follows: Michael E. Criden, 341,667 shares; GHS Holdings Limited Partnership, 450,000 shares; SME Children LLP, 66,667 shares; Scott Hunter, 33,333 shares; Michael Puder, 66,667 shares; Michael Cohen, 16,666 shares; Michael Brunnberg, 50,000 shares; Audrey Bennati, 50,000 shares; Dean and Jessica Goldfine, 16,667 shares; Doug M. Rudolph Partners Ltd., 83,333 shares; Craig Morris/Ernie Fyrwald, 33,333 shares; William Matz, 66,667 shares; Peter Greenberg, 33,333 shares; BradCliff Investments, Inc., 16,667 shares; Todd Katz, 100,000 shares; Robert Rubin, Apex Capital, 33,333 shares; Jeff Hanft, 33,333 shares; Art Criden, 16,667 shares; MSG Properties LLC, 33,333 shares; Tony Blank Family Trust, 33,333 shares; Kevin Love, 8,333 shares; Dwight Richert, 33,333 shares; Manuel Kadre, 100,000 shares; Jonathan Colby, 66,667 shares; Michael Hanzman, 100,000 shares; Jonathan Wish, 8,333 shares; John Accetta, 25,000 shares; Bryce Epstein, 50,000 shares; Cory Waldman, 8,333 shares; Steven Meister, 25,000 shares; Kenneth Goodman, 16,667 shares; SCB LLC, 43,333 shares; Andy R, Inc., 33,333 shares; Barry Frank, 25,000 shares; Bob Burstein, 33,333 shares; Brett Overman, 66,667 shares; Mitchell Kline, 16,667 shares; Michael and Rachel Goldman, 16,667 shares; Michael Meister, 33,333 shares; Malcom Meister, 16,667 shares; Jay Shapiro, 33,333 shares; Paul B. Chaplin, 33,333 shares; Ronni Jill Trust, 25,000 shares; Laurie Karen Trust, 25,000 shares; Gary N. Itzenson, 16,667; Stephen and Deborah Clifford, Joint Tenants, 33,333 shares; Thomas Brunnberg, 16,667 shares; SGL Investments Limited Partnership I, 66,667; Michael Levy, 16,667 shares; John Fels, 16,667 shares; Chris Damian, 41,667 shares; Dan Kleiman, 16,667 shares; Robert Rovinsky, 21,667 shares; Jimmy Tate, 30,000 shares; Lester Epstein, 16,667 shares; Andrew Henschel, 16,667 shares; Balogh Family Partnership, 41,667 shares; Mark Levinson, 33,333 shares; Kenneth Bernstein, 13,333 shares; Barry Ross, 66,667 shares; Chris & Renne Eilers, 16,667 shares; and Bruce Burberg, 16,666 shares.

(4)	The shares of common stock issuable upon exercise of warrants at a price equal to $3.00 per share the lower of an amount determined by a formula contained in such warrants: N. John Simmons, 300,000.

(4)	Mr. Criden is a director of the Company and GHS Holdings Limited Partnership is owned and controlled by Glenn Singer, who is also a director of the Company.

(5)	Includes options to acquire 250,000 shares of common stock, 62,500 shares of which are exercisable within 60 days of January 20, 2006.

(6)
Mr. Glenn Singer exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder. Mr. Singer is the sole owner and control person of GHS Holdings Limited Partnership.

(7)	Steven Esrick exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(8)	Doug Rudolph exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(9)	Brad Naimer exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(10)	Robert Rubin exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(11)	Mark S. Gold exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(12)	Tony Blank exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(13)	Paul G. Schwichte exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(14)	Andy Roddick exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(15)	Judy Silverman exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder. Judy Silverman is Trustee of Ronni Jill Trust.

(16)
Barry and Judy Silverman exercise shared voting and investment power of the shares of our common stock on behalf of this Selling Stockholder. Barry and Judy Silverman are Trustees of Laurie Karen Trust.

(17)	Stuart Lasher exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(18)	Robert Balogh exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(19)	Alan L. Frank exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Shareholder.

(20)	Mark Bergendahl exercises sole voting and investment power of the shares of common stock on behalf of this Selling Shareholder.

(21)	Mohamed Hersi exercises sole voting and investment power of the shares of common stock on behalf of this Selling Shareholder.

(22)	Robert Simons exercises sole voting and investment power of the shares of common stock on behalf of this Selling Shareholder.

(23)	Shelly Saarela exercises sole voting and investment power of the shares of common stock on behalf of this Selling Shareholder.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, quotation service or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, prevailing market prices at the time of sale, prices related to such prevailing market prices, varying prices at the time of sale or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•
to cover short sales and other hedging transactions made after the date that the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission (“SEC”);

•	Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the investor of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. In connection with sales of the common stock or otherwise, a Selling Stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. A Selling Stockholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgees, transferees or other successors in interest as Selling Stockholders under this prospectus.

Upon our being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a Selling Stockholder that a donee or pledge intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the Selling Stockholders and/or the purchasers of the securities.

Each Selling Stockholder that is affiliated with a registered broker-dealer has confirmed to us that, at the time it acquired the securities subject to the registration statement of which this prospectus is a part, it did not have any agreement or understanding, directly or indirectly, with any person to distribute any of such securities. The Company has advised each Selling Stockholder that it may not use shares registered on the registration statement of which this prospectus is a part to cover short sales of our common stock made prior to the date on which such registration statement was declared effective by the SEC.

We are required to pay certain fees and expenses incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect and (ii) such time as all of the shares have been publicly sold.

SELECTED FINANCIAL DATA

The selected historical financial information presented below is derived from our audited consolidated financial statements for the years ended December 31, 2000, 2001, 2002, 2003 and 2004. The selected quarterly financial information was also derived from our unaudited consolidated financial statements for the periods ended March 31, June 30 and September 30, for the years 2002, 2003 and 2004, respectively.

The unaudited financial statements include all adjustments including normal recurring adjustments, that management considers necessary to fairly present the Company’s financial position and results of operations. Operating results for the nine months period ended September 30, 2005 are not necessarily indicative of results that may be expected for the fiscal year ending December 31, 2005.

The acquisition of all of the outstanding capital stock of OVT, Inc. on November 26, 2002 was treated for accounting purposes as a reverse acquisition, and the transaction has been accounted for as a recapitalization. We accounted for the acquisition using the purchase method of accounting. Therefore, the historical financial statements of the predecessor entity are reflected as our historical financial statements.

The data set forth below should be read in conjunction with the financial statements and accompanying notes incorporated by reference.

Selected Historical Financial Data

	For the Years Ended
	December 31,
	2000	2001	2002	2003	2004

Total revenue	$-	$-	$2,750	$63,451	$118,733
Total operating expenses	428,470	434,738	611,386	3,242,754	6,839,685
Loss from operations	(428,470)	(434,738)	(689,476)	(3,179,303)	(6,720,952)
Net loss	$(427,296)	$(444,639)	$(689,476)	$(3,859,141)	$(6,792,930)
Loss per share	$(0.17)	$(0.16)	$(0.17)	$(0.51)	$(0.35)

Weighted average common shares used to compute basic and diluted net loss per share	2,500,000	2,280,547	4,127,243	7,540,849	19,208,345

Statement of Cash Flow

	For the Years Ended
	December 31,
	2000	2001	2002	2003	2004

Net cash used in operating activities	$(98,379)	$(250,616)	$(184,850)	$(1,530,148)	$(2,451,531)
Net cash used in investing activities	$(42,162)	$31,749	$-	$(102,981)	$(189,191)
Net cash provided by financing activities	$150,000	$222,162	$177,838	$1,925,385	$2,730,316

Balance Sheet Data

	For the Years Ended
	December 31,
	2000	2001	2002	2003	2004

Total Assets	$50,943	$29,484	$1,335,242	$452,309	$719,551

Selected Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
Nine months ended September 30, 2005:
Total revenue	$25,132	$38,360	$58,248	$-	$121,740
Gross profit (1)
Loss from operations	(2,020,338)	(4,447,813)	(3,992,767)	-	(10,460,918)
Net loss	$(2,218,558)	$(4,440,183)	$(3,997,598)	$-	$(10,656,339)

Year ended December 31, 2004:
Total revenue	$42,831	$19,703	$34,346	$21,853	$118,733
Loss from operations	(707,463)	(954,723)	(1,646,563)	(3,412,203)	(6,720,952)
Net loss	$(781,153)	$(965,889)	$(1,620,358)	$(3,425,530)	$(6,792,930)

Year ended December 31, 2003:
Total revenue	$19,837	$10,409	$21,587	$11,618	$63,451
Loss from operations	(505,171)	(564,268)	(1,562,496)	(547,368)	(3,179,303)
Net loss	$(831,900)	$(582,777)	$(1,579,060)	$(865,404)	$(3,859,141)

(1) Gross profit represents the total revenue less the broadcast rights costs that are directly associated to services rendered.

DESCRIPTION OF OUR BUSINESS

In general, we license the distribution rights on either a “fixed-fee, per subscriber, per month” or on a revenue-sharing basis. These license fees are payable to the content owners, producers, or distributors for each respective channel. Licensee fees range from as low as $0.04 per subscriber per month to as much as 50% of the net collected revenue for revenue-sharing arrangements. The pricing is based on individual negotiations of the specific rights (including geographic and technology platforms), the amount and quality of the content, and the estimated appeal of the content to our current and prospective subscribers. In 2004, we derived a substantial portion of our revenues from five customers in the business-to-business arena, which accounted for 75% of our revenues. For the nine months ended September 30, 2005, the majority of our revenue has come from a per subscriber, per month, fixed fee arrangement. For 2006 and subsequent years, we expect to attain a wide diverse subscriber base in the mobile entertainment industry.

We are currently delivering the following video content to our subscribers: ABC News Now, ABC News, CNBC, MSNBC, NBC Mobile, Weather Channel Live, Weather Channel Local & Regional Forecast, FOX Sports, DIC Cartoons, iFilm and Professional Championship Wrestling.

We also have obtained the necessary rights, and anticipate including the following video content to our subscribers over the next quarter: BMANIA, CHRONICLE, COLOURS, PUMA TV, TV SUPERSTORE, Gospel Music Television, 3ABN, BYU, Daystar Television Network, Golden Eagle Broadcasting, INSP, JCTV, NuGospel Broadcasting, TBN, The Church Channel, FAMILYNET, CANAL SUR, CINE MEXICANO, LTV (LATIN TV), TBN ENLACE USA, TV CHILE, TV COLOMBIA and VIDAVISION.

We are in continuous discussion with content owners and distributors and we intend to obtain the rights to distribute additional content. We intend to add content in the areas of sports, music and other general entertainment. Additionally, we believe that local news, weather, sports, community affairs, and event programming (“local programming”) will play a key part in our subscriber growth, long-term service adoption, and subscriber loyalty.

To subscribe to our service, customers download a small software application to their mobile handset, which includes security features and a desktop icon. Subscribers use their credit card to pay for and activate their service. The activation process requires no special equipment, nor does it typically require technical assistance. For those subscribers that have technical difficulty or questions, we provide a toll-free number to access a 24-hour call center.

Since the launch of the service in January 2005, we have acquired subscribers through a commerce portal included on the SmartVideo Website, as well as links from various third-party websites. We have also promoted our service through an aggressive public relations campaign that featured articles and information about SmartVideo in print, on-line, radio and television, geared towards driving potential subscribers to sample our service on a trial basis and ultimately subscribe to the service. Our successful public relations campaign has generated coverage in Wireless Week, TV Week, Broadcast & Cable, ABC News, Wall Street Journal Online, CBS News, Chicago Tribune, Los Angeles Times, Forbes, Boston Globe, The Tony Danza Show, Dow Jones Newswire, as well as many other prestigious media outlets. Moving forward, SmartVideo plans to market and promote our service to potential subscribers through a combination of general media advertising, co-op advertising with partners and distributors and through co-marketing arrangements with our content providers.

Since January 2005, we have had a total of approximately 59,000 trial users, of which approximately 1,500 are currently active. These numbers are indicative of: 1) insufficient funding for deployment of all the content channels we have obtained the rights; 2) insufficient funding to develop distribution programs and support; 3) insufficient financial support for marketing resources; and 4) a contentious proxy solicitation that ultimately failed. We have developed a plan to address these issues and with the recent capital infusion, we have the short-term resources to execute the plan as described in Key Initiatives in subsequent pages.

Key Strengths

Our principal business is characterized by the following key strengths:

Core Technology. We have developed a core technology platform that is optimized for the efficient utilization of Internet bandwidth in conjunction with streaming video. We believe that we deliver the highest quality video stream for any given Internet bandwidth utilized. Surrounding the core technology are a series of modules that aid content owners in the protection of their intellectual property, aid us in the execution of our geographic rights commitments to content owners, provide for the programming, billing, reporting, data-mining and quality of service (QOS) monitoring, and provide tools that allow carriers to manage the utilization of their networks.

Compatibility. We believe that we have deployed a technological infrastructure that is compatible with nearly all data network configurations, Wi-Fi data networks, and a significant number of handset models. We believe that our key technological strengths include:

Delivery of live, on-demand, and download-and-play television and video programming to SmartPhones;

Microsoft Windows Mobile OS, Linux and Symbian OS (6.0 and above) handsets, which accounts for more than 10% of cellular handsets;

Microsoft PocketPC and Windows CE OS handsets, which accounts for nearly 50% of all PDA handsets; and

15+ Frames Per Second (FPS) on 2.5g cellular data networks;

24+ FPS on current and planned 3g cellular data networks;

28+ FPS on Wi-Fi data networks, which is virtually a “TV-like” experience for the subscriber;

A real-time monitoring capability and the deployable tools enabling the carrier to actively manage the consumption of carrier network resources at a system-wide level, a regional level, the MTSO level, and the base station level.

High-Quality Picture and Sound. We believe our programming provides customers with high quality video for a given bandwidth. We believe that our live linear video feed compares favorably to download and play technology, without the extended wait time for the download to complete. This reduced wait time and high quality provide a significant competitive advantage. We believe that quality is a key differentiation between our service and all competing services.

Substantial Channel Capacity and Programming Content. As a result of our technical architecture and system capacity, we believe that we are able to deliver to our customers one of the widest selections of programming available today.

Access to Global Media Companies. We formed a Board of Advisors in 2004, whose primary role is to advise us on the development of relationships with global media companies. Our Board of Advisors consists of leading current and past executives from media production and distribution companies. The Board of Advisors consists of:

Herman Rush - Former Chairman and Chief Executive Officer of Coca-Cola Telecommunications, former Chief Executive Officer of Columbia Picture Television Group, Executive Producer of the Montel Williams Show for seven years. Mr. Rush is a past Governor of the Board of Governors of the Television Academy of Arts and Sciences.

Joseph Indelli - Mr. Indelli is the former President of MTM (Mary Tyler More) Television Distribution Group, former President of Columbia Pictures TV Distribution, and former Senior Vice President of Metromedia Producers Corp.

Peter Sealey - Founder and Chief Executive Officer of Los Altos Group. He spent over 21 years at The Coca-Cola Company holding a variety of key positions including Chief Marketing Officer. Mr. Sealey has served as a management consultant to leading firms including Sony New Technologies, Anheuser-Busch, Visa U.S.A., UPS, Johnson & Johnson, Hewlett-Packard, Eastman Kodak and Nokia.

James Rosenfield - Owner/President of JHR & Associates. He is the former Managing Director at Veronis Suhler & Associates Investment Bankers, past Chairman and Chief Executive Officer of John Blair Communications, and has held various senior management positions at CBS.

Frederick Pierce - Former President of the American Broadcasting Companies including the acquisition, operation and creation of ESPN, Lifetime and Arts & Entertainment Networks. Mr. Pierce also served as President of ABC Television and Executive Vice President and President of ABC, Inc. He has also served on the board of directors of Capital Cities/ABC Inc.

Robert L. Friedman - Former President of AMC Theatres Entertainment International. Prior to AMC, Mr. Friedman was President of Columbia Pictures Distribution and was also associated for 20 years in various executive positions at United Artists Corporation, including Executive Vice President of Distribution and Marketing.

Background

Until recently, mobile phone technology and cellular data network capabilities have been insufficient to support streaming video to mobile phones at a minimum frame rate of 15 FPS, which is generally considered to be the minimum acceptable quality for consumers. We believe that we are the only company capable of delivering video at 15-24 FPS to today’s SmartPhones over today’s existing 2.5g cellular data networks.

We approached the video streaming challenge at a number of points, with the intent of making the experience for the user easy, familiar, satisfying and inexpensive. We use Microsoft’s Windows Media as the basic technology platform. The keys to our approach lie in our proprietary engineering and proprietary software processes applied at every stage, from digitizing the original video, its encoding, the delivery infrastructure and ultimately sensing the viewer’s connection to the Internet. All of these ingredients are applied to facilitate our streaming of quality video, be it at 30Kbps or 300Kbps.

Our Business Strategy

Our overall goal is to provide customers a high quality mobile television experience. For our consumer branded service, our strategy focuses on offering our customers differentiated and exclusive content, attaining leadership in technology and enhancing our sales and marketing, distribution and customer service.

For our prospective managed service offerings, we provide a range of services. We have developed a tiered deployment strategy ranging from a pure sell-thru relationship with the carrier, the Fast-Start program, to the Partner Program, a fully integrated technology solution that is deployed within the carrier network. We recognize that each carrier has different business goals, objectives, timing, and deployment processes - the Programs are guideposts that can be tailored for each carrier’s specific needs. We intend to consult with the carrier to develop the most appropriate support program, create an implementation process, and support the carrier throughout the relationship.

Fast-Start Program. The Fast-Start Program is a television service sell-thru program whereby we provide all the necessary program elements for the carrier; including content, a subscriber commerce portal, a demonstration portal, and all the network elements to deliver the service.

The carrier actively markets the service to its SmartPhone subscribers in their general advertising, press and publicity campaigns. The Fast-Start Program may be activated on a six-week expedited schedule.

The Fast-Start Program is technically an accessory, meaning it is non-invasive, no technical modifications, and no infrastructure additions, no certifications or adaptations required. The carrier simply promotes live TV to their SmartPhones “Powered by SmartVideo.” At this level, the carrier is a reseller of the SmartVideo branded service.

The Co-Op Program. In the Co-Op Program, the carrier takes a more active role in providing content, where they may already have content relationships. Carriers may include their own content, branded as proprietary carrier content or SmartVideo content, or both. We deliver infrastructure, Digital Rights Management (DRM) and program management. The carrier usually provides all subscriber commerce and significant marketing and promotion.

Partner Program. The Partner Program is designed to leverage the technical, marketing, and content relationships of the carrier. As a participant in the Partner Program, the carrier will deploy video publishing points within the carrier’s network significantly reducing their costs for public Internet access. The deployment of the video publishing points requires an investment in media servers and the licensing of publishing software from us. We retain the responsibility for the content management and DRM.

Under the Partner Program, our services may be branded by the carrier. Under this scenario, the carrier is responsible for marketing the service to its subscribers and for the entire commerce transaction.

Carriers who wish to participate in the Partner Program but are concerned about the initial upfront investment involved in installing the publishing points may lease and install the hardware and software directly through us. We will also provide primary support for the system.

Key Initiatives:

Increase Number of Subscribers. We have reported three major issues that need immediate improvement: 1) Deploy all content channels where we have obtained the necessary rights; 2) Implement diverse and effective distribution programs; and 3) Increase marketing resources. The recent funding has provided the necessary resources to initiate solutions for each of these issues.

•
To date, we have deployed approximately 11 channels of content. We have obtained the necessary rights to distribute another 23 channels of content. We plan to roll-out these additional channels in the first quarter of 2006.

•
SmartVideo has developed programs that are designed to be appealing to traditional retailers, Internet retailers, and distributors of mobile handset devices and plans. SmartVideo is actively developing distribution relationships.

•
SmartVideo has increased the available manpower in the Marketing Group. These resources are building and implementing the distribution programs, developing advertising strategies, producing literature, updating the Company website, and marketing to potential distribution partners.

Expand Local Channel Service. Over the last several years, expanded local channel service has been a significant growth driver for similar services, like cable and direct broadcast. In general, we believe that we will attain greater subscriber growth, higher subscriber retention and higher Average Revenue per User (ARPU) in those markets where we deliver local channels to subscribers.

Enhanced Electronic Program Guide. We believe it is essential for customers to easily navigate through the multitude of channels that we offer. The issues associated with channel navigation are particularly critical for mobile devices due to the limited space available on each screen, the limited functionality of many handsets, and the relatively limited bandwidth available, especially for 2.5g cellular devices.

Expand International Programming. We intend to continue expanding our international programming because we believe there is a large underserved market for our services in markets inside the U. S. We have obtained worldwide rights to certain content and plan to expand our subscriber base beyond the U.S.

Technology Leadership. We believe that technological leadership will play an important role in our ability to introduce services that are customer-friendly and reduce costs. We intend to continue the development of our core technology, with particular interest in the area of integration of third-party high-performance video and audio codecs.

Expand the number of Compatible Handsets. Our services are compatible with Microsoft Windows Mobile O/S, Symbian O/S, and Linux O/S handsets, representing about 12% of the U.S. market and all Windows O/S PDA devices, which comprise about 90% of all PDA handsets. We intend to expand our market opportunity by providing support for additional handset types and operating systems.

Enhanced Sales Distribution. We intend to increase subscriber growth by expanding our distribution while enhancing our sales and marketing along with customer service.

Competition

Our industry is early in its development, with each competitor offering distinctive services and distinctive business models. Our competition includes companies that offer video, audio, interactive programming, telephony, data and other entertainment services, including cable television, wireless companies, Direct-to-Home (DTH) companies, Regional Bell Operating Companies (RBOCs) and companies that are developing new technologies. Many of our competitors have access to substantially greater financial and marketing resources than we have. We believe that the quality and variety of video, audio, interactive programming, access to service, customer service and price are the key elements for gaining and maintaining market share.

Cellular Carriers. We face substantial competition in the mobile video industry from cellular telephone companies. Most cellular carriers have a large, established customer base, and many have significant investments in companies that provide programming content. It is unclear whether a carrier developed and deployed product will be a long-term player in this market, or whether the carrier will co-brand and adopt the services of a content aggregator who provides a high value-added service and delivery infrastructure.

Content Aggregators. We encounter competition in the mobile video industry from third-party content aggregators. These content aggregators perform services similar to us; however, such companies presently do not deliver the quality of video image that we do on 2.5g cellular networks.

Regulation

At this time, our service is not subject to any governmental regulation; however, in the future, we may be subject to U.S. government regulation, primarily by the FCC and, to a certain extent, by Congress, other federal agencies, state and local authorities and the International Telecommunications Union (ITU), a specialized agency of the United Nations within which governments and the private sector coordinate global telecommunications networks and services. Depending upon the circumstances, noncompliance with legislation or regulations promulgated by these entities could result in the suspension or revocation of our licenses or registrations, the termination or loss of contracts or the imposition of contractual damages, civil fines or criminal penalties.

Employees

We presently have 20 full time employees. We believe that our employee relations are good. None of our employees is represented by labor unions.

Description of Property

We currently sub-lease approximately 25,000 square feet of office space. The office space currently serves as our corporate headquarters located in Duluth, Georgia. We pay rent of approximately $23,000 per month on a two year sub-lease which was entered into in May 2005.

Legal Proceedings

From time-to-time, we are a party to claims and legal proceedings arising in the ordinary course of business. Our management evaluates our exposure to these claims and proceedings individually and in the aggregate and allocates additional monies for potential losses on such litigation if it is possible to estimate the amount of loss and the amount of the loss is probable.

On or about April 6, 2004, Rene Hamouth filed a Writ of Summons in the Supreme Court of British Columbia (Case No. SO41955) against us, our Chief Executive Officer and director, Richard E. Bennett, Jr. and our securities counsel, Edwards & Angell, LLP, a predecessor to Edwards Angell Palmer & Dodge LLP, seeking an unspecified amount of damages and costs for alleged libel of Mr. Hamouth resulting from two letters to his stockbroker, First Associates Investments, Inc. We and the other defendants have made an appearance in the court through respective legal counsel. On June 29, 2004, Mr. Hamouth filed an Amended Statement of Claim with the court. On November 19, 2004, the Court of Appeal for British Columbia granted Edwards Angell Palmer & Dodge LLP the right to appeal a chambers judge’s decision that the alleged libelous correspondence in question is covered by absolute privilege and granted a stay of the proceeding pending the outcome of the appeal. The appeal was heard in February 2005. On March 30, 2005, the court granted the appeal and dismissed the claim against Edwards Angell Palmer & Dodge LLP. Since the court’s entry of judgment in the appeal and to our knowledge, Mr. Hamouth has taken no further steps in his claims against us or Mr. Bennett. We intend to vigorously defend any claims made by Mr. Hamouth should further action be taken by him in this dispute.

On or about April 22, 2004, we filed a complaint in the United States District Court, North District of Georgia (Case No. 1:04-CV-1123) against Rene Hamouth, seeking the recovery of all profits realized by Mr. Hamouth resulting from his alleged violations of Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) relating to his purchases and sales of our common stock since approximately January 1, 2003. We are seeking damages in the amount of at least $151,428, interest on the amount of profits recovered and all other general and equitable relief to which we may be entitled. Since filing the complaint and serving Mr. Hamouth, Mr. Hamouth has filed an answer. The court has entered a scheduling order, approving the Joint Preliminary Planning Report and Discovery Plan. On March 16, 2005, we received notice that Mr. Hamouth’s attorney in this matter has withdrawn from the case. On April 15, 2005, we filed a motion for summary judgment on this matter. The motion was unopposed. On October 5, 2005, the Court granted our motion and executed a judgement for us in the amount of $172,342.32.

On or about June 30, 2004, Rene Hamouth filed a stockholder derivative action on behalf of us, as a nominal defendant, against Richard E. Bennett, Jr., Robert J. Walters and William R. Dunavant in the United States District Court for the Northern District of Georgia, Atlanta Division, Civil Action File No. 1:04-CV-1921-TWT. In his complaint, Mr. Hamouth alleged that Messrs. Bennett, Walters and Dunavant failed to forfeit three million shares of our Series A Convertible Preferred Stock in breach of a Stock Exchange Agreement dated November 9, 2002, among us and Messrs. Bennett, Walters and Dunavant. Mr. Hamouth alleged that the preferred stock was required to be forfeited if we did not have pre-tax earnings of at least $220,000 for our fiscal year ended September 30, 2003. On January 21, 2005, Mr. Hamouth filed his Consent Motion to Dismiss without Prejudice. On February 8, 2005, the Court granted Mr. Hamouth’s Consent Motion to Dismiss without Prejudice and dismissed the case without prejudice.

On July 5, 2004, we entered into a distribution agreement with Open Systems Solution, Ltd. Certain issues arose regarding the terms of the agreement and the parties have mutually agreed to terminate the contract. The parties are currently engaged in the process of ending the relationship pursuant to the terms and conditions of a settlement agreement, which are anticipated to provide for a release of all actual or potential claims against us, our officers and our directors.

On November 15, 2004, we, our subsidiary, OVT, Inc., Robert J. Walters, Richard E. Bennett, Jr. and William R. Dunavant filed suit against Balboni Law Group, LLC, Gerardo M. Balboni, II, and Baker Donelson, Bearman, Caldwell & Berkowtiz, PC, in the State Court of Fulton County, Georgia, Civil Action File No. 04V50744704. The suit alleges breach of contract, negligence and breach of fiduciary duty relating to the legal services provided by the defendants to the plaintiffs. The suit alleges that the defendants committed legal malpractice and breached their fiduciary duties to the plaintiffs in drafting, advising, and negotiating legal documents for the plaintiffs, including the Stock Exchange Agreement, dated November 19, 2002, among and between Armagh Group, Inc., OVT, Inc., Richard E. Bennett, Jr., Robert J. Walters, and William R. Dunavant. The suit also alleges certain conflicts of interests resulting from the defendants’ representation of others, including the Armagh Group, Inc. and Rene Hamouth. In the suit, the plaintiffs seek damages in an excess of $6,000,000. Pursuant to extensions provided by the plaintiffs, an answer to the suit has not yet been filed by the defendants. The parties are currently discussing the use of alternative dispute resolution procedures to resolve the suit, including mediation.

On March 9, 2005, SmartVideo Europe, Ltd., or SVEL, which is not an affiliate of ours, announced its intention to bring legal action in the form of a mediation/arbitration against us in regard to our alleged repudiation and breach of a distribution agreement between the parties, dated April 2, 2004, which involved certain rights to distribute certain of our products. The dispute includes claims of SVEL that we had anticipatorily breached our agreement with SVEL, thus allegedly inhibiting the development of SVEL’s business utilizing our technology on an exclusive basis throughout 25 countries throughout the European Union. We contend that we had the right to terminate the agreement because of breaches by SVEL. We believe that the claim is wholly without merit and intend to defend the claim vigorously, if a legal action is ever instituted.

On March 31, 2005, Mr. Richard Seifert and KC Ventures, Inc. filed with the American Arbitration Association in Atlanta, Georgia certain claims against the Company and its wholly-owned subsidiary, OVT, Inc. The arbitration case number was 30-181-559-05. Mr. Seifert and KC Ventures, Inc. asserted causes of action against the Company and OVT, Inc. for breach of contract, breach of fiduciary duty, unjust enrichment, violation of Pennsylvania's Commissioned Sales Representative Act, and sought an accounting and declaratory judgment. The claims were based upon a Representation Agreement, dated February 6, 2003, between KC Ventures, Inc. and OVT, Inc. and an Advisory Agreement dated February 19, 2003, between the Company and KC Ventures, Inc. One or both of Mr. Seifert and KC Ventures, Inc. contended that they had earned or would have earned compensation under the Representation Agreement in excess of $10,000,000 for providing customers and content to the Company and OVT, Inc. One or both of Mr. Richard Seifert and KC Ventures, Inc. also contended that they had earned fees under the Advisory Agreement in excess of $1,000,000 and certain stock options as a result of capital raised for the Company.

On January 30, 2006, the Company and OVT, Inc. entered into a settlement agreement with Mr. Seifert and KC Ventures, Inc. Pursuant to the terms of the settlement agreement, the Company agreed to issue 800,000 shares of Preferred Stock to Mr. Seifert and 200,000 shares of Preferred Stock to his attorneys, Frank, Rosen, Snyder & Moss, L.L.P., in exchange for Mr. Seifert and KC Ventures, Inc. agreeing to dismiss the pending arbitration with prejudice and to exchange mutual releases of claims. The Company also granted certain piggy-back registration rights with respect to the shares of common stock underlying the Preferred Stock.

On December 15, 2005, we received a letter on behalf of Enable Growth Partners, L.P. demanding that the Company pay cash damages of $1,757,567.71 within five business days thereafter. Enable Growth Partners, L.P. alleges that it sold 295,001 shares of the our common stock in the public markets during November 2005 in reliance on our Registration Statement on Form SB-2 that was declared effective on July 1, 2005. We were unable to issue unlegended shares to cover Enable Growth Partners, L.P.’s alleged sale of 295,001 shares because such registration statement did not contain current information regarding the Company. As a result, Enable Growth Partners, L.P. alleges that it was required to purchase shares of our common stock in the open market to satisfy its sale of such securities. We are presently evaluating Enable Growth Partners, L.P.’s claim. There can be no assurances at this time that we will be successful in defending Enable Growth Partners, L.P.’s damage claim.

On January 19, 2006, the Company received a letter on behalf of Mantra Films, Inc. demanding that the Company pay cash damages of $791,244 as a result of the Company's breach of its guarantee obligation under the terms of an agreement between Cell Phone Entertainment, LLC, Mantra Films, Inc. and the Company (as Guarantor) dated September 30, 2004. Mantra Films, Inc. alleges that Cell Phone Entertainment, LLC and the Company have failed to make certain guaranteed minimum license payments due under the agreement. As a result of the alleged failure to make such minimum payments, Mantra Films, Inc. has terminated the agreement. The $791,244 amount demanded represents the entire contract amount, including both past due payments and future guaranteed license fees, totaling minimum payments due pursuant to the agreement totaled $900,000, which amount has been reduced by payments made and certain prepaid insurance premiums in the amount of $108,756. As a result of the alleged failure to pay such minimum payment, Mantra Films, Inc. has terminated the agreement. We believe that we have meritorious defenses to any claims for payment under the agreement and we intend to vigorously defend against any such claims. There can be no assurances at this time that we will be successful in defending Mantra Films, Inc.'s damage claim.

For a description of the legal proceedings instituted by Forte, see “Subsequent Events” in this Prospectus.

Except as set forth above, we believe that there are no material litigation matters at the current time. Although the results of such litigation matters and claims cannot be predicted with certainty, we believe that the final outcome of such claims and proceedings will not have a material adverse impact on our financial position, liquidity, or results of operations.

Segment Reporting

The Company has been operated and evaluated by management as a single operations segment in accordance with the provisions of SFAS No. 131 - “Disclosures about Segments of an Enterprise and Related Information.”

MANAGEMENT’S DISCUSSION AND ANALYSIS

This discussion presents management’s analysis of our results of operations and financial condition as of and for each of the years in the two-year period ended December 31, 2004 and 2003, respectively, and each of the quarterly periods ended September 30, 2005 and 2004, respectively. The discussion should be read in conjunction with our financial statements and the notes related thereto which appear elsewhere in this Registration Statement.

Overview

We are a media distribution services company.  We are in the business of obtaining the rights to video and television content for the mobile handset market and delivering the video content to mobile subscribers for a monthly fee or a portion of the associated advertising revenue.  We anticipate that we will also be providing managed services for network operators (carriers) and similar managed services for major content owners/distributors.  We intend to expand our market opportunity by ultimately delivering video services to all forms of devices capable of receiving an Internet Protocol, or IP, data stream and having this data stream rendered into visible images on their displays.

We specialize in distribution of high-quality video and television programming through devices connected to the Internet. We are currently focused on distribution to consumers with mobile display devices, cell phones and PDAs; connected to the Internet via cellular data networks and Wi-Fi.  We have recently made announcements concerning distribution agreements with carriers and we anticipate additional similar announcements in the future.  We have established an inventory of video and television programming, including both video-on-demand short-form clips, and linear programming, like 24-hour news channels.

Our market opportunities have been limited by the requirement that a compatible mobile device include a Microsoft Windows Media Player or a Real Networks media player.  We expect to announce support for additional devices that do not include the Windows Media Player or the Real Networks media player. This should greatly expand our market opportunities and is expected to include many of the most popular consumer handsets.

Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition and results of operations are based upon our unaudited condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent liabilities. We base these estimates on our historical experience and on various other assumptions that we believe to be reasonable under the circumstances, and these estimates form the basis for our judgments concerning the carrying values of assets and liabilities that are not readily apparent from other sources. We periodically evaluate these estimates and judgments based on available information and experience. Actual results will differ from our estimates under different assumptions and conditions. If actual results significantly differ from our estimates, our financial condition and results of operations could be materially impacted.

We believe that the accounting policies described below are critical to understanding our business, results of operations and financial condition because they involve more significant judgments and estimates used in the preparation of our consolidated financial statements. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact our consolidated financial statements. We have discussed the development, selection and application of our critical accounting policies with the Audit Committee of our board of directors, and our Audit Committee has reviewed our disclosure relating to our critical accounting policies in this “Management’s Discussion and Analysis.”

Revenue Recognition

The accounting related to revenue recognition in the digital media and multimedia broadcast industry is complex and affected by interpretations of the rules and an understanding of various industry practices, both of which are dynamic in nature and subject to change. As a result, revenue recognition accounting rules require us to make significant judgments.

We typically provide services to our business-to-business customers under volume-based usage arrangements of our digital media and multimedia broadcast products and services. Under certain arrangements, our customers are subject to a base monthly fee or minimum monthly usage requirements in order to maintain their preferential negotiated rates. From time to time, we lease hardware to our customers enabling them to facilitate a live broadcast. In certain situations, we may sell hardware to our resellers under the specific terms of our agreements with them.

Revenue is recognized as earned upon the delivery of service to our subscription-based customers. This is typically when a digital media or multimedia broadcast is viewed. Many of our subscription-based customers access our programming through the purchase of a monthly, semi-annual, or annual subscription fee for our mobile entertainment services.

Software Development Costs

Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires certain development costs to be capitalized upon the establishment of technological feasibility. The establishment of technological feasibility and the ongoing assessment of the recoverability of such costs require considerable judgment by management with respect to certain external factors such as anticipated revenue, estimated economic life, and changes in software and hardware technologies. Software development costs incurred beyond the establishment of technological feasibility have not been significant. The software that has been developed is a critical component of our core content delivery and distribution system. At the present time, we do not sell or license our core content delivery and distribution system.

Accounting for Stock-Based Compensation

We account for stock options issued to employees in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations.  As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price.  Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.  We have adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS 148, “Accounting for Stock-Based Compensation - Transition and Disclosure”, which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied.  We account for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS 123.

Results of Operations

Nine Months Ended September 30, 2005 compared to 2004

Revenues

Revenues for the nine months ended September 30, 2004 consisted typically of fees earned from volume-based usage arrangements of our digital media and multimedia broadcast products and services. Under certain circumstances, our customers are subject to a base monthly fee or minimum monthly usage requirements in order to maintain their negotiated rates. Revenues for the nine months ended September 30, 2005 consisted primarily of a subscription based service delivering live and on-demand mobile entertainment services directly to consumers. Our revenues increased by approximately $25,000 when compared to the same period in 2004. This increase is primarily attributable to our decision to change our focus to a subscription based model delivering mobile entertainment services direct to the consumer.

Broadcast rights

Broadcast rights for the nine months ended September 30, 2005 are approximately $1,286,000 as compared to $0 for the same period in 2004. This change is attributable to our decision to change our focus to a subscription based model delivering mobile entertainment services direct to the consumer. This amount reflects the costs associated with acquiring the rights to deliver our mobile entertainment services.

Compensation and benefits

Our compensation and benefits expenses increased by approximately $477,000 for the nine months ended September 30, 2005 as compared to the same period in 2004. As our industry and company continues to grow and develop, we are continuing to fill key positions that will enable us to leverage our future prospects and growth and relying less on the use of consultants for discrete projects.

Consulting fees

Our consulting fees have increased by approximately $351,000 for the nine months ended September 30, 2005 when compared to the same period in 2004. We have been experiencing a decrease in consulting fees primarily due to our ability to fill key positions with full-time employees instead of continuing to utilize outside consultants. This increase in consulting fees for the nine months ended September 30, 2005 is primarily attributable to the issuance of 750,000 shares of common stock to Ascendiant Capital Group, LLC which had a market value of $712,500 at the date of issuance.

Data Center

Our data center expenses consist primarily of those items related to the maintenance of certain facilities and equipment at a third-party data center. The increase in data center expenses of approximately $340,000 for the nine months ended September 30, 2005 when compared to 2004 is primarily due to an increase in the utilization of bandwidth and additional services provided by our third-party data center.

Professional Fees

Our professional fees increased approximately $587,000 for the nine months ended September 30, 2005 when compared to the same period in 2004. This increase is primarily attributable to additional professional fees incurred that were associated with our recent financing, the preparation of our registration statement related to the financing, litigation associated with the arbitration with Mr. Richard Seifert and KC Adventures, Inc., and litigation associated with the contentious proxy solicitation.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of travel expenses related to the marketing of our product and services, lease payments related to the use of our corporate facilities, trade shows, and other general and administrative expenses. The increase in selling, general and administrative expenses in 2005 of approximately $824,000 when compared to 2004 is primarily due to costs associated with our participation in numerous trade shows and the extra costs attributable to our decision to develop a prominent presence in each of these events. Our focus is to create a presence in each of these events designed to extend and enhance the awareness of our brand, products and services to potential partners, distributors, and content owners. We have also incurred additional travel related and marketing costs associated with specialized consultants we have hired to assist us in this process. During the quarters ended June 30, 2005 and September 30, 2005, we focused our efforts in-house to develop a strategic retail distribution plan. We expect that this plan will begin to be deployed towards the end of the quarterly period ending December 31, 2005 and throughout the quarterly period ending March 31, 2006.

Non-cash, Stock-based Compensation

In March 2005, as part of a financial consulting arrangement and a marketing consulting arrangement, we issued a total of 1,400,000 warrants to purchase our common stock. These warrants are exercisable at prices ranging from $3.50 to $6.50. In June 2005, the financial consultant that we were utilizing resigned from the engagement and we terminated the marketing consulting arrangement. For the nine months ended September 30, 2005, we have recorded approximately $2,624,000 in non-cash, stock-based compensation expense related to the issuance of these warrants reflecting the conclusion of the arrangements. The compensation expense has been determined using the Black-Scholes fair value method. The remainder of the non-cash, stock-based compensation is related to the amortization of the deferred portion of previous stock option grants.

Depreciation

Depreciation expense for the nine months ended September 30, 2005 increased by approximately $154,000 when compared to the same period in 2004. This increase is primarily attributable to the deployment of additional equipment in the process of increasing the overall capacity and quality of our services.

Interest Expense

Interest expense for the nine months ended September 30, 2005 was approximately $206,000. Of this amount, $197,500 was attributable to the issuance of additional shares of common stock as additional consideration related to the rights of certain convertible debt holders.

Year Ended December 31, 2004 compared to 2003

Revenues

Revenues consist typically of license fees from volume-based usage arrangements of our digital media and multimedia broadcast products and services, and under certain circumstances, our customers are subject to a base monthly fee or minimum monthly usage requirements in order to maintain their negotiated rates. From time to time, we will lease hardware to our customers enabling them to facilitate a live broadcast. In certain situations, we may sell hardware to our resellers under the terms of our agreements with them. Our revenues increased by 87% from $63,451 in 2003 to $118,733 in 2004. The increase in revenues for the year ended December 31, 2004 of approximately $55,000 when compared to the same period in 2003 is primarily due to increases in the minutes viewed of digital media, special broadcast presentations and multimedia broadcasts and a pilot program developed for a prospective customer. The majority of our increase came from new customers that are not related parties.

Compensation and Benefits

Our compensation and benefits expenses increased by approximately $519,000 for the year ended December 31, 2004 as compared to the same period in 2003. This increase from $515,850 in 2003 to $1,034,951 in 2004 is attributable to our continuing efforts to fill key positions that will enable us to leverage our future prospects and growth.

Consulting Fees

Our consulting fees increased by approximately $315,000 for the year ended December 31, 2004 as compared to the same period in 2003. This increase from $641,752 in 2003 to $956,613 in 2004 is primarily attributable to specialized consulting services on new projects and expanded operational services on an ad hoc basis.

Data Center

Our data center expenses consist primarily of those items related to the maintenance of certain facilities and equipment at a third-party data center. The increase in data center expenses of approximately $52,000 for the year ended December 31, 2004 when compared to 2003 is due to the moving of our hosting services from our facility to a third-party data center and additional variable costs associated with an increased volume of viewer minutes.

Professional Fees

Professional fees primarily include legal and audit related fees. The increase in professional fees of approximately $168,000 is primarily due to legal fees, incurred in connection with matters related to being a publicly-traded company, litigation, and costs related to content acquisition including negotiations and contract preparation or review.

Selling, General and Administrative

Sales, general and administrative expenses consist primarily of trade shows, travel expenses related to the marketing of our product and services, lease payments related to the use of our corporate facilities, increased expenses associated with the expansion of our staff and other general and administrative expenses. The increase in selling, general and administrative expenses in 2004 of approximately $710,000 when compared to 2003 is primarily due to participation in multiple trade shows to showcase our cellular and wireless products to carriers and content providers/distributors, increased focus on marketing efforts, and the higher travel expenses associated with these increased marketing efforts for our products and services.

Non-cash, Stock-based Compensation

Non-cash, stock-based compensation consist of the fair value of vested and exercisable stock options and warrants issued to non-statutory employees and others on the conversion of debt to equity. In accordance with SFAS 123, we have computed the fair value of these options and warrants issued during the year ended December 31, 2004.

Amortization of Deferred Compensation

Amortization of deferred compensation consist of expenses associated with the issuance of shares to a former advisor prior to our November 2002 merger for services to be provided to us over a 24-month term ending in November 2004. We terminated this agreement in September 2003. For the year ended December 31, 2003, the entire amount of deferred compensation of $1,316,000 is from the amortization of these costs.

Interest Expense

Interest expense for the year ended December 31, 2004 consists of interest expense associated with various outstanding notes payable and represents an approximately $608,000 decrease in interest expense when compared to the same period in 2003. This decrease is primarily due to the holders of our convertible debt instruments exercising the right to convert the debt into equity. During the quarterly period ended March 31, 2003, we issued convertible promissory notes which resulted in our recognition of a beneficial conversion feature of $308,000 related to their issuance that was recognized as additional interest expense. No such issuances of convertible promissory notes occurred during the year ended December 31, 2004. Based on a review of the computation of the carrying value of our note payable to an entity owned by the spouse of a shareholder, a miscalculation regarding the accrued interest due on the note was discovered in the amount of approximately $37,900 in our favor. The adjustment for the correction of this miscalculation was taken prospectively during the quarterly period ended September 30, 2004. The principal and accrued interest on our two largest notes payable were paid in full as of December 31, 2004. We have received notice of additional late charges in the amount of $53,311 associated with the note payable to a related party. These late charges may be due but are in dispute as of December 31, 2004.

Year Ended December 31, 2003 compared to 2002

Net Revenues

Net revenues consist typically of license fees from volume-based arrangements of its Internet multimedia broadcast products and services, and in certain circumstances, subject to minimum monthly usage. Additionally, the Company does provide for hardware to certain resellers and end-users to facilitate the broadcast of multimedia broadcasts. The increase in net revenues in 2003 of approximately $60,000 when compared to 2002 is primarily due to increased minutes viewed of Internet multimedia broadcasts and, to a lesser extent, to the sale of hardware used in multimedia broadcasts to a reseller.

Cost of Revenues

Cost of revenues consists primarily of expenses related to the maintenance of certain facilities and equipment at a third-party data center. The increase in cost of revenues in 2003 of approximately $300,000 when compared to 2002 is primarily due to the costs of using and maintaining such facilities and equipment which began in 2003.

Research and Development

Research and development expenses consist primarily of compensation paid to our development personnel. The increase in research and development expenses in 2003 of approximately $150,000 when compared to 2002 is primarily due to the allocation of three full-time employees to enhance our existing product offerings.

Sales and General and Administrative Expenses

Sales and general and administrative expenses consist primarily of professional fees, compensation paid to our employees, travel expenses related to the marketing of our product and services, lease payments related to the use of our corporate facilities and other general and administrative expenses. The increase in general and administrative expenses in 2003 of approximately $1.2 million when compared to 2002 is primarily due to consulting and professional fees, including legal fees, incurred in connection with matters related to being a publicly-traded company, salaries related to the hiring of additional employees to manage the growth of our operations and increase in salaries of existing employees, higher travel expenses associated with increased marketing efforts of our products and services as well as higher rental expenses for our corporate facilities which were provided at no cost prior to 2003.

Service Fees

Services fees consist primarily of expenses associated with the issuance of shares associated with our development stage. The decrease in service fees of $240,000 is primarily related to the issuance of shares to a consultant in 2002 for that amount. The Company did not enter in a similar arrangement other than those accounted for as deferred compensation.

Amortization of Deferred Compensation

Amortization of deferred compensation consist of expenses associated with the issuance of shares to a former advisor prior to our November 2002 merger for future services provided to our Company. The initial agreement called for a 24-month assignment. In September 2003, we terminated this agreement earlier than its initial provided term. The increase in deferred compensation of approximately $1.2 million is primarily related to the accelerated amortization of the deferred compensation due to the early termination of the agreement and the recurring amortization charge for services provided from January to September 2003. During 2002, we recorded less than two months or recurring deferred compensation charges in connection with this agreement.

Interest Expense

Interest expense consists of beneficial conversion features associated with the issuance of convertible promissory notes, additional consideration in connection with the issuance of shares provided to shareholders in connection with rights of convertible promissory notes and to a preferred shareholder associated with the repayment of an advance payable to such shareholder, and interest expense associated with various notes payable. The increase in interest expense in 2003 of approximately $600,000 is primarily due to beneficial conversion features of approximately $310,000 recognized upon the issuance of higher amounts of convertible promissory notes in 2003 than in 2002, issued at lower convertible ratios when compared to the fair value of the common stock. Additionally, the Company provided additional consideration valued in 2003 at approximately $180,000 to two shareholders in connection with their rights under the convertible promissory notes. Furthermore, the Company provided additional consideration to a preferred shareholder, who is also an employee, of approximately $120,000 in issuing shares in lieu of repayment of an advance payable. The Company did not provide additional consideration in connection with the issuance of shares to shareholders or employees in 2002.

Liquidity and Capital Resources

To date, we have generated only minimal revenues. As a result, our operations are not an adequate source of cash to fund future operations. To fund our cash requirements, we have relied on private placements and loans from shareholders and other related entities.

It is anticipated that we will need to raise at least $6,000,000 over the course of the next twelve months to fund our current level of operations. There can be no assurance, however, that such financing will be available to us or, if it is available, that we will be able to structure such financing on terms acceptable to us and that it will be sufficient to fund our cash requirements until we can reach a level of profitable operations and positive cash flows. If we are unable to obtain the financing necessary to support our operations, we may be unable to continue as a going concern. We currently have no firm commitments for any additional capital.

Going Concern

We have incurred recurring losses and negative cash flows since inception. As of and for the nine months ended September 30, 2005, we had an accumulated deficit of approximately $22,870,000, a loss from operations of approximately $10,461,000 and cash flows used in operations of approximately $3,686,000. These matters raise substantial doubt about our ability to continue as a going concern. Our ability to continue our operations is contingent upon obtaining additional financing and attaining profitable operations.

Proceeds received from the March 2005 private placement have been used to support the expenses associated with market roll-out of our services, which include the acquisition of programming rights, marketing and sales initiatives, and further improvements to our technology, as well as increase staffing levels to support these marketing and technology efforts, all of which will adversely affect operating results until revenues from sales of our services reach a level at which operating costs can be supported. In our efforts to strengthen our marketing and sales initiatives for the distribution of our services, it is critical that we obtain distribution partners in order to begin generating revenues.

Cash flows generated from operating activities during 2005 were not sufficient to offset our operating expenditures. Our operations to date have been financed primarily through sales of our securities. We anticipate, based on our currently proposed plans and assumptions relating to operations, that the net proceeds from our recent financings, together with projected cash flow from operations, will not be sufficient to meet our cash requirements for working capital and capital expenditures through December 31, 2006. As a result, it will be necessary for us to secure additional financing to support our operations. There can be no assurance that we will be able to obtain such financing on acceptable terms, or at all. If adequate funds are not available or not available on acceptable terms, the Company will be unable to continue as a going concern. We currently have no firm commitments for any additional capital.

Subsequent Events

Loan from Director

On August 12, 2005, we borrowed $225,000 from Justin A. Stanley, Jr., one of our directors. According to the promissory note issued in connection with the loan, we are obligated to pay all principal and interest due under the note by no later than September 12, 2006. Interest on the unpaid principal balance of the note accrues at a rate equal to the fluctuating prime lending rate of LaSalle Bank, N.A., Chicago, Illinois, as such rate is in effect less one hundred basis points. The principal portion of this note in the amount of $225,000 was repaid on November 22, 2005.

Issuance of Convertible Promissory Notes

On October 19, 2005, we borrowed $200,000 from Michael E. Criden, Esq. and $200,000 from Glenn H. Singer. Pursuant to the convertible promissory notes issued in connection with the loan, we are obligated to pay all principal and interest due under the note one year from the date of the loan. Interest on the unpaid principal balance of the note accrues at a rate of 8% per annum.

In addition to receiving the convertible promissory notes, Mr. Criden and GHS Holdings Limited Partnership each received a five-year warrant to purchase 66,667 shares of our common stock at an exercise price of $2.00 per share. Mr. Criden and GHS Holdings Limited Partnership were also granted certain piggy-back registration rights with respect to the shares of common stock underlying the convertible promissory notes and the warrants.

On November 10, 2005, GHS Holdings Limited Partnership loaned the Company an additional $150,000. In exchange for the loan, the Company issued to GHS Holdings Limited Partnership a convertible promissory note for $150,000 and a 5-year warrant to purchase 50,000 shares at a purchase price of $2.00 per share. The note was payable in 90 days and the outstanding principal of the note accrued interest at 15% per year.

On November 21, 2005, the Company completed the first closing under the Securities Purchase Agreement dated as of October 31, 2005 among the Company and 60 accredited investors. Accordingly, on November 21, 2005, the convertible promissory notes were credited towards Mr. Criden’s and GHS Holdings Limited Partnership’s purchase price for the Preferred Stock issued in the private placement.

Temporary Restraining Order and Subsequent Dismissal

On October 25, 2005, Forté filed a Motion for Temporary Restraining Order and Application with the Court of Chancery, New Castle County, Delaware (the “Court”), pursuant to Section 225 of the Delaware General Corporation Laws for a hearing to determine and enforce the replacement of the Company’s board of directors (the “TRO Motion”). In the TRO Motion, Forté requested a hearing to determine whether the consent solicitation it engineered and carried out successfully removed and replaced the Company’s board of directors. On October 26, 2005, Forté filed a Supplemental Motion for Temporary Restraining Order (the “Supplemental TRO Motion”). In addition to requesting an expedited hearing to determine the validity of its consent solicitation, Forté sought a variety of temporary relief.

The Court held a hearing on the TRO Motion and the Supplemental TRO Motion on October 31, 2005. At the hearing, the Court scheduled a November 21, 2005 trial on the merits to determine the validity of the consent solicitation. Pending a determination on the merits, the Court entered a Status Quo Order on November 3, 2005, directing, among other things, that the Company’s board of directors be left in place and that we provide five days notice to Forté prior to entering into certain business transactions outside our ordinary course of business.

On November 19, 2005, the Court dismissed Forté’s TRO Motion and the Supplemental TRO Motion with prejudice. In addition, the Court vacated its Status Quo Order.

Private Placement

On November 21, 2005, the first closing (the “Private Placement”) of the sale of securities occurred pursuant to the Securities Purchase Agreement (“SPA”) dated as of October 31, 2005 among SmartVideo Technologies, Inc. and 60 accredited investors (the “Investors”). Under the terms of the SPA, we received gross proceeds of $4,000,000 and issued to the Investors a total of 5,333,333 shares of Series A-1 Convertible Preferred Stock (the “Preferred Stock”), five-year warrants exercisable at $1.75 per share to purchase up to 5,333,333 shares of common stock and five-year warrants exercisable at $2.00 per share to purchase up to 1,333,333 shares of common stock.

The loans provided to us by Messrs. Singer and Criden have been credited toward their purchase price for the Preferred Stock issued in the Private Placement.

On November 21, 2005, Glenn H. Singer and Michael E. Criden, Esq. were appointed to our board of directors in accordance with the terms of the SPA. Mr. Criden has been a partner for over five years in Hanzman & Criden, P.A., a South Florida law firm that devotes much of its practice to class action and complex commercial litigation. Mr. Singer is currently the mayor of Golden Beach, Florida. Mr. Singer and his partners built Florida-based National Business Solutions, an employee-leasing company, which was acquired in 1996 by Paychex.

On December 2, 2005, the second closing of the sale of securities occurred pursuant to the SPA. Under the terms of the SPA, we received gross proceeds of $4,000,000 and issued to the Investors a total of 5,333,333 shares of Preferred Stock, five-year warrants exercisable at $1.75 per share to purchase up to 5,333,333 shares of common stock and five-year warrants exercisable at $2.00 per share to purchase up to 1,333,333 shares of common stock.

Contractual Obligations and Commercial Commitments

		For The Years Ended
		December 31,
Contractual Obligations	Total	2005	2006	2007

Operating Lease Obligations	$712,839	$249,509	$277,998	$185,332

Total	$712,839	$249,509	$277,998	$185,332

Effects of Inflation and Foreign Currency Fluctuations

We do not believe that inflation or foreign currency fluctuations significantly affected our financial position and results of operations as of and for the fiscal year ended December 31, 2004.

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain biographical information concerning our current directors and executive officers:

Name	Position	Age

Richard E. Bennett, Jr.	Director, President, Chief Executive Officer and interim Chief Financial Officer	46

Michael E. Criden	Director, Chairman of the Nominating Committee, Member of the Compensation Committee, Member of the Audit Committee	45

Glenn H. Singer	Director, Chairman of the Board, Chairman of the Audit Committee, Member of the Compensation Committee	47

Justin A. Stanley, Jr.	Director, Chairman of the Compensation Committee, Member of the Audit Committee, Member of the Nominating Committee	57

Ronald A. Warren	Corporate Secretary, Vice President of Investor Relations and Corporate Communications	50

Richard E. Bennett, Jr. has been an officer and director of the Company since November 2002 and serves as its Chief Executive Officer and President. From May 2004 through February 2004, Mr. Bennett has also served as the Chief Financial Officer of the Company. Mr. Bennett has been an officer and director of the Company’s wholly owned subsidiary, (OVT, Inc. d/b/a/ SmartVideo) since September 2000. Prior to founding SmartVideo in September 2000, Mr. Bennett served as a consultant and advisor to early stage growth companies. Prior to January 2000, Mr. Bennett was employed by BARCO, N.V. where he served in a variety of capacities over a nine-year period, including Product Manager, Sales Executive, Quality Assurance Manager, and Customer Support Manager.

Michael E. Criden has been a director of the Company since November 2005. From 1994 to the present Mr. Criden has been a partner with Hanzman & Criden, P.A., a South Florida law firm that devotes much of its practice to class action and complex commercial litigation. Mr. Criden has been a practicing attorney for the past 18 years. Mr. Criden received a Bachelor of Science degree from Florida International University in 1984 and obtained a doctorate of jurisprudence with honors from the University of Miami in 1987.

Glenn H. Singer has been a director of the Company since November 2005 and has been the Chairman of the Board since December 7, 2005. From 1997 to the present, Mr. Singer has been a private investor in numerous ventures and is currently the Mayor of the town of Golden Beach located in South Florida. From 1991 to 1997, Mr. Singer was a co-founder and Executive Vice-President of National Business Solutions, Inc., a professional employer organization that was sold to Paychex, Inc., a provider of payroll, human resource and benefits solutions, in 1996. Mr. Singer is a graduate of Florida State University and is a CPA.

Justin A. Stanley, Jr. has been a director of the Company since July 2005. Mr. Stanley is currently a Managing Principal and the Chief Financial Officer of The Staubach Company, Midwest Division, positions he has held since October 2000. He has over 15 years experience in real estate finance, development, and property management. Between 1997 and 2000, he served as Chief Financial Officer and principal of McCaffery Interests, Inc., a real estate development company primarily specializing in retail development. While at McCaffery, the company developed and/or redeveloped projects with a combined cost of over $400 million. Before joining the real estate industry, Mr. Stanley spent one year trading at the Chicago Mercantile Exchange and eight years at Arthur Andersen & Co. in the audit division. He is a graduate of Dartmouth College, received an M.B.A. from the University of Chicago and is a CPA. Mr. Stanley is also on the board of The Children’s Care Foundation and the Chicago Platform Tennis Charities, Inc.

Ronald A. Warren joined SmartVideo in December 2003 as Vice President of Investor Relations and Corporate Communications and was elected as Secretary of the Corporation in September 2004. Mr. Warren is a senior level communications professional with a broad background in financial, technical and regulatory issues. His experience includes communications for high growth publicly held companies, national and multicultural audiences. He is a published author of “How to Create a Successful Annual Report” and a frequent guest speaker at national and local industry events. Prior to joining SmartVideo, from 2002 to 2003, Mr. Warren was Director of Investor Relations and Corporate Communications at Beazer Homes USA, Inc. From 1994 to 2002, Mr. Warren was Director of Investor Relations, Corporate Communications and Assistant Secretary of Theragenics Corporation. Mr. Warren is an active member of the National Investor Relations Institute (NIRI) and served as the Atlanta Chapter President from 2002 to 2003.

Key Employees

William R. Dunavant, 51, serves as Vice President, New Business Development and has been a manager of SmartVideo since October 2002. Between January 2002 and September 2002, Mr. Dunavant served as the President of Seamless Technologies, Inc., a business solutions provider that designs and develops integrated applications to support complex business solutions. From 1999 through 2001, Mr. Dunavant was an independent business consultant developing marketing and sales strategies, offering one-on-one business advice, and management consulting to small and mid-sized firms.

Scott Hughes, 38, Vice President of Engineering, joined SmartVideo in March 2001 and is responsible for product design, scope, and development of our services, including the development of multiple new video and rich media communications services and supporting architecture. From 1996 to 2001, Mr. Hughes was Director of Network and Security Consulting Services at Redmond Technology Partners, a Seattle-based consulting group, whose clients included Microsoft, Infospace, VoiceStream and Western Wireless. Mr. Hughes has held various management and technology positions with Comnet Cellular/Verizon, BellSouth and Turner Entertainment Group’s Worldwide Information Technology Services.

Audit Committee Financial Expert

The board of directors has an Audit Committee, which is comprised of Michael Criden, Glenn Singer and Justin Stanley. The board of directors has examined the composition of the Audit Committee in light of the listing standards of the Nasdaq Stock Market and the regulations under the Exchange Act applicable to audit committees. Based upon this examination, the board of directors has determined that each of the Audit Committee members is an “independent” director within the meaning of such listing standards and the Exchange Act and the rules and regulations thereunder. Each of the Audit Committee members qualifies as an “audit committee financial expert” as that term is defined in applicable regulations of the Securities and Exchange Commission.

Director Compensation

At the board of directors meeting held on December 7, 2005, the board of directors adopted a director compensation policy that provides the framework to compensate our directors for their service. Each board member will receive an option to purchase 250,000 shares of our common stock upon their joining the board. For attendance at board of director meetings, each director will be entitled to receive $500 for each telephonic meeting and $1,500 plus reasonable reimbursable expenses for each meeting attended in person. For service on our committees, each committee member will receive an additional option to purchase 25,000 shares of our common stock per committee per year. The Chairman of each committee will also receive an additional option to purchase 10,000 shares of our common stock for service as the Chairman. These options will vest quarterly over the subsequent 12 months. In the unlikely event that a director is unable to fulfill his entire term as a board member, there will be a pro rata allocation of the options earned through the date of termination in accordance with the terms of the option agreements.

Summary Compensation Table

The following table sets forth certain information concerning compensation paid during fiscal years ended December 31, 2002, 2003 and 2004, to the persons who served as our Chief Executive Officers, and all other executive officers, whose total annual salary and bonus exceeded $100,000 during 2004 (collectively, the “Named Executives”):

	Annual Compensation			Long Term Compensation Awards

Name	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)
Richard E. Bennett, Jr.	2004	75,000	-	-	-	-	-
	2003	78,125	-		-	-	-
	2002	34,154	-		-	-	-

Ronald A. Warren	2004	72,020	-	53,500(1)	-	100,000	-
	2003	6,003	-	-	-	-	-
	2002	-	-	-	-	-	-

(1) Represents the difference between the market value of the stock, as reported on the Over-the-Counter Bulletin Board on the date of grant, September 1, 2004 ($2.07) and the exercise price of the option ($1.00).

Option/SAR Grants Table in the Last Fiscal Year

The following table sets forth certain information concerning grants of stock options to the Named Executives, for the year ended December 31, 2004:

	Individual Grants				Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation For Option Term (1)

(a)	(b)	I	(d)	(e)	(f)	(g)
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees In Fiscal Year	Exercise Or Base Price ($/Share)	Expiration Date	5% ($)	10% ($) (1)
Ronald A. Warren	50,000 (2)	2.0%	$1.00	8/31/2009	$ 230,500	$ 304,000
Ronald A. Warren	50,000 (3)	2.0%	$2.25	12/6/2009	$ 168,000	$ 241,500

(1)
This chart assumes a market price of $4.40 for the common stock, the closing sale price for our common stock on the Over-the Counter Bulletin Board as of December 31, 2004, as the assumed market price for the common stock with respect to determining the “potential realizable value” of the shares of common stock underlying the options described in the chart, as reduced by any lesser exercise price for such options. Further, the chart assumes the annual compounding of such assumed market price over the relevant periods, without giving effect to commissions or other costs or expenses relating to potential sales of such securities. Our common stock has a very limited trading history. These values are not intended to forecast the possible future appreciation, if any, price or value of the common stock.

(2)
This option was granted on September 1, 2004 under our 2004 Equity Incentive Plan and became exercisable with respect to 25% on April 1, 2005. The remaining 75% of the underlying shares will vest equally on a quarterly basis through September 1, 2008.

(3)
This option was granted on December 7, 2004 under our 2004 Equity Incentive Plan and will become exercisable with respect to 25% on June 7, 2005. The remaining 75% of the underlying shares will vest equally on a quarterly basis through March 7, 2008.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

The following table sets forth information with respect to the exercised and unexercised options to purchase shares of common stock for the Named Executives held by them at December 31, 2004. None of the Named Executives exercised any options during fiscal year 2004.

	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In the Money Options at December 31, 2004(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard E. Bennett, Jr.	-	-	$ -	$ -

Ronald A. Warren	-	100,000	$ -	$ 277,500

(1) Based on the difference between the option’s exercise price and a closing price of $4.40 for the underlying common stock on December 31, 2004 (our last business day of fiscal year 2004) as reported by the Over-the-Counter Bulletin Board.

Employment Agreements

Employment Agreement with Richard E. Bennett, Jr. We have entered into an employment agreement with Richard E. Bennett, Jr. The employment agreement provides for an initial base salary of $75,000 with subsequent increases as determined by our board of directors. The employment agreement provides, among other things, for participation in an equitable manner in any profit-sharing or retirement plan for employees or executives and for participation in employee benefits applicable to our employees and executives, as well as for the provision of an automobile allowance of up to $650 per month in any month in which we are profitable and other fringe benefits commensurate with his duties and responsibilities and for benefits in the event of disability. Pursuant to the employment agreement, employment may be terminated by us with cause or by the executive with or without good reason. Termination by us without cause or by the executive for good reason would subject us to liability for liquidated damages in an amount equal to six months of the current salary of the terminated executive as of the date of termination.

Employment Agreement with Ronald A. Warren. We entered into an employment agreement with Ronald A. Warren on December 9, 2003. The employment agreement provides for an initial base salary of $72,020 with subsequent increases as determined by our board of directors. The employment agreement provides, among other things, for participation in employee benefits applicable to our employees and executives. Pursuant to the employment agreement, employment may be terminated by us or by Mr. Warren with or without cause. The agreement also provides for the grant of 25,000 stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table reflects, as of January 20, 2006, the beneficial common stock ownership of: (i) each of our directors, (ii) each person known by us to be a beneficial holder of 5% or more of our common stock, (iii) each Named Executive, and (iv) all of our executive officers and directors as a group:

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned(8)	Percentage Shares Beneficially Owned (1)(8)
Richard E. Bennett, Jr. (2)	4,000,000	9.7%
William R. Dunavant (3)	3,900,000	9.6%
Robert J. Walters (4)	3,866,500	9.5%
Michael E. Criden(5)	2,337,501	5.6%
Glenn H. Singer(6)	2,912,500	6.9%
Justin A. Stanley(7)	327,401	*
Ronald A. Warren	62,500	*

All directors and executive officers as a group (5 persons)	9,639,524	22.2%

*	Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of January 20, 2006, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated in the footnotes to this table, we believe that stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder’s name. Unless otherwise indicated, the officers, directors and stockholders can be reached at our principal offices. Percentage of ownership is based on 40,530,129 shares of Capital Stock outstanding (including 11,666,666 shares of Preferred Stock currently convertible into one share of common stock each) as of January 20, 2006.

(2)	Represents 4,000,000 shares held by a trust for the benefit of Richard E. Bennett, Jr.

(3)	Represents 3,900,000 shares held by a trust for the benefit of William R. Dunavant.

(4)	Includes 2,866,500 shares owned directly by Robert J. Walters and 1,000,000 shares held by a trust for the benefit of Robert J. Walters.

(5)
Represents 966,667 shares of Common Stock into which Mr. Criden’s shares of the Series A-1 Convertible Preferred Stock are convertible, six warrants to purchase an aggregate of 1,308,334 shares of Common Stock at exercise prices ranging from $1.75 per share to $2.00 per share, and options to purchase 250,000 shares of common stock at an exercise price of $1.20 per share, of which options to purchase 62,500 shares are exercisable within 60 days of January 20, 2006.

(6)
Represents 1,200,000 shares of Common Stock into which Mr. Singer’s shares of the Series A-1 Convertible Preferred Stock are convertible, seven warrants to purchase an aggregate of 1,650,000 shares of common stock at exercise prices ranging from $1.75 per share to $2.00 per share, and options to purchase 250,000 shares of common stock at an exercise price of $1.20 per share, of which options to purchase 62,500 shares are exercisable within 60 days of January 20, 2006. The warrants are issued in the name of GHS Holdings Limited Partnership, a company that Mr. Singer controls.

(7)
Represents 146,113 shares of common stock held by Mr. Stanley, three warrants to purchase 50,928 shares of Common Stock at exercise prices ranging from $0.75 per share to $2.00 per share, options to purchase 250,000 shares of Common Stock at an exercise price of $0.90 per share, of whichoptions to purchase 125,000 shares are exercisable within 60 days of January 20, 2006, and 5,000 shares of common stock held in a custodial account for one of his children.

(8)	Does not include the following shares issuable in accordance with the Stock Exchange Agreement dated November 26, 2002 but unissued:

Common Shares Issuable

Richard E. Bennett, Jr.	305,555
Robert J. Walters	305,556
William R. Dunavant	305,555
Total	916,666

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Trading History

Our common stock has been listed for trading on the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board, or the OTC Bulletin Board, under the symbol “SMVD” since January 7, 2003. The following is a summary of the high and low closing prices of our common stock on the OTC Bulletin Board during the periods presented. Such prices represent inter-dealer prices, without retail mark-up, mark down or commissions, and may not necessarily represent actual transactions. Trading in our common stock has not been extensive and such trades should not be characterized as constituting an active trading market.

	Closing Sale Price
	High	Low
Year Ending December 31, 2005
First Quarter	$5.82	$2.95
Second Quarter	$1.95	$0.55
Third Quarter	$7.08	$0.95
Fourth Quarter	$7.60	$0.92

Year Ended December 31, 2004
First Quarter	$9.60	$4.61
Second Quarter	$7.00	$2.50
Third Quarter	$3.71	$1.92
Fourth Quarter	$5.00	$2.25

Year Ended December 31, 2003
First Quarter	$2.26	$1.53
Second Quarter	$2.08	$1.51
Third Quarter	$3.75	$1.65
Fourth Quarter	$6.00	$2.95

On January 20, 2006, the closing sales price for the common stock was $5.20, as reported on the website of the Over-the-Counter Bulletin Board. As of January 20, 2006, there were approximately 1,400 stockholders of record of the common stock (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms) and 60 holders of record of the Preferred Stock.

Dividends

Since inception, we have not declared or paid any dividend on our common stock. We do not anticipate that any dividends will be declared or paid in the future on our common stock.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2004, with respect to options outstanding and available under the 2004 Stock Incentive Plan, which is our only equity compensation plan other than an employee benefit plan meeting the qualification requirements of Section 401(a) of the Internal Revenue Code:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	No. of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column a) (c)

Equity compensation plans approved by security holders	2,445,000	$2.20	2,555,000
Equity compensation plans not approved by security holders	0	N/A	0

TOTAL	2,445,000	$2.20	2,555,000

DESCRIPTION OF CAPITAL STOCK

The following description of our securities and provisions of our certificate of incorporation and bylaws is only a summary. You should also refer to the copies of our certificate and bylaws, copies of which have been incorporated by reference as exhibits to the registration statement, of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits. The following discussion is qualified in its entirety by reference to such exhibits.

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001.

Common Stock

Under our Certificate of Incorporation, our Board of Directors is authorized to issue up to 50,000,000 shares of common stock. As of January 20, 2006, 28,863,463 shares of common stock were deemed outstanding and held of record by 1,400 stockholders (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms).

In December 2005, our Board of Directors adopted a resolution to amend the Certificate of Incorporation to increase the authorized number of shares of Common Stock to 150,000,000, subject to stockholder approval of the amendment. No changes will be made to the number of authorized shares of our preferred stock. If approved by the stockholders of the Company, the amendment will become effective upon the filing of a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of Delaware.

Under the certificate of incorporation and bylaws, holders of common stock do not have cumulative voting rights. Holders of common stock, on the basis of one vote per share, have the right to vote for the election of the members of the board of directors and the right to vote on all other matters, except those matters on which a separate class of stockholders vote by class to the exclusion of the shares of common stock. Holders of common stock do not have any preemptive, subscription or conversion rights.

Holders of common stock are entitled to receive dividends declared by the board of directors out of legally available funds, subject to the rights of preferred stockholders. Since our inception, we have not declared or paid any cash dividends on our common stock. We presently intend to retain future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying cash dividends in the foreseeable future. See “Dividends.” In the event of our liquidation, dissolution or winding up, common stockholders are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities, subject to the prior rights of any holders of outstanding shares of preferred stock, if any.

Preferred Stock

Under our Certificate of Incorporation, our Board of Directors is authorized to issue up to 50,000,000 shares of preferred stock in one or more series without further stockholder approval. The Board has discretion to determine the rights, preferences, privileges and restrictions of, including, without limitation, voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of, and to fix the number of shares of, each series of our preferred stock. Accordingly, our Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Series A-1 Convertible Preferred Stock

Our board of directors has authorized the issuance of 25,000,000 shares of Preferred Stock. As of January 20, 2006, 11,666,666 shares of Preferred Stock were deemed outstanding and held of record by 61 stockholders (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms).

Voting

Each holder of Preferred Stock is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Preferred Stock held by such holder is then convertible (as adjusted from time to time pursuant to the Certificate of Designation) with respect to any and all matters presented to the stockholders for their action or consideration. Except as provided by law, holders of Preferred Stock vote together with the holders of common stock as a single class.

Dividends

The holders of the Preferred Stock share dividends ratably with the holders of the common stock in proportion to the number of shares of Preferred Stock and common stock held by each such holder.

Liquidation

In the event of liquidation, dissolution or winding up of the Company, the holders of Preferred Stock then outstanding will be entitled to be paid an amount equal to $0.75 per share (subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares pursuant to the Certificate of Designation), plus any dividends declared but unpaid thereon before any payment is made to the holders of common stock or any other class or series of stock ranking on liquidation junior to the Series A Class. After the holders of the Preferred Stock have been paid in full, the remaining net assets of the Company will be distributed ratably among the holders of Preferred Stock and Common Stock (with each share of Preferred Stock being deemed to be equal to the number of shares of common stock into which such share is convertible immediately prior to the close of business on the business day fixed for such distribution). Any merger or consolidation in which the Company is a party (except any merger or consolidation in which the holders of capital stock of the Company immediately prior thereto continue to hold immediately following the transaction at least 51% by voting power of the capital stock of the surviving or resulting corporation), or sale of all or substantially all the assets of the Company will be deemed a liquidation event.

Redemption

On October 21, 2007, the Corporation will have the right, but not the obligation, to redeem all of the then-outstanding shares of Preferred Stock for cash in an amount calculated pursuant to the terms of the Certificate of Designation.

Warrants to Purchase Our Common Stock

As of January 20, 2006, warrants to purchase 23,024,093 shares of our common stock were issued and outstanding. Of this amount, warrants to purchase 10,666,666 shares of our common stock with an exercise price of $1.75 per share and warrants to purchase 3,111,666 shares of our common stock with an exercise price of $2.00 per share will expire on October 31, 2010. Of the remaining 9,245,761 warrants to purchase shares of our common stock, warrants to purchase 3,280,893 shares of our common stock have an exercise price of $0.75 per share and will expire on March 29, 2010, and warrants to purchase 1,250,000 shares of our common stock have exercise prices ranging from $4.30 to $6.50 per share and will expire on February 29, 2008. The remaining warrants to purchase 4,714,868 shares of our common stock have exercise prices ranging from $1.00 to $3.50 and expire at various times between May 2008 and December 2009.

Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Options to Purchase Our Common Stock

As of January 20, 2006, options to purchase 3,280,000 shares of our common stock were issued and outstanding under our 2004 Equity Incentive Plan. These options expire at various dates between September 1, 2014 and November 1, 2015 and are subject to forfeiture provisions as outlined in the agreements upon termination of employment or service. The weighted average exercise price of these options is $1.96.

Each option contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We had a $325,000 note payable to an entity owned by the spouse of Robert J. Walters, (a holder of more than 10% of our common stock) bearing interest at 8% with principal and interest payments due as follows: $75,000 within 30 days of the funding of a public offering of our securities, monthly principal payments of $50,000 thereafter plus accrued interest beginning 30 days after the initial payment of $75,000. As of December 31, 2004, the principal and interest of this note payable was paid in full. However, we have received notice of additional late charges in the amount of $53,311 associated with this note payable that may be due but are in dispute as of the date of this registration statement.

Until October 2002, we were provided the use of office facilities from a related entity, owned by the spouse of Robert J. Walters (a holder of more than 10% of our common stock), at no cost. In October 2002, an agreement was reached with this related entity to charge us rent for its share of the office facilities and common expenses. There were no expenses accrued or charged under the terms of this agreement prior to December 31, 2002. The amount paid by us during 2003, 2004 and 2005 under this leasing arrangement amounted to approximately $71,000, $122,000 and $64,000, respectively. The amount payable under this lease agreement amounted to approximately $40,000 at December 31, 2003. On May 5, 2005, we entered into an agreement to lease office space from an unrelated party and gave notice to the related entity that we would be vacating the premises. The lease expired in August 2005.

During 2004 and 2005, a related entity, owned by the spouse of Robert J. Walters (a holder of more than 10% of our common stock) used our products and services. During 2004 and through September 30, 2005, revenues generated from this arrangement amounted to approximately $75,000, all of which was receivable as of September 30, 2005 and as of the date of this registration statement. This amount has been reserved in full pending resolution of the dispute regarding the late charges associated with the aforementioned note payable.

Michael P. Walsh, our former Chief Financial Officer who resigned on June 15, 2005, is a member of Forté, one of our stockholders and the finder in connection with our March 2005 private placement. Forté received (i) a finder’s fee of $238,725 in cash and (ii) a warrant to purchase up to 417,000 shares of our common stock at $0.75 per share (after giving effect to the provisions in the warrant agreement regarding the adjustment of the exercise price and number of shares issuable in as a result of the private placement that closed on October 31, 2005 in which we sold shares of our convertible preferred stock at a price of $0.75 per share). Forté agreed to invest $1,140,000 in two tranches, the first being $400,000 on March 29, 2005 and the remaining balance no fewer than 3 days prior to the registration statement going effective, or in the case that the registration does not go effective, by November 1, 2005, to acquire up to a total of 506,667 shares of common stock and warrants to purchase 253,334 shares of common stock at $3.50 per share. We have not received the funds owed to us for these shares and warrants to date. On December 14, 2005, we delivered notice to Forté Capital Partners LLC notifying them of our decision to cancel this obligation and right to purchase these shares in accordance with the terms and conditions of Amendment No. 1 to the Securities Purchase Agreement dated as of March 29, 2005 between Forté Capital Partners, LLC and the Company.

On July 18, 2005, Justin A. Stanley was appointed a member of the board of directors of the Company. On such date, he received options to purchase 250,000 shares of the Company’s common stock at an exercise price of $0.90. The options expire on July 17, 2015. Options to purchase 125,000 shares are vested and the remainder of the options vest in two equal quarterly installments of 62,500 shares each commencing on April 18, 2006.

On August 12, 2005, the Company borrowed $225,000 from Justin A. Stanley, Jr. Pursuant to the promissory note issued in connection with the loan, the Company was obligated to pay all principal and interest due under the note by no later than September 12, 2006. Interest on the unpaid principal balance of the note accrued at a rate equal to the fluctuating prime lending rate of LaSalle Bank, N.A., Chicago, Illinois, as such rate was in effect less one hundred basis points. The principal amount of this note was repaid to Mr. Stanley on November 22, 2005.

On September 26 and October 19, 2005, Michael E. Criden and Glenn H. Singer and GHS Holdings Limited Partnership, a company controlled by Mr. Singer, loaned the Company a total of $600,000. In exchange for the loans, the Company issued convertible promissory notes and warrants to each of Messrs. Criden and Singer and GHS Holdings Limited Partnership. The notes were payable one year from the date of each loan. Interest accrued on the outstanding principal amount of each note at the rate of 8% per annum. If the Company completed a financing of at least $2.5 million from the sale of equity securities prior to the maturity date of each of the notes, the principal amount of each note converted into shares or units of the equity securities sold in such financing at a per share sale price or unit price equal to the per share sale price or unit price of the financing. In addition to receiving the convertible notes, GHS Limited Partnership and Mr. Criden each received 5-year warrants to purchase a total of 100,000 shares of the Company’s common stock at an exercise price of $2.00 per share. They were also granted certain piggy-back registration rights with respect to the shares of common stock underlying the warrants.

On November 10, 2005, GHS Holdings Limited Partnership loaned the Company an additional $150,000. In exchange for the loan, the Company issued to GHS Holdings Limited Partnership a convertible promissory note for $150,000 and a 5-year warrant to purchase 50,000 shares at a purchase price of $2.00 per share. The note was payable in 90 days and the outstanding principal of the note accrued interest at 15% per year.

On November 21, 2005, the Company completed the first closing under the Securities Purchase Agreement dated as of October 31, 2005 among the Company and 60 accredited investors, including Messrs. Criden and Singer and GHS Holdings Limited Partnership. Under the terms of the Securities Purchase Agreement, the Company received gross proceeds of $4,000,000 and issued to the investors a total of 5,333,333 shares of Preferred Stock, five-year warrants exercisable at $1.75 per share to purchase up to 5,333,333 shares of common stock and five-year warrants exercisable at $2.00 per share to purchase up to 1,333,333 shares of common stock. Mr. Criden acquired 483,333 shares of Preferred Stock and warrants to purchase 483,333 shares of common stock at $1.75 per share and 120,833 shares of common stock at $2.00 per share. The loans provided to the Company by Mr. Criden were credited toward the purchase price for the Preferred Stock and warrants issued. The remaining $62,500 of the purchase price was paid in cash. GHS Holdings Limited Partnership received 600,000 shares of Preferred Stock and warrants to purchase 600,000 shares of common stock at $1.75 per share and 150,000 shares of common stock at $2.00 per share. The loans provided to the Company by Mr. Singer and GHS Holdings Limited Partnership were credited toward the purchase price for the Preferred Stock and warrants issued. The remaining $150,000 of the purchase price was paid in cash.

On December 2, 2005, the investors waived the conditions to complete the second closing under the Securities Purchase Agreement. In connection with the second closing, the Company received gross proceeds of $4,000,000 and issued to the investors an additional 5,333,333 shares of Preferred Stock, five-year warrants exercisable at $1.75 per share to purchase up to 5,333,333 shares of common stock and five-year warrants exercisable at $2.00 per share to purchase up to 1,333,333 shares of common stock. Mr. Criden acquired 483,334 shares of Preferred Stock and warrants to purchase 483,334 shares of common stock at $1.75 per share and 120,834 shares of common stock at $2.00 per share for a purchase price of $362,500, which was paid in cash. GHS Holdings Limited Partnership received 600,000 shares of Preferred stock and warrants to purchase 600,000 shares of common stock at $1.75 per share and 150,000 shares of common stock at $2.00 per share for a purchase price of $450,000, which was paid in cash

LEGAL MATTERS

The validity of the shares of our common stock offered by the Selling Stockholders will be passed upon by the law firm of Edwards Angell Palmer & Dodge LLP, Fort Lauderdale, Florida.

EXPERTS

The consolidated financial statements of the Company as of and for the years ended December 31, 2002 and December 31, 2003 and 2004 have been included herein and in the Registration Statement in reliance upon the reports of Spicer Jeffries LLP, independent registered accounting firm, and Sherb & Co., LLP, independent registered public accountants, respectively, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement we have filed with the SEC. We have not included in this prospectus all of the information contained in the Registration Statement, and you should refer to the Registration Statement and its exhibits for further information.

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

We furnish our security holders with an annual report before each of our annual meetings of stockholders. Our annual reports include financial statements prepared in accordance with generally accepted accounting principles, except as disclosed therein. These annual financial statements are examined by our independent registered public accounting firm.

Our Web site address is http://www.smartvideo.com. The information on our Web site is not incorporated into this prospectus.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
SmartVideo Technologies, Inc.

We have audited the accompanying consolidated statement of operations of SmartVideo Technologies, Inc. and the related consolidated statements of changes in shareholders' deficit and cash flows for the year ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of their operations and their cash flows for the year ended December 31, 2002, in conformity with generally accepted accounting principles in the United States of America.

/s/ SPICER JEFFRIES LLP
INDEPENDENT PUBLIC ACCOUNTING FIRM

Greenwood Village, Colorado
May 7, 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
SmartVideo Technologies, Inc.

We have audited the accompanying consolidated balance sheets of SmartVideo Technologies, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SmartVideo Technologies, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and a working capital deficiency that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are also discussed in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SHERB & CO., LLP
CERTIFIED PUBLIC ACCOUNTANTS

Boca Raton, Florida
April 22, 2005

SMARTVIDEO TECHNOLOGIES, INC.

Consolidated Balance Sheet
	Dec. 31,	Dec. 31,
	2004	2003
ASSETS
CURRENT ASSETS
Cash	$387,592	$297,998
Accounts receivable - net of allowance for doubtful accounts	1,000	30,321
Accounts receivable from related parties	-	25,260
Broadcast rights	-	-
Prepaid expenses	90,687	-
Total current assets	479,279	353,579

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $24,644 and $72,313 respecively	230,272	88,730

OTHER ASSETS
Broadcast rights, net of current portion	-	-
Other	10,000	10,000
TOTAL ASSETS	$719,551	$452,309

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$739,903	$508,849
Convertible promissory notes and related accrued interest, net of debt discount	-	251,699
Private placement monies to be refunded	114,500	-
Due to related parties	12,575	12,575
Payable to related party and related accrued interest	53,311	317,442
Due to advisor	807,474	-
Promissory note from director and related accrued interest	-	-
Note payable and accrued interest	-	173,901
Loan payable and related accrued interest	57,003	54,229
Total current liabilities	1,784,766	1,318,695

LONG-TERM OBLIGATIONS, NET OF CURRENT PORTION
Contracts payable - Broadcast rights	-	-
Total liabilities	-	-

Commitments and Contingencies

SHAREHOLDERS’ DEFICIT
Preferred stock, $.001 par value, 50,000,000 shares authorized, no shares issued and outstanding as of December 31, 2004 and 12,000,000 shares issued and outstanding as of December 31, 2003.	-	12,000
Common stock, $.001 par value, 50,000,000 shares authorized, 24,187,834 shares issued and outstanding as of December 31, 2004 and 8,912,991 shares issued and outstanding as of December 31, 2003.	24,188	8,913
Additional paid-in capital	14,259,142	4,533,253
Non-cash, stock-based compensation attributable to future periods	(3,135,063)	-
Accumulated deficit	(12,213,482	(5,420,552)
Total shareholders’ deficit	(1,065,215)	(866,386)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$719,551	$452,309

The accompanying notes are an integral part of these statements.

SMARTVIDEO TECHNOLOGIES, INC.

Consolidated Statements of Operations

	For The Years Ended December 31,
	2004	2003	2002
REVENUES
Revenue	$86,788	$41,019	$2,750
Revenue - related party	31,945	22,432	-
Total revenue	118,733	63,451	2,750

EXPENSES
Broadcast rights	-	-	-
Compensation and benefits	1,034,951	515,850	202,119
Consulting fees	956,613	641,752	-
Data center	355,999	303,757	-
Service fees	-	-	240,000
Professional fees	278,910	111,183	27,649
Selling, general and administrative	1,046,567	336,461	59,013
Amortization of non-cash, stock-based compensation to a former advisor	-	1,316,250	79,125
Non-cash, stock-based compensation	3,118,996	-	-
Depreciation	47,649	17,501	3,480
Total operating expenses	6,839,685	3,242,754	611,386
Loss from operations	(6,720,952)	(3,179,303)	(608,636)

OTHER INCOME (EXPENSE)
Interest income	-	-	-
Interest expense	(71,978)	(679,838)	(80,840)
NET LOSS	$(6,792,930)	$(3,859,141)	$(689,476)

LOSS PER SHARE
Basic and diluted net loss per share	$(0.35)	$(0.51)	$(0.17)

Weighted average common shares used to compute basic and diluted net loss per share	19,208,345	7,540,849	4,127,243

The accompanying notes are an integral part of these statements.

SMARTVIDEO TECHNOLOGIES, INC.

Consolidated Statements of Changes in Shareholder's Deficit

For the Period from January 1, 2002 through December 31, 2004

	Preferred Stock		Common Stock
	Shares	Par Value	Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Non-cash Stock-Based Compensation	Treasury Stock	Total
Balance, January 1, 2002	-	$-	3,500,000	$3,500	$626,500	$(871,935)	$-	$(150,000)	$(391,935)
Issuance of common stock for services at a price of $0.18 per share in October 2002	-	-	1,333,333	1,333	238,667	-	-	-	240,000
Conversion of OVT, Inc. common stock to preferred stock on the acquisition of the Armagh Group, Inc in November 2002	12,000,000	12,000	(4,833,333)	(4,833)	(157,167)	-	-	150,000	-
Issuance of common stock in the acquisition of the Armaugh Group, Inc. in November 2002	-	-	6,949,396	6,949	1,315,956	-	(1,395,375)	-	(72,470)
Amortization of deferred compensation	-	-	-	-	-	-	79,125	-	79,125
Beneficial conversion feature on issuance of convertible promissory notes	-	-	-	-	60,000	-	-	-	60,000
Net Loss	-	-	-	-	-	(689,476)	-	-	(689,476)
Balance, December 31, 2002	12,000,000	$12,000	6,949,396	$6,949	$2,083,956	$(1,561,411)	$(1,316,250)	$-	$(774,756)

Issuance of common stock for cash	-	-	1,631,666	1,632	1,630,034	-	-	-	1,631,666
Issuance of common stock as additional consideration related to rights of convertible promissory notes	-	-	53,000	53	177,497	-	-	-	177,550
Issuance of common stock in lieu of payment of advances payable to a shareholder	-	-	55,000	55	166,045	-	-	-	166,100
Issuance of common stock pursuant to conversion of convertible debt	-	-	223,929	224	167,721	-	-	-	167,945
Amortization of deferred compensation	-	-	-	-	-	-	1,316,250	-	1,316,250
Beneficial conversion feature on issuance of convertible promissory notes	-	-	-	-	308,000	-	-	-	308,000
Net Loss	-	-	-	-	-	(3,859,141)	-	-	(3,859,141)
Balance, December 31, 2003	12,000,000	12,000	8,912,991	8,913	4,533,253	(5,420,552)	-	-	(866,386)

Issuance of common stock for cash	-	-	94,096	94	260,906	-	-	-	261,000
Issuance of common stock pursuant to conversions of convertible debt	-	-	302,559	303	254,074	-	-	-	254,377
Conversion of preferred stock into common stock	(12,000,000)	(12,000)	12,000,000	12,000	-	-	-	-	-
Issuance of common stock for cash	-	-	723,000	723	784,777	-	-	-	785,500
Issuance of common stock for cash	-	-	333,952	334	333,618	-	-	-	333,952
Issuance of stock options to employees	-	-	-	-	374,500	-	-	-	374,500
Issuance of stock options to non-employees	-	-	-	-	395,000	-	(370,313)	-	24,687
Issuance of common stock and common stock purchase warrants for cash	-	-	120,000	120	119,880	-	-	-	120,000
Issuance of common stock and common stock purchase warrants for cash	-	-	960,000	960	959,040	-	-	-	960,000
Issuance of common stock and common stock purchase warrants on conversion of debt to equity	-	-	400,000	400	399,600	-	-	-	400,000

The accompanying notes are an integral part of these statements.

SMARTVIDEO TECHNOLOGIES, INC.

Consolidated Statements of Changes in Shareholder's Deficit (continued)

For the Period from January 1, 2003 through December 31, 2004

	Preferred Stock		Common Stock
	Shares	Par Value	Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Non-cash Stock-Based Compensation	Treasury Stock	Total
Issuance of warrants to purchase units of
common stock and common stock
purchase warrants on conversion of
debt to equity and deferred
compensation related to conversion	-	-	-	-	1,590,435	-	-	-	1,590,435
Issuance of warrants to purchase shares
of common stock	-	-	-	-	442,000	-	-	-	442,000
Issuance of stock options to
to non-employees	-	-	-	-	3,044,650	-	(2,764,750)	-	279,900
Issuance of common stock and common
stock purchase warrants for cash	-	-	341,236	341	767,409	-	-	-	767,750
Net Loss	-	-	-	-	-	(6,792,930)	-	-	(6,792,930)
Balance, December 31, 2004	-	$-	24,187,834	$24,188	$14,259,142	$(12,213,482)	$(3,135,063)	$-	$(1,065,215)

The accompanying notes are an integral part of these statements.

SMARTVIDEO TECHNOLOGIES, INC.

Consolidated Statements of Cash Flows
	For The Years Ended December 31,
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITES
Net loss	$(6,792,930)	$(3,859,141)	$(689,476)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash, stock-based compensation	3,118,996	-	-
Issuance of common stock for services	-	177,550	240,000
Beneficial conversion feature of convertible debt	-	308,000	60,000
Excess of fair value of stock issued to individuals in repayment of advance from shareholder	-	116,240	-
Depreciation	47,649	17,501	3,480
Bad debt expense	68,119	-	-
Amortization of non-cash, stock-based compensation paid to a former advisor	-	1,316,250	79,125
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(13,539)	(55,581)	-
Prepaid expenses	(90,687)	-	-
Advance from shareholders	-	36,010	31,273
Accrued interest on notes payable	65,306	42,734	17,258
Investor returns	114,500	-	-
Accounts payable and accrued expenses	1,031,055	370,289	73,490
Net cash used in operating activities	(2,451,531)	(1,530,148)	(184,850)

CASH FLOWS FROM INVESTING ACTIVITES
Capital expenditures	(189,191)	(102,981)	-
Net cash used in investing activities	(189,191)	(102,981)	-

CASH FLOWS FROM FINANCING ACTIVITES
Proceeds from the issuance of common stock	3,228,202	1,631,666	-
Increase (decrease) in note payable to related party	(497,886)	(39,614)	117,838
Proceeds from the issuance of convertible promissory notes	-	333,333	60,000
Net cash provided by financing activities	2,730,316	1,925,385	177,838

NET INCREASE (DECREASE) IN CASH	89,594	292,256	(7,012)

CASH, beginning of year	297,998	5,742	12,754
CASH, end of year	$387,592	$297,998	$5,742

The accompanying notes are an integral part of these statements.

SMARTVIDEO TECHNOLOGIES, INC.

Consolidated Statements of Cash Flows (Continued)

	For The Years Ended December 31,
	2004	2003	2002
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Issuance of common stock in lieu of repayment of an advance payable to one shareholder	$-	$166,100	$-
Issuance of common stock pursuant to conversion of convertible promissory notes including accrued interest	$254,377	$167,945	$-

Net Liabilities assumed on acquisition (1)	$-	$-	$66,470
Issuance of common stock, common stock purchase warrants, and a warrant to purchase units consisting of common stock and common stock purchase warrants on conversion of debt to equity	$800,000	$-	$-

CASH PAID FOR INTEREST EXPENSE
Interest expense paid in connection with notes payable to related parties	$57,426	$30,000	$-

	For The Years Ended December 31,
	2004	2003	2002
(1)  In a reverse acquisition, the Company acquired all of the outstanding capital stock of the Armagh  Group, Inc. as of
           November 26, 2002. Shares counts have been adjusted to reflect the 3-1 reverse split. In connection with the reverse acquisition, liabilities were assumed as follows:

Fair value	$-	$-	$54,000
Deferred compensation	-	-	1,395,375
Common stock issued	-	-	(1,382,905
Net Liabilities assumed on acquisition	$-	$-	$66,470

The accompanying notes are an integral part of these statements.

SMARTVIDEO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003
Note 1 - Organization

SmartVideo Technologies, Inc. (“SmartVideo” or “the Company”) was incorporated in Florida on August 17, 1984, and on December 19, 2000, changed its corporate domicile to Delaware. Its wholly-owned subsidiary, OVT, Inc., d/b/a SmartVideo (“OVT”) was incorporated in the state of Georgia on August 31, 2000. The Company has developed a video compression and processing technology enabling the delivery of Internet multimedia broadcast content. The Company markets its products and services primarily in the United States and Canada through multiple sales channels such as resellers and agents and its independent sales force.

Note 2 - Reclassification of Stock-Based Compensation on Previously Issued Financial Statements

In connection with the engagement of a new accounting firm and the review of the Company’s financial statements during the quarter ended March 31, 2004, the Company concluded that it was preferable to classify the value of the deferred compensation attributable to stock-based compensation as contra-equity instead of as a prepaid expense. The stock-based compensation was generated from the Company’s grant of its shares of common stock to a former advisor in November 2002. The market value of the common stock was approximately $1.4 million at the date of grant. The Company has adjusted its balance sheet as of December 31, 2002, to decrease the prepaid expenses by approximately $1,316,000 with a corresponding increase in deferred compensation reflected as a contra-equity item. This reclassification had no impact on its 2004, 2003, and 2002 consolidated statement of operations including its net losses and net losses per share and no impact on the balance sheets as of December 31, 2004 and 2003.

Note 3 - Significant Accounting Policies, Going Concern, and Risks and Uncertainties

Basis of Presentation

The consolidated financial statements of the Company include the accounts of its wholly owned subsidiary, OVT, Inc. All significant transactions and balances between the Company and its subsidiaries have been eliminated in consolidation.

On January 3, 2003, by a written consent of a majority of the shareholders, SmartVideo approved an amendment to affect a one-for-three reverse stock split with effect to the outstanding common stock, the creation of the 2002 Stock Incentive Plan and to change the name of the corporation to SmartVideo Technologies, Inc. All references to shares and share amounts, except par value per share, have been retroactively adjusted to reflect the stock split. This reverse split did not affect the issued and outstanding preferred shares.

Cash

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. At December 31, 2004, the balance exceeded the federally insured limit by $287,592.

Accounts Receivable

Substantially all of the Company’s accounts receivable are due from end-users. Collateral is not required. Credit losses are provided for in the consolidated financial statements. The Company has a limited history in evaluating such credit losses.

Allowance for Doubtful Accounts

Management estimates the amount of required allowances for potential non-collectibility of accounts receivable based upon past collection experience and consideration of other relevant factors. However, past experience may not be indicative of future collections and therefore additional charges could be incurred in the future to reflect differences between estimated and actual collections. In January 2005, the Company launched its direct-to-the-consumer mobile video service. While the Company uses many of the features developed for the core technology in delivering this new service, its focus on a direct-to-the-consumer model represents a significant change in direction. As a result of this change in business focus, the Company has fully reserved against all of its accounts receivable as of December 31, 2004. The allowance for doubtful accounts at December 31, 2004 was $44,320.

Property and Equipment

Property and equipment consisting primarily of computer equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is generally three years. Depreciation expense was $47,649 and $17,501 for the years ended December 31, 2004 and 2003, respectively.

Property and equipment consist of the following:

December 31,
2004
Computer equipment	$223,085
Proprietary software development	79,500
302,585
Less accumulated depreciation	(72,313)
Property and equipment, net	$230,272

Software Development Costs

Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires certain development costs to be capitalized upon the establishment of technological feasibility. The establishment of technological feasibility and the ongoing assessment of the recoverability of such costs require considerable judgment by management with respect to certain external factors such as anticipated revenue, estimated economic life, and changes in software and hardware technologies. Software development costs incurred beyond the establishment of technological feasibility have not been significant.

Revenue Recognition

The Company markets its products and services through resellers and agents as well as its independent sales force.

The Company typically provides its end-users with volume-based arrangements of its Internet multimedia broadcast products and services, and in certain circumstances, subject to minimum monthly usage. Resellers and agents are paid a commission based on the end-user gross revenues. From time to time, the Company sells hardware related to multimedia broadcasts to resellers.

Revenue is recognized when earned and the Company has no continuing involvement in the delivery of products or services, which is generally when the multimedia broadcasts are viewed or when the hardware is delivered.

Product Concentration

Historically, the Company derived a substantial portion of its revenues from one product and related services, Internet multimedia broadcasting. The Company does not expect this trend to continue. SmartVideo recently launched a direct-to-the-consumer mobile video service and is attempting to develop a broad and diverse subscriber base.

The Company could experience declines in demand for products, whether as a result of general economic conditions, new competitive product releases, price competition, lack of market acceptance, technological change or other factors.

Customer Concentration

For the year ended December 31, 2004, the Company derived a substantial portion of its revenues from five customers accounting for 75% of its revenues, one of which is a related party.

Reclassifications

Certain amounts in prior periods have been reclassified to conform to the current presentation.

Going Concern

The Company has incurred recurring losses and negative cash flows since inception. As of December 31, 2004, it had an accumulated deficit of approximately $12,213,500 and a working capital deficit of approximately $1,305,500. These matters raise substantial doubt about its ability to continue as a going concern. The ability of the Company to continue its operations is contingent upon obtaining additional financing and attaining profitable operations.

The Company has generated only minimal income from operations and has no assurance of any significant future revenues. The Company requires substantial additional financing for the development and marketing of its existing and future products and services. The Company intends to secure substantial additional financing in the near future. There are no assurances that the Company will obtain sufficient additional financing, that such financing terms will be satisfactory to the Company and that the Company’s operations will be profitable in the foreseeable future. If the Company does not secure substantial additional funding to meet its liabilities, it may have to issue additional shares of its common stock.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows estimated to be generated by the asset. The Company believes it will recover the carrying amount of its long-lived assets.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Fair Value of Financial Instruments

Substantially all of the Company’s assets and liabilities are carried at fair value or contracted amounts that approximate fair value. Estimates of fair value are made at a specific point in time, based on relative market information and information about the financial instrument, specifically, the value of the underlying financial instrument. Assets that are recorded at fair value consist largely of other assets, which are carried at contracted amounts that approximate fair value. Similarly, the Company’s liabilities consist of liabilities recorded at contracted amounts that approximate fair value.

Earnings Per Share

Common shares equivalents consist of shares issuable upon the exercise of certain stock warrants and stock options. As of December 31, 2004, there were 2,122,284 exercisable warrants and 131,250 exercisable stock options for a total of 2,253,534 common share equivalents. The Company has excluded these common share equivalents from its computation of earnings per share due to their antidilutive effect.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates made by management include the provision for doubtful accounts receivable and accrued expenses. While the Company believes that such estimates are fair when considered in conjunction with the consolidated financial position and results of operations as a whole, the actual amounts of these estimates, when known, will often vary from these estimates.

Recent Accounting Pronouncements

In March 2004, the FASB issued EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” which provides new guidance for assessing impairment losses on debt and equity investments. Additionally, EITF Issue No. 03-1 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB delayed the accounting provisions of EITF Issue No. 03-1; however, the disclosure requirements remain effective and have been adopted for the Company’s year ending December 31, 2004. The Company will evaluate the effect, if any, of EITF Issue No. 03-1 when final guidance is released.

In June 2004, the FASB issued EITF Issue No. 02-14, “Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock.” EITF Issue No. 02-14 addresses whether the equity method of accounting applies when an investor does not have an investment in voting common stock of an investee but exercises significant influence through other means. EITF Issue No. 02-14 states that an investor should only apply the equity method of accounting when it has investments in either common stock or in-substance common stock of a corporation, provided that the investor has the ability to exercise significant influence over the operating and financial policies of the investee. The accounting provisions of EITF Issue No. 02-14 are effective for the first quarter of fiscal 2005. The Company does not expect the adoption of EITF Issue No. 02-14 will have any effect on its financial statements.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share Based Payment” (“SFAS 123R”) which (i) revises SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) to eliminate the disclosure only provisions of that statement and the alternative to follow the intrinsic value method of accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and its related implementation guidance, and (ii) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, including grants of employee stock options, based on the grant-date fair value of the award and recognize that cost in its results of operations over the period during which an employee is required to provide the requisite service in exchange for that award. On April 14, 2005, the U.S. Securities and Exchange Commission adopted a new rule amending the compliance dates for FAS 123R. In accordance with the new rule, the accounting provisions of FAS 123R will be effective for the Company in fiscal 2006. Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS 123. The Company is currently evaluating which transitional provision and fair value methodology it will follow. The Company expects that any expense associated with the adoption of the provisions of SFAS 123R will have a material negative impact on our results of operations.

Note 4 - Private Placement Monies to be Refunded

Prior to the closing of its December 31, 2004 private placement, the Company received requests from four of the individuals who had expressed an interest in participating in the private placement and had previously sent in the funds for their prospective investment. All of the refunds requested were processed subsequent to December 31, 2004.

Note 5 - Due to Advisor

Under the terms of an advisory agreement with one of the Company’s consultants, the Company has recorded a liability for unissued, non-cash, stock-based compensation due and outstanding in the approximate amount of $807,500 as of December 31, 2004. This estimated compensation due to the advisor has been computed using a Black-Scholes fair value method.

Note 6 - Shareholders’ Deficit

The authorized capital stock of the Company consists of 50,000,000 shares of $.001 par value common stock and 50,000,000 shares of $.001 par value preferred stock, in one or more series as determined by the Board of Directors. Prior to its conversion in March 2004, each share of preferred stock was entitled to the same voting preferences as the Company’s common stock.

During 2003, the Company issued 1,631,666 shares of common stock in consideration of $1,631,666. In connection with such issuances, the Company issued 1,216,666 warrants to certain stockholders at an exercise price of $2.50. All warrants issued during 2003 are outstanding at December 31, 2003. The warrants expire in 2008.

During 2003, the Company issued 55,000 shares of common stock to certain individuals unrelated to the Company in lieu of repayment of advances payable to an employee who is also a holder of preferred shares. The shares were valued at $3.02 per share, the fair market value of the shares at the date of issuance. The value of the consideration based on the number of shares issued amounted to approximately $166,000. The advances payable to such employee amounted to approximately $50,000. Accordingly, the additional consideration resulting from the issuance of the shares amounted to approximately $116,000 and is recognized as interest expense in the accompanying consolidated financial statements.

During 2003, three holders of the Company’s 10% Convertible Promissory Notes exercised their conversion rights at a conversion price of $0.75 per share of common stock. The Company had originally received gross proceeds of $163,000 upon the issuance of these 10% Convertible Promissory Notes. A total of 223,929 shares of common stock were issued under these conversions including accrued interest through the date of conversion. These shares of common stock were issued as restricted shares.

During 2003, the Company’s reached an agreement with two shareholders who were originally holders of the Company’s 10% Convertible Promissory Notes. Under the terms of the agreement, the shareholders were issued a total of 53,000 shares as additional consideration related to rights associated with such promissory notes. The shares were valued at $3.33 per share, the fair market value of the shares at the date of issuance. Accordingly, the additional consideration resulting from the issuance of the shares amounted to approximately $178,000, based on the fair value of the common stock at the date of issuance and is recognized as interest expense in the accompanying consolidated financial statements.

In February 2004, a holder of the Company’s 10% Convertible Promissory Note exercised his conversion rights at a conversion price of $1.00 per share of common stock. The Company had originally received gross proceeds of $100,000 upon the issuance of this 10% Convertible Promissory Note. A total of 109,830 restricted shares of common stock were issued under this conversion including accrued interest of $9,830 through the date of conversion.

In March 2004, a holder of the Company’s 10% Convertible Promissory Note exercised his conversion rights at a conversion price of $0.75 per share of common stock. The Company had originally received gross proceeds of $100,000 upon the issuance of this 10% Convertible Promissory Note. A total of 147,184 restricted shares of common stock were issued under this conversion including accrued interest of $10,388 through the date of conversion.

In April 2004, a holder of the Company’s 10% Convertible Promissory Note exercised his conversion rights at a conversion price of $0.75 per share of common stock. The Company had originally received gross proceeds of $30,000 upon the issuance of this 10% Convertible Promissory Note. A total of 45,545 restricted shares of common stock were issued under this conversion including accrued interest of $4,159 through the date of conversion.

During January, February, and March 2004, the Company completed a group of private financing transactions. The Company received $261,000 of gross proceeds from these transactions. In these transactions, we sold 94,096 shares of common stock at purchase prices ranging between $1.00 and $3.50 per share. These securities have been issued as restricted shares to seven accredited investors in a private placement exempt from registration.

In March 2004, the holders of the 12,000,000 shares of convertible preferred stock provided notification to us for the conversion of their shares into common stock. Under the terms of the convertible preferred stock, the shareholders were issued a total of 12,000,000 shares of common stock. These shares of common stock were issued as restricted shares exempt from registration.

On May 1, 2004, the Board of Directors granted options for an aggregate of 750,000 shares of common stock under the 2004 Equity Incentive Plan. These stock options were awarded to five members of our outside Advisory Committee, Herman Rush, Joseph Indelli, Peter Sealey, James Rosenfield, and Frederick Pierce, with have an exercise price of $3.50 per share. For the year ended December 31, 2004, the Company has recorded $279,900 in non-cash, stock-based compensation expense and $1,819,350 in non-cash, stock-based compensation attributable to future periods related to these awards. The current and deferred portions of the compensation have been determined using the Black-Scholes fair value method. Please see Note 11 - Stock Plans for additional information.

During April and May 2004, the Company completed a group of private financing transactions. SmartVideo received $785,500 of gross proceeds from these transactions. In these transactions, the Company sold 723,000 shares of common stock at purchase prices ranging between $1.00 and $2.00 per share. These securities have been issued as restricted shares to fourteen accredited investors in a private placement exempt from registration.

During July and August 2004, the Company completed a group of private financing transactions. SmartVideo received $333,952 of gross proceeds from these transactions. In these transactions, the Company sold 333,952 shares of common stock at purchase prices of $1.00 per share. These securities have been issued as restricted shares to eight accredited investors in a private placement exempt from registration.

On September 1, 2004, the Board of Directors approved 350,000 incentive stock option awards under the 2004 Equity Incentive Plan. These incentive stock option awards were awarded to six of the Company’s current employees and have an exercise price of $1.00 per share. The closing share price on the date preceding these awards was $2.07. For the year ended December 31, 2004, the Company has recorded $707,200 in non-cash, stock-based compensation attributable to future periods related to those awards granted to non-statutory employees. The compensation attributable to future periods has been determined using the Black-Scholes fair value method. Please see Note 11 - Stock Plans for additional information.

Also on September 1, 2004, the Company issued an incentive stock option award to Darren Breitkreuz, a former director, in the amount of 500,000 options. These options were previously authorized by the Board of Directors subject to shareholder approval of the 2004 Equity Incentive Plan. These options have an exercise price of $1.00 per share. The closing share price on the date preceding this award was $2.07. For the year ended December 31, 2004, the Company has recorded $24,688 in non-cash, stock-based compensation expense and $370,313 in non-cash, stock-based compensation attributable to future periods related to this award. The current and deferred portions of the compensation have been determined using the Black-Scholes fair value method. Please see Note 11 - Stock Plans for additional information.

During September 2004, the Company completed a group of private financing transactions. SmartVideo received $120,000 of gross proceeds from these transactions. In these transactions, the Company sold 120,000 units consisting of one share of common stock and two ¼ common stock purchase warrants. The warrants are callable and redeemable. One of the warrants has an exercise price of $1.50 per share and the other warrant has an exercise price of $2.00 per share. The shares of common stock have piggy-back registration rights. These securities have been issued as restricted shares to five accredited investors in a private placement exempt from registration.

During October and November 2004, the Company completed a group of private financing transactions. SmartVideo received $960,000 of gross proceeds from these transactions. In these transactions, the Company sold 960,000 units consisting of one share of common stock and two ¼ common stock purchase warrants. The warrants are callable and redeemable. One of the warrants has an exercise price of $1.50 per share and the other warrant has an exercise price of $2.00 per share. The shares of common stock have piggy-back registration rights. These securities have been issued as restricted shares to five accredited investors in a private placement exempt from registration.

In January 2003, the Company engaged Interim CFO Solutions LLC to assist us in the preparation of its U.S. Securities and Exchange Commission filings and to provide general management consulting services. On November 29, 2004, Interim CFO Solutions LLC delivered a notice of conversion whereby it converted $800,000 of liabilities owed to it into equity in a transaction consisting of two parts. The terms of the conversion were priced contemporaneously on the same terms as a series of private placements during October and November 2004. These private placements in October and November 2004 were arm’s length transactions with independent third parties. In part one of the transaction, $400,000 of the amount due and payable was converted into equity on the same terms as the recent private placements for an aggregate of 400,000 units. Each unit consisted of one share of common stock and two ¼ common stock purchase warrants, with exercise prices of $1.50 per share and $2.00 per share. In part two of the transaction, the remaining $400,000 was used to purchase the right, to purchase an additional aggregate of 1,739,130 units at $1.00 per unit, at a total exercise price of $1,739,130. This warrant is exercisable beginning on October 1, 2005 and expires on September 30, 2010. Each unit was priced using the same terms as the recent private placements and consisted of one share of common stock and two ¼ common stock purchase warrants, with exercise prices of $1.50 per share and $2.00 per share. The shares of common stock and the common stock underlying the warrant(s) have piggy-back registration rights. These securities have been issued as restricted shares in a private placement exempt from registration. For the year ended December 31, 2004, the Company has recorded $1,190,435 in non-cash, stock-based compensation expense related to this transaction. This expense has been determined using the Black-Scholes fair value method.

On December 6, 2004, the Company awarded 150,000 stock options under its 2004 Equity Incentive Plan to a new member of the outside Advisory Committee. For the year ended December 31, 2004, the Company has recorded $238,200 in non-cash, stock-based compensation attributable to future periods related to this award. The compensation attributable to future periods has been determined using the Black-Scholes fair value method. Please see Note 11 - Stock Plans for additional information.

On December 7, 2004, the Company awarded one of our advisors with 250,000 common stock purchase warrants with an exercise price of $2.25 per share. These warrants are exercisable immediately and expire five years from the date of issuance. The shares of common stock underlying the warrants have piggy-back registration rights. These securities have been issued as restricted shares in a private placement exempt from registration. For the year ended December 31, 2004, the Company has recorded $442,000 in non-cash, stock-based compensation expense related to this award. This expense has been determined using the Black-Scholes fair value method.

Also, on December 7, 2004, the Company awarded 420,000 stock options to eight of its employees and 250,000 stock options to four advisors with an exercise price of $2.25 per share under the terms of our 2004 Equity Incentive Plan. Please see Note 11 - Stock Plans for additional information.

On December 31, 2004, the Company completed a private placement in which the Company issued 341,236 shares of common stock at $2.25 per share and warrants to purchase up to an additional 170,618 shares of common stock at an exercise price of $3.50 per share, resulting in gross proceeds of approximately $767,750. The warrants have a five-year term. The shares of common stock have piggy-back registration rights. These securities have been issued as restricted shares to an aggregate of 18 accredited investors in a private placement exempt from registration.

Note 7 - Promissory Notes

In February 2004, a holder of the Company’s 10% Convertible Promissory Note exercised his conversion rights at a conversion price of $1.00 per share of common stock. We had originally received gross proceeds of $100,000 upon the issuance of this 10% Convertible Promissory Note. A total of 109,830 restricted shares of common stock were issued under this conversion including accrued interest of $9,830 through the date of conversion. These shares of common stock were issued as restricted shares.

In March 2004, a holder of the Company’s 10% Convertible Promissory Note exercised his conversion rights at a conversion price of $0.75 per share of common stock. The Company had originally received gross proceeds of $100,000 upon the issuance of this 10% Convertible Promissory Note. A total of 147,184 restricted shares of common stock were issued under this conversion including accrued interest of $10,388 through the date of conversion. These shares of common stock were issued as restricted shares.

In April 2004, a holder of the Company’s 10% Convertible Promissory Note exercised his conversion rights at a conversion price of $0.75 per share of common stock. The Company had originally received gross proceeds of $30,000 upon the issuance of this 10% Convertible Promissory Note. A total of 45,545 restricted shares of common stock were issued under this conversion including accrued interest of $4,159 through the date of conversion. These shares of common stock were issued as restricted shares.

Concurrent with the merger between Armagh and OVT, the Company agreed to assume a $50,000 loan payable to a third party. The loan bears interest at 5% and is payable on demand. The accrued interest on the loan payable was approximately $7,000 as of December 31, 2004.

The Company has a $325,000 note payable to an entity owned by the spouse of a shareholder, bearing interest at 8% with principal and interest payments due as follows:

$75,000 within 30 days of the funding of the Company; and

Monthly principal payments of $50,000 thereafter plus accrued interest beginning 30 days after the initial payment of $75,000.

The principal due under the terms of this note payable, including accrued interest, was paid in full on December 31, 2004. However, we have received notice of additional late charges in the amount of $53,311 associated with this note payable that may be due but are in dispute as December 31, 2004.

The Company has a $150,000 note payable to a former shareholder of its subsidiary in connection with a stock repurchase, bearing interest at 5.18%. The note was secured by 2,500,000 shares of the subsidiary’s common stock. The principal due under the terms of this note payable, including accrued interest, was paid in full on December 31, 2004.

Note 8 - Related Party Transactions

The Company has a $325,000 note payable to an entity owned by the spouse of a shareholder, bearing interest at 8% with principal and interest payments due as follows:

$75,000 within 30 days of the funding of the Company; and

Monthly principal payments of $50,000 thereafter plus accrued interest beginning 30 days after the initial payment of $75,000.

The principal due under the terms of this note payable, including accrued interest, was paid in full on December 31, 2004. However, we have received notice of additional late charges in the amount of $53,311 associated with this note payable that may be due but are in dispute as December 31, 2004.

The Company has a $150,000 note payable to a former shareholder of its subsidiary in connection with a stock repurchase, bearing interest at 5.18%. The note was secured by 2,500,000 shares of the subsidiary’s common stock. The principal due under the terms of this note payable, including accrued interest, was paid in full on December 31, 2004.

The Company had an advance payable to an entity owned by the spouse of a shareholder of approximately $11,000. This advance was made prior to 2003. This advance was paid in full on December 31, 2004.

The Company had advances from holders of preferred shares amounting to $12,575 at December 31, 2003. These advances are payable on demand and do not bear interest.

Until October 2002, the Company was provided the use of office facilities from a related entity, owned by the spouse of Robert J. Walters (a holder of more than 10% of our common stock), at no cost. In October 2002, an agreement was reached with this related entity to charge the Company rent for its share of the office facilities and common expenses. There were no expenses accrued or charged under the terms of this agreement prior to December 31, 2002. The amount paid by the Company during 2003 and 2004 under this leasing arrangement amounted to approximately $71,000 and $122,000, respectively. The amount payable under this lease agreement amounted to approximately $40,000 at December 31, 2003. The rental expense associated with this lease is included in the general and administrative expenses in the accompanying consolidated financial statements. This lease expires on August 31, 2005. The minimum future lease payments under the term of this lease for the year ending December 31, 2005 is $64,000.

During 2003, a related entity, owned by the spouse of Robert J. Walters (a holder of more than 10% of our common stock), used the Company’s products and services. Revenues generated from this arrangement during 2003 amounted to approximately $22,000, all of which was receivable at December 31, 2003.

During 2004, a related entity, owned by the spouse of Robert J. Walters (a holder of more than 10% of our common stock), used the Company’s products and services. Revenues generated from this arrangement during 2004 amounted to approximately $31,000, all of which was receivable at December 31, 2004 and is included in the accounts receivable from related parties in the accompanying consolidated financial statements. These amounts have been reserved in full pending the resolution of the dispute regarding the late charges associated with the note payable as discussed earlier.

Note 9 - Income Taxes

At December 31, 2004, the Company had an unused federal net operating loss carryforward of approximately $6.5 million for income tax purposes, which expires in 2020, 2021, and 2022. However, the ability to utilize such losses to offset future taxable income is subject to various limitations imposed by the rules and regulations of the Internal Revenue Service. A portion of the net operating losses are limited each year to offset future taxable income, if any, due to the change of ownership in the Company’s outstanding shares of common stock. This net operating loss carryforward may result in future income tax benefits of approximately $2.5 million; however, because realization is uncertain at this time, a valuation reserve in the same amount has been established. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2004, are as follows:

	For the Years Ended December 31,
	2004	2003
Deferred tax liabilities	$-	$-
Deferred tax assets
Net operating loss carryforwards	2,481,000	1,126,000
Valuation allowance for deferred tax assets	(2,481,000)	(1,126,000)
Net deferred tax assets	$-	$-

The valuation allowance for deferred tax assets increased by $1,404,000 during 2004.

The actual tax provisions for 2004 and 2003 reconcile to the amounts computed by applying the statutory Federal and state tax rates to income before income taxes as follows:

	For the Years Ended December 31,
	2004	2003
Statutory rate	(35.00%)	(35.00%)
State income taxes, net of Federal benefit	(2.96%)	(4.00%)
Increase in valuation allowance	37.96%	4.00%
Total benefit (provision) for income taxes	-	-

The temporary differences, which give rise to deferred tax assets as of December 31, 2004 and 2003 are as follows:

	For the Years Ended December 31,
	2004	2003
Net operating loss carryforwards	$6,536,827	$2,887,179
Less valuation allowance	(6,536,827)	(2,887,179)
Net deferred tax assets	$-	$-

Note 10 - Stock Plans

2002 Stock Incentive Plan

The Company adopted the 2002 Stock Incentive Plan in January 2003 to provide stock incentives to a key advisor who was instrumental in advising the Company in connection with its acquisition of OVT, Inc. This Plan allowed for the issuance of up to 1,200,000 shares of common stock. All the shares available to be issued under this plan have been issued pursuant to a November 14, 2002 advisory agreement between the Company and the outside advisor. No further issuances were available without an amendment to this plan. The Board of Directors retired this plan in 2003.

Pursuant to a November 14, 2002 advisory agreement between the Company and a former outside advisor, the Company issued 1,200,000 shares of its stock in non-cash, stock-based compensation for the services of the outside advisor. Under the provisions of the agreement, the term was for a 24-month period beginning with the acceptance of the agreement. At December 31, 2002, the unamortized portion of the non-cash, stock-based compensation related to this agreement was $1,316,250. In September 2003, the Company terminated the advisory agreement prior to its expiration. Accordingly, the Company accelerated the recognition of the unamortized portion of non-cash, stock-based compensation related to this agreement during 2003.

2004 Equity Incentive Plan

The Board of Directors of the Company adopted the 2004 Stock Incentive Plan (“2004 Plan”) effective January 1, 2004, to provide incentives to attract and retain officers, directors, and key employees. The 2004 Plan allows for the issuance of up to 5,000,000 shares of common stock. This Plan was approved by the shareholders at the annual meeting held on August 31, 2004. There are 2,445,000 options granted and outstanding under this plan. The exercise prices of the options granted under this plan range between $1.00 and $3.50 with a weighted average exercise price of $2.20. All of the stock options granted during the year ended 2004 are outstanding as of December 31, 2004. There were no exercises or forfeitures in 2004. The weighted average remaining contractual life of the options granted and outstanding under this plan is 8.25 years. As of December 31, 2004, there were 131,250 options exercisable, but unexercised. In general, stock options granted through December 31, 2004 have included exercise prices not less than the fair market value of our common stock at the date of grant, and vest, as determined by the Company’s Board of Directors.

On September 1, 2004, the Company granted 50,000 stock options to an officer. On December 7, 2004, the Company granted an additional 50,000 stock options to this same officer. No other officer or director of the Company holds any options, warrants or other rights allowing such person to acquire additional shares of the Company’s common stock.

SmartVideo reports all non-cash, stock-based compensation to non-statutory employees as a single expense category in the accompanying consolidated statements of operations. During the year ended December 31, 2004, the Company recorded approximately $305,000 in non-cash stock-based compensation to non-statutory employees.

Accounting for Stock-Based Compensation

The Company applies the intrinsic value method of accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB 25”) and related interpretations in accounting for stock-based compensation plans, which have been described more fully above. Under APB 25, the Company generally does not recognize compensation expense on the grant of options under its 2004 Equity Incentive Plan because typically the option terms are fixed and the exercise price equals or exceeds the market price of the underlying stock on the date of grant. The Company applies the disclosure only provisions of Statement of Financial Accounting Standards No. 123, “Accounting and Disclosure of Stock-Based Compensation,” (“SFAS 123”).

Pro forma information regarding net income and earnings per share is required by SFAS 123 and has been determined as if the Company had accounted for its stock-based compensation plans using the fair value method prescribed by that statement. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period on a straight-line basis. All options are initially assumed to vest. Compensation previously recognized is reversed to the extent applicable to forfeitures of unvested options. The following table illustrates the effect on the net loss per share if the Company had accounted for its stock-based compensation plans using the fair value method:

	December 31,
	2004	2003
Net loss to common shareholders, as reported	$(6,792,930)	$(3,859,141)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	-	-
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(75,727)	-
Pro forma net loss to common shareholders	$(6,868,657)	$(3,859,141)

Basic and diluted net loss per share, as reported	$(0.35)	$(0.51)
Pro forma basic and diluted net loss per share	$(0.36)	$(0.51)

For purposes of this pro forma presentation, the fair value of each option grant was estimated at the date of the grant using a Black-Scholes option pricing model with the following weighted average assumptions: the risk-free interest rate was 2.50%, the volatility factor was 115.96%, the estimated average life term was 3.25 years, and the weighted average fair value of the options granted was $2.20.

The Company’s wholly owned subsidiary had issued under its stock incentive plan approximately 1,565,500 options which were still outstanding at December 31, 2004. These options have exercise prices ranging from $0.06 to $0.50 per option. Such options were granted between October 2000 and April 2002. Under the terms of the stock incentive plan, all of these options have expired.

Note 11 - Commitments and Contingencies

From time-to-time, the Company is a party to claims and legal proceedings arising in the ordinary course of business. The Company’s management evaluates the exposure to these claims and proceedings individually and in the aggregate and allocates additional monies for potential losses on such litigation if it is possible to estimate the amount of loss and determine if the loss is probable.

On or about April 6, 2004, Rene Hamouth filed a Writ of Summons in the Supreme Court of British Columbia (Case No. SO41955) against the Company, the Chief Executive Officer and sole director, Richard E. Bennett, Jr. and the Company’s securities counsel, Edwards & Angell, LLP, seeking an unspecified amount of damages and costs for alleged libel of Mr. Hamouth resulting from two letters to his stockbroker, First Associates Investments, Inc. The Company and the other defendants have made an appearance in the court through respective legal counsel. On June 29, 2004, Mr. Hamouth filed an Amended Statement of Claim with the court. On November 19, 2004, the Court of Appeal for British Columbia granted Edwards & Angell, LLP the right to appeal a chambers judge’s decision that the alleged libelous correspondence in question is covered by absolute privilege and granted a stay of the proceeding pending the outcome of the appeal. The appeal was heard in February 2005. On March 30, 2005, the court granted the appeal and dismissed the claim against Edwards & Angell, LLP. Since the court’s entry of judgment in the appeal, Mr. Hamouth has taken no further steps in his claims against the Company or Mr. Bennett. The Company intends to vigorously defend any claims made by Mr. Hamouth should further action be taken by him in this dispute.

On or about April 22, 2004, the Company filed a complaint in the United States District Court, North District of Georgia (Case No. 1:04-CV-1123) against Rene Hamouth, seeking the recovery of all profits realized by Mr. Hamouth resulting from his alleged violations of Section 16(b) of the Securities Exchange Act of 1934 relating to his purchases and sales of our common stock since approximately January 1, 2003. The Company is seeking damages in the amount of at least $151,428, interest on the amount of profits recovered and all other general and equitable relief to which the Company may be entitled. Since filing the complaint and serving Mr. Hamouth, Mr. Hamouth has filed an answer. The court has entered a scheduling order, approving the Joint Preliminary Planning Report and Discovery Plan. On March 16, 2005, the Company received notice that Mr. Hamouth’s attorney in this matter has withdrawn from the case. On April 15, 2005, the Company filed a motion for summary judgment in this matter.

On or about June 30, 2004, Rene Hamouth filed a stockholder derivative action on behalf of the Company, as a nominal defendant, against Richard E. Bennett, Jr., Robert J. Walters and William R. Dunavant in the United States District Court for the Northern District of Georgia, Atlanta Division, Civil Action File No. 1:04-CV-1921-TWT. In his complaint, Mr. Hamouth alleged that Messrs. Bennett, Walters and Dunavant failed to forfeit three million shares of the Company’s Series A Convertible Preferred Stock in breach of a Stock Exchange Agreement dated November 9, 2002, among the Company and Messrs. Bennett, Walters and Dunavant. Mr. Hamouth alleged that the Preferred Stock was required to be forfeited if the Company did not have pre-tax earnings of at least $220,000 for the fiscal year ended September 30, 2003. On January 21, 2005, Mr. Hamouth filed his Consent Motion to Dismiss without Prejudice. On February 8, 2005, the Court granted Mr. Hamouth’s Consent Motion to Dismiss without Prejudice and dismissed the case without prejudice.

On July 5, 2004, the Company entered into a distribution agreement with Open Systems Solution, Ltd. Certain issues arose regarding the terms of the agreement and the parties have mutually agreed to terminate the contract. The parties are currently engaged in the process of ending the relationship pursuant to the terms and conditions of a settlement agreement which is anticipated to provide for a release of all actual or potential claims against the Company, its officers and its directors.

On July 8, 2004, Todd Mann, Sandy Goldman, Stefanie Paulos, David Gregory, Robert Jetmundsen, Bob Corn, and Jim Douglass filed suit against the Company, its wholly-owned subsidiary, OVT, Inc., Richard E. Bennett, Jr., Robert J. Walters, and Kevin D. McNeil in the Superior Court of Gwinnett County, Georgia, Civil Action File No. 04A-07491-7. The suit sought to enforce certain alleged option rights against OVT, Inc. and to convert those option rights to options for shares of its common stock. The suit also sought compensatory damages for the value of the alleged options. The suit also asserted claims against Messrs. Bennett, Walters, and McNeil for alleged tortuously interference with the option rights. On November 22, 2004, the plaintiffs dismissed their suit without prejudice.

On November 15, 2004, the Company, its subsidiary, OVT, Inc., Robert J. Walters, Richard E. Bennett, Jr. and William R. Dunavant filed suit against Balboni Law Group, LLC, Gerardo M. Balboni, II, and Baker Donelson, Bearman, Caldwell & Berkowtiz, PC, in the State Court of Fulton County, Georgia, Civil Action File No. 04V50744704. The suit alleges breach of contract, negligence and breach of fiduciary duty relating to the legal services provided by the defendants to the plaintiffs. The suit alleges that the defendants committed legal malpractice and breached their fiduciary duties to the plaintiffs in drafting, advising, and negotiating legal documents for the plaintiffs, including the Stock Exchange Agreement, dated November 19, 2002, among and between Armagh Group, Inc., OVT, Inc., Richard E. Bennett, Jr., Robert J. Walters, and William R. Dunavant. The suit also alleges certain conflicts of interests resulting from the defendants’ representation of others, including the Armagh Group, Inc. and Rene Hamouth. In the suit, the plaintiffs seek damages in an excess of $6,000,000. Pursuant to extensions provided by the plaintiffs, an answer to the suit has not yet been filed by the defendants. The parties are currently discussing the use of alternative dispute resolution procedures to resolve the suit, including mediation.

On March 9, 2005, SmartVideo Europe, Ltd., or SVEL, which is not an affiliate of the Company, announced its intention to bring legal action in the form of a mediation/arbitration against the Company in regard to its alleged repudiation and breach of a distribution agreement between the parties, dated April 2, 2004, which involved certain rights to distribute certain of its products. The dispute includes claims of SVEL that the Company had anticipatorily breached its agreement with SVEL, thus allegedly inhibiting the development of SVEL’s business utilizing its technology on an exclusive basis throughout 25 countries throughout the European Union. The Company contends that it had the right to terminate the agreement because of breaches by SVEL. The Company believes that the claim is wholly without merit and intends to defend the claim vigorously, if a legal action is ever instituted.

On March 31, 2005, Mr. Richard Seifert and KC Adventures, Inc. filed with the American Arbitration Association in Atlanta, Georgia, certain claims against the Company and its wholly-owned subsidiary, OVT, Inc. The arbitration case number is 30-181-559-05. The Statement of Claim filed by the claimants against the Company and OVT, Inc. asserts causes of action for breach of contract, breach of fiduciary duty, unjust enrichment, violation of Pennsylvania’s Commissioned Sales Representative Act, accounting and declaratory judgment. The claims are based upon a Representation Agreement, dated February 6, 2003, between KC Ventures Group and OVT, Inc. and the Advisory Agreement dated February 19, 2003, between OVT, Inc. and KC Ventures. One or both claimants contend that they have earned or will earn compensation under the Representation Agreement in excess of $10,000,000 for providing customers and content to the Company and OVT, Inc. Further, one or both claimants also contend that they have earned fees under the Advisory Agreement in excess of $1,000,000 and certain stock options as a result of capital raised for the Company. The Company intends to vigorously defend against these claims.

Except as set forth above, the Company believes that there are no material litigation matters at the current time. Although the results of such litigation matters and claims cannot be predicted with certainty, the Company believes that the final outcome of such claims and proceedings will not have a material adverse impact on its financial position, liquidity, or results of operations.

Note 12 - Subsequent Events

New Service Launch

In January 2005, the Company launched its direct-to-the-consumer mobile video service. This service provides its customers with access to high-quality video programming that is transmitted directly to its customers’ SmartPhone cellular handsets or to Wi-Fi enabled Personal Data Assistants (PDA) devices that are connected to the Internet via a wireless local area network. (The Company defines a SmartPhone as a mobile cellular handset that is Internet enabled, has some type of Internet browser, and has either a Windows Media Player or has a RealNetworks Media Player.) The Company is a service provider to subscribers on all of the major U.S. cellular carriers. The Company also provides demonstration accounts, where the Company has acquired the necessary video distribution rights, to viewers in more than 70 countries, operating on more than 150 carriers.

Issuance of Common Stock

On March 29, 2005, the Company completed a private placement in which the Company issued 1,761,235 shares of common stock at $2.25 per share and warrants to purchase up to an additional 880,620 shares of common stock at an exercise price of $3.50 per share, resulting in gross proceeds of approximately $3,962,750. The warrants have a five-year term. In connection with this private placement, the Company paid a finder’s fee of $238,725 in cash and issued warrants to purchase up to 139,000 shares of common stock at $2.25 per share to Forte Capital Partners, LLC, the finder in the transaction. Forte Capital Partners, LLC agreed to invest $1,140,000 in two tranches, the first being $400,000 on March 29, 2005 and an additional $740,000 no fewer than three days prior to the registration statement going effective, or in the case that the registration does not go effective, by November 1, 2005, to acquire 506,667 shares of common stock and warrants to purchase 253,334 shares of common stock at $3.50 per share. Only the shares and warrants related to the $400,000 already invested have been issued. The Company has agreed to file a registration statement with respect to the securities issued in this March 2005 private placement. These securities have been issued as restricted shares to an aggregate of 31 accredited investors in a private placement exempt from registration.

Consulting Agreement with Michael P. Walsh.

Effective March 1, 2005, the Company entered into a consulting agreement with Forte Capital Partners, LLC, whose designee is Michael P. Walsh. The term of the consulting agreement is for a period of six months and provides for a monthly retainer of $7,500 plus reimbursement of all reasonable travel and other out-of-pocket expenses incurred in performing the consulting services. The consulting agreement also provides for a warrant to purchase 150,000 shares of common stock at an exercise price of $3.50 per share. The warrant includes certain cashless exercise provisions and piggyback registration rights. Either party may terminate the agreement with or without reason. If the Company terminates the agreement without cause, the Company would be obligated to pay all amounts then owed, as well as liquidated damages equal to the monthly salary for the remainder of the term.

Agreement with Two Holders of the Company’s 10% Convertible Promissory Notes

During March 2005, the Company’s reached an agreement with two shareholders who were originally holders of the Company’s 10% Convertible Promissory Notes. Under the terms of the agreement, the shareholders were issued a total of 50,000 shares as additional consideration related to rights associated with such promissory notes.

SMARTVIDEO TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheet
(Unaudited)

	For The Nine Months Ended September 30,
	2005	2004
ASSETS
CURRENT ASSETS
Cash	$91,473	$1,656
Accounts receivable - net of allowance for doubtful accounts of $96,079	1,132	77,029
Broadcast rights	2,744,392	-
Prepaid expenses	70,555	-
Total current assets	2,907,552	78,685

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $262,597 and $60,682, respectively	804,467	168,816

OTHER ASSETS
Broadcast rights, net of current portion	3,926,403	-
Other	117,261	10,000
TOTAL ASSETS	$7,755,683	$257,501

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,293,679	$1,189,260
Contracts payable - Broadcast rights	3,117,750	-
Due to related parties	64,886	12,575
Advance from shareholder	-	50,000
Due to advisor	267,457	-
Convertible promissory notes and related accrued interest, net of debt discount	105,522	-
Promissory note from director and related accrued interest	226,811
Note payable and accrued interest	-	180,847
Note payable to related party and accrued interest	-	337,979
Loan payable and related accrued interest	59,177	56,297
Total current liabilities	6,135,282	1,826,958

LONG-TERM OBLIGATIONS, NET OF CURRENT PORTION
Contracts payable - Broadcast rights	4,457,326	-
Total liabilities	10,592,608	1,826,958

Commitments and Contingencies	-

SHAREHOLDERS’ DEFICIT
Preferred stock, $.001 par value, 50,000,000 shares authorized, no shares issued and 0 outstanding as of September 30, 2005 and 12,000,000 outstanding as of September 30, 2004, respectively	-	-
Common stock, $.001 par value, 50,000,000 shares authorized, 26,822,061 and 22,486,598 shares issued and outstanding as of September 30, 2005 and September 30, 2004, respectively	26,822	22,487
Additional paid-in capital	21,698,339	7,196,008
Non-cash, stock-based compensation attributable to future periods	(1,692,265)	-
Accumulated deficit	(22,869,821)	(8,787,952)
Total shareholders’ deficit	(2,836,925)	(1,569,457)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$7,755,683	$257,501

SMARTVIDEO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
	For the Quarterly Period		For the Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
REVENUE
Revenue	$58,248	$26,868	$121,740	$70,710
Revenue - related party	-	7,478	-	26,170
Total revenue	58,248	34,346	121,740	96,880

EXPENSES
Broadcast rights	776,997	-	1,286,348	-
Compensation and benefits	469,017	1,149,800	1,235,413	758,686
Consulting fees	763,066	229,837	999,525	648,116
Data center	260,038	91,960	603,120	263,409
Professional fees	336,331	43,536	743,011	156,440
Selling, general and administrative	392,306	154,081	1,457,709	633,460
Non-cash, stock-based compensation	965,633	-	4,067,248	909,500
Depreciation	87,627	11,695	190,284	36,018
Total operating expenses	4,051,015	1,680,909	10,582,658	3,405,629
Loss from operations	(3,992,767)	(1,646,563)	(10,460,918)	(3,308,749)

OTHER INCOME (EXPENSE)
Interest income	1,519	-	10,357	-
Interest expense	(6,350)	26,205	(205,778)	(58,651)
NET LOSS	$(3,997,598)	$(1,620,358)	$(10,656,339)	$(3,367,400)

LOSS PER SHARE
Basic and diluted net loss per share	$(0.15)	$(0.07)	$(0.42)	$(0.19)

Weighted average common shares outstanding - basic and diluted	26,634,849	22,247,572	25,632,388	18,054,731

SMARTVIDEO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Nine Months Ended
	September 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITES
Net loss	$(10,656,339)	$(3,367,400)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash, stock-based compensation, option/warrant related	4,067,248	909,500
Issuance of common stock as compensation for services	750,000	-
Valuation adjustment related to non-cash compensation due to advisor	(540,017)	-
Additional consideration related to rights of convertible promissory notes	197,500	-
Depreciation	190,284	36,018
Bad debt expense	51,759	-
Change in operating assets and liabilities:
Increase in accounts receivable	(51,891)	(21,449)
Decrease in broadcast rights, net of liabilities	904,281	-
Decrease in prepaid expenses	20,132	-
Increase in other assets	(107,261)	-
Increase in accrued interest on notes payable	4,163	52,229
Decrease in investor returns	(114,500)	-
Increase in accounts payable and accrued expenses	1,599,126	680,412
Net cash used in operating activities	(3,685,515)	(1,710,690)

CASH FLOWS FROM INVESTING ACTIVITES
Capital expenditures	(764,479)	(116,104)
Net cash used in investing activities	(764,479)	(116,104)

CASH FLOWS FROM FINANCING ACTIVITES
Proceeds from the issuance of common stock, net of offering costs	3,729,875	1,500,452
Proceeds from the issuance of convertible promissory notes	200,000	-
Proceeds from the issuance of promissory note	225,000	-
Advance from shareholder	-	50,000
Repayments to related parties	(1,000)	(20,000)
Net cash provided by financing activities	4,153,875	1,530,452

NET DECREASE IN CASH	(296,119)	(296,342)

CASH, beginning of period	387,592	297,998
CASH, end of period	$91,473	$1,656

SMARTVIDEO TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 1 - Organization

SmartVideo Technologies, Inc. (“SmartVideo” or “the Company”) is a media distribution services company.  SmartVideo is in the business of obtaining the rights to video and television content for the mobile handset market and delivering the video content to mobile subscribers for a monthly fee or a portion of the associated advertising revenue.  The Company specializes in the distribution of high-quality video and television programming through devices connected to the public Internet and are currently focused on distribution to consumers with mobile display devices, cell phones and PDAs; connected to the public Internet via cellular data networks and Wi-Fi.

Note 2 -  Basis of Presentation, Significant Accounting Policies, Going Concern, and Risks and Uncertainties

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and with the instructions to Form 10-QSB for interim financial information. Accordingly, these unaudited condensed consolidated financial statements do not include all of the information and notes required for complete financial statements. In the Company’s opinion, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Certain prior year amounts have been reclassified to conform to the current year presentation. Operating results for the nine months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. For further information, refer to the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004 (“2004 10-KSB”).

Principles of Consolidation

The Company consolidates its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits.

Property and Equipment

Property and equipment consisting primarily of computer equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is generally three years. Depreciation expense was $190,284 and $36,018 for the nine month periods ended September 30, 2005 and 2004, respectively.

SMARTVIDEO TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Note 2 -  Basis of Presentation, Significant Accounting Policies, Going Concern, and Risks and Uncertainties (continued)

Property and Equipment (continued)

Property and equipment consist of the following:

September 30,
2005
Computer equipment	$987,564
Proprietary software development	79,500
1,067,064
Less accumulated depreciation	(262,597)
Property and equipment, net	$804,467

Broadcast Rights

The Company acquires rights to programming so that it may deliver this programming to its subscribers. The costs incurred in acquiring programs are capitalized and amortized over the license period or projected useful life of the programming. Program rights and the related liabilities are recorded at the gross amount of the liabilities when the license period has begun, the cost of the program is determinable, and the program is accepted and available for airing.

Going Concern

The Company has incurred recurring losses and negative cash flows since inception. The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As of and for the nine months ended September 30, 2005, it had an accumulated deficit of approximately $22,917,000, a loss from operations of approximately $10,461,000, and cash flows used in operations of approximately $3,686,000. These matters raise substantial doubt about its ability to continue as a going concern. The ability of the Company to continue its operations is contingent upon obtaining additional financing and attaining profitable operations.

Proceeds received from the March 2005 private placement have been used to support the expenses associated with market roll-out of the SmartVideo services, which include the acquisition of programming rights, marketing and sales initiatives, and further improvements to the Company’s technology, as well as increase staffing levels to support these marketing and technology efforts, all of which will adversely affect operating results until revenues from sales of the Company’s services reach a level at which operating costs can be supported. In the Company’s efforts to strengthen its marketing and sales initiatives for the distribution of its services, it is critical that the Company obtain distribution partners in order to begin generating revenues.

The Company does not expect to generate cash flows from operating activities during 2005 sufficient to offset its operating expenditures. The Company’s operations to date have been financed primarily through sales of its securities. The Company anticipates, based on its currently proposed plans and assumptions relating to operations, that the net proceeds from its recent financings, together with projected cash flow from operations, will not be sufficient to meet the Company’s cash requirements for working capital and capital expenditures

SMARTVIDEO TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Note 2 -  Basis of Presentation, Significant Accounting Policies, Going Concern, and Risks and Uncertainties (continued)

Going Concern (continued)

through December 31, 2005. As a result, it will be necessary for the Company to secure additional financing to support its operations. There can be no assurance that the Company will be able to obtain such financing on acceptable terms, or at all. If adequate funds are not available or not available on acceptable terms, the Company will be unable to continue as a going concern.

SMARTVIDEO TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Note 2 -  Basis of Presentation, Significant Accounting Policies, Going Concern, and Risks and Uncertainties (continued)

Earnings Per Share

Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”) requires entities to present both basic earnings per share (“EPS”) and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if the outstanding common share equivalents exercised into common stock. Common share equivalents consist of shares issuable upon the exercise of certain common stock purchase warrants, stock options, and convertible promissory notes. The Company has excluded these common share equivalents from its computation of earnings per share due to their antidilutive effect. Accordingly, the basic and diluted EPS are the same. At September 30, 2005, there were 10,616,220 shares of issuable common stock if underlying the warrants, options, or convertible securities. Earnings per share amounts for all periods presented in the accompanying condensed consolidated financial statements are presented in accordance with the requirements of SFAS 128.

Stock-based Compensation

The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations.  As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price.  Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.  The Company adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS 148, “Accounting for Stock-Based Compensation -Transition and Disclosure”, which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied.  The Company accounts for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS 123.

Revenue Recognition

The Company provides services to our business to business customers under volume-based usage arrangements of our digital media and multimedia broadcast products and services. Under certain arrangements, the customers are subject to a base monthly fee or minimum monthly usage requirements in order to maintain a customer’s preferential negotiated rates. From time to time, the Company may also lease hardware to its customers enabling them to facilitate a live broadcast. In certain situations, the Company may sell hardware to its resellers under the specific terms of the agreements with them.

Revenue is also recognized as earned upon the delivery of services to the Company’s subscription-based customers. This is typically when a digital media or multimedia broadcast is viewed. Many of the Company’s subscription-based customers access its programming through the purchase of a monthly, semi-annual, or annual subscription fee for SmartVideo’s mobile entertainment services.

SMARTVIDEO TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Note 2 -  Basis of Presentation, Significant Accounting Policies, Going Concern, and Risks and Uncertainties (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates made by management include the provision for doubtful accounts receivable and accrued expenses. While the Company believes that such estimates are fair when considered in conjunction with the consolidated financial position and results of operations as a whole, the actual amounts of these estimates, when known, will often vary from these estimates.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share Based Payment” (“SFAS 123R”) which (i) revises SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) to eliminate the disclosure only provisions of that statement and the alternative to follow the intrinsic value method of accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and its related implementation guidance, and (ii) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, including grants of employee stock options, based on the grant-date fair value of the award and recognize that cost in its results of operations over the period during which an employee is required to provide the requisite service in exchange for that award. On April 14, 2005, the U.S. Securities and Exchange Commission adopted a new rule amending the compliance dates for FAS 123R. In accordance with the new rule, the accounting provisions of FAS 123R will be effective for the Company in fiscal 2006. Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS 123. The Company is currently evaluating which transitional provision and fair value methodology it will follow. The Company expects that any expense associated with the adoption of the provisions of SFAS 123R will have a material negative impact on our results of operations. SFAS 123R will be effective for the fiscal year and first interim period beginning on January 1, 2006.

Note 3 - Due to Advisor

Under the terms of an advisory agreement with one of the Company’s consultants, the Company has recorded a liability for a cash component of approximately $34,000 and unissued, non-cash, stock-based compensation due and outstanding in the approximate amount of $234,000 as of September 30, 2005. The estimated non-cash, stock-based compensation due to the advisor has been computed using a Black-Scholes fair value method. For purposes of estimating the liability due to advisor, the fair value of each option was estimated as of September 30, 2005 using a Black-Scholes option pricing model with the following weighted average assumptions: the risk-free interest rate was 4.25%, the volatility factor as 169.96, the estimated average life term was 4.00 years, and the weighted average fair value of the options was $1.89.

SMARTVIDEO TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Note 4 - Shareholders’ Equity

The authorized capital stock of the Company consists of 50,000,000 shares of $.001 par value common stock and 50,000,000 shares of $.001 par value preferred stock, in one or more series as determined by the Board of Directors.

SMARTVIDEO TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Note 4 - Shareholders’ Equity (continued)

On May 1, 2004, the Board of Directors granted options for an aggregate of 750,000 shares of common stock under the 2004 Equity Incentive Plan. These stock options were awarded to five members of our outside Advisory Committee, Herman Rush, Joseph Indelli, Peter Sealey, James Rosenfield, and Frederick Pierce, and have an exercise price of $3.50 per share. For the nine months ended September 30, 2005, the Company has recorded $629,775 in non-cash, stock-based compensation expense and $1,189,575 in non-cash, stock-based compensation attributable to future periods related to these awards. The current and deferred portions of the compensation have been determined using the Black-Scholes fair value method.

On September 1, 2004, the Company issued an incentive stock option award to Darren Breitkreuz, a former director, in the amount of 500,000 options. These options were previously authorized by the Board of Directors subject to shareholder approval of the 2004 Equity Incentive Plan. These options have an exercise price of $1.00 per share. The closing share price on the date preceding this award was $2.07. For the nine months ended September 30, 2005, the Company has recorded $74,063 in non-cash, stock-based compensation expense and $296,250 in non-cash, stock-based compensation attributable to future periods related to this award. The current and deferred portions of the compensation have been determined using the Black-Scholes fair value method.

Effective March 1, 2005, the Company entered into a six month consulting agreement with Forté Capital Partners, LLC, (“Forté”) whose designee was Michael P. Walsh, to serve as our Chief Financial Officer. The Company was required to pay Forté a monthly salary of $7,500 plus reimburse all reasonable travel and other out-of-pocket expenses incurred in performing the consulting services. The consulting agreement also required the Company to issue to Forté a warrant to purchase 150,000 shares of common stock at an exercise price of $3.50 per share. The warrant includes certain cashless exercise provisions and piggyback registration rights. Either party had the right to terminate the agreement with or without reason. Forté delivered a notice of termination on June 14, 2005 and Mr. Walsh resigned from this engagement effective June 15, 2005. For the nine months ended September 30, 2005, the Company has recorded $286,950 in non-cash, stock-based compensation expense related to this award. The compensation expense has been determined using the Black-Scholes fair value method. As of September 30, 2005, the Company owed Forté $30,000 for the monthly salary under the terms of this arrangement.

Effective March 1, 2005, the Company entered into a consulting agreement with Trilogy Capital Partners, Inc. (“Trilogy”) for the development and implementation of a marketing program. The term of the consulting agreement was for a period of one year and provided for a monthly fee of $10,000 plus reimbursement of all reasonable travel and other out-of-pocket expenses incurred in performing the consulting services. The consulting agreement also required the Company to issue to Trilogy for warrants to purchase an aggregate of 1,250,000 shares of common stock at exercise prices ranging from $4.30 to $6.50 per share. The warrants include certain cashless exercise provisions and piggyback registration rights. Either party may terminate the agreement with or without reason. The Company terminated this agreement in June 2005. For the nine months ended September 30, 2005, the Company has recorded $2,337,500 in non-cash, stock-based compensation expense related to the issuance of these warrants. The compensation expense has been determined using the Black-Scholes fair value method.

During March 2005, the Company reached an agreement with two shareholders who were originally holders of the Company’s 10% Convertible Promissory Notes. Under the terms of the agreement, the shareholders were issued a total of 50,000 shares as additional consideration related to rights associated with such promissory notes. The shares were valued at $3.95 per share, the fair market value of the shares at the date of issuance. Accordingly, the additional consideration resulting from the issuance of the shares amounted to $197,500, based on the fair value of the common stock at the date of issuance and is recognized as interest expense in the accompanying consolidated financial statements.

SMARTVIDEO TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Note 4 - Shareholders’ Equity (continued)

On March 29, 2005, the Company completed a private placement pursuant to which we issued 1,761,345 shares of common stock at $2.25 per share and warrants to purchase up to an additional 880,675 shares of common stock at an exercise price of $3.50 per share were issued, resulting in gross proceeds of approximately $3,963,000. The warrants have a five-year term. In connection with this private placement, the Company paid a finder’s fee of $233,125 in cash and issued warrants to purchase up to 139,000 shares of common stock at $2.25 per share to Forté, the placement agent in the transaction. Further, Forté unconditionally agreed to purchase an additional $740,000 of the securities issued in the transaction, consisting of 328,889 shares of common stock and warrants to purchase up to an additional 164,445 shares of common stock at a purchase price of $3.50 per share, no fewer than three days prior to the date that a registration statement filed with the Securities and Exchange Commission (the “SEC”) was declared effective or in the case that the registration statement does not go effective, by November 1, 2005. The Company’s registration statement with respect to the securities issued in this March 2005 private placement was declared effective by the SEC on July 1, 2005.

On June 23, 2005, the Company notified Forté that it intended to request that the SEC declare the registration statement effective no later than Thursday, June 30, 2005 and requested that Forté fulfill its “unconditional obligation” to fund the balance of $740,000 within three business days of such notice. As of September 30, 2005 and the date of this filing, Forté had not fulfilled this obligation. The entire amount of this receivable has been reserved in the accompanying financial statements. The Company has filed a claim in the Delaware Court of Chancery against Forté to recover the funds owed to it.

On July 15, 2005, the Company issued 9,882 shares of its common stock to The Lippin Group in accordance with the terms of its agreement as part of the monthly service fees. The shares were valued at an average price of approximately $3.04 per share, which represents the fair market value of the shares as of the dates of computation per the agreement. Accordingly, the consideration resulting from the issuance of the shares amounted to $30,000, based on the fair value of the common stock at the dates of computation per the agreement and is recognized as consulting expense in the accompanying consolidated financial statements.

On July 18, 2005, the Company entered into an Advisory Services Agreement (the "Advisory Agreement") with Ascendiant Capital Group LLC, pursuant to which Ascendiant will provide advice with respect to business strategy, strategic alliances, mergers and acquisitions, stock option plans, corporate governance and analysis regarding qualification for national stock exchanges. The term of the Advisory Agreement is for six months from the date of the Advisory Agreement, with additional extensions at the mutual agreement of the parties.

SMARTVIDEO TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

The Company has agreed to pay Ascendiant for its services (i) an up front fee of 750,000 shares of its common stock, par value $0.001 per share, in consideration of entering into the Advisory Agreement and (ii) if such services were requested by the Company, a fee for services rendered in connection with a merger, consolidation, asset purchase, technology license or substantially similar transaction equal to 10% of the value of the transaction (or 5% if the party to the transaction is identified by registrant). The shares were valued at $0.95 per share, the fair market value of the shares at the date of issuance. Accordingly, the consideration resulting from the issuance of the shares amounted to $712,500, based on the fair value of the common stock at the date of issuance and is recognized as consulting expense in the accompanying consolidated financial statements.

SMARTVIDEO TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Note 4 - Shareholders’ Equity (continued)

In the Advisory Agreement, the Company has granted to Ascendiant standard “piggy-back” registration rights that would permit Ascendiant to include its shares on a registration statement filed by the Company in the future relating to the offer or sale of its common stock.

On August 25, 2005, the Company reached an agreement with W.H. Platt Company in settlement of certain accounts payable due at that time and issued 52,000 shares of its common stock. The shares were valued at $0.79 per share, the fair market value of the shares at the date of issuance. Accordingly, the consideration resulting from the issuance of the shares amounted to $41,028, based on the fair value of the common stock at the date of issuance.

On August 29, 2005, the Company reached an agreement with The Lippin Group in settlement of certain accounts payable due at that time and issued 11,000 shares of its common stock. The shares were valued at $1.07 per share, the fair market value of the shares at the date of issuance. Accordingly, the consideration resulting from the issuance of the shares amounted to $11,770, based on the fair value of the common stock at the date of issuance.

For purposes of computing the fair value of each option or common stock purchase warrant issuance listed above, the Company used the Black-Scholes option pricing model with the following weighted average assumptions: the risk-free interest rate was 4.25%, the volatility factor was 128.77%, the estimated average life term was 3.96, and the weighted average fair value of the options granted was $2.40.

Note 5 - Office Space

In May 2005, the Company assumed a sublease for approximately 25,000 square feet of office space in Duluth, Georgia. This office space currently serves as the Company’s corporate headquarters. This sublease calls for monthly rental payments of approximately $23,000 and terminates on August 31, 2007. Rent expense for the nine months ended September 30, 2005 was $203,716.

Note 6 - Stock Plans

2004 Equity Incentive Plan

The Board of Directors of the Company adopted the 2004 Stock Incentive Plan (“2004 Plan”) effective January 1, 2004, to provide incentives to attract and retain officers, directors, and key employees. The 2004 Plan allows for the issuance of up to 5,000,000 shares of common stock. This Plan was approved by the shareholders at the annual meeting held on August 31, 2004. There are 2,695,000 options granted and outstanding under this plan. The exercise prices of the options granted under this plan range between $.90 and $3.50 with a weighted average exercise price of $2.08. All of the stock options granted from the adoption of the 2004 Plan through September 30, 2005 are outstanding as of September 30, 2005. There were no exercises or forfeitures during the nine months ended September 30, 2005. The weighted average remaining contractual life of the options granted and outstanding under this plan is 8.80 years. As of September 30, 2005, there were 1,075,625 options exercisable, but unexercised. In general, stock options granted through September 30, 2005 have included exercise prices not less than the fair market value of our common stock at the date of grant, and vest, as determined by the Company’s Board of Directors.

SMARTVIDEO TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

On September 1, 2004, the Company granted 50,000 stock options to an officer. On December 7, 2004, the Company granted an additional 50,000 stock options to this same officer. No other officer or director of the Company holds any options, warrants or other rights allowing such person to acquire additional shares of the Company’s common stock.

SMARTVIDEO TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Note 6 - Stock Plans (continued)

2004 Equity Incentive Plan (continued)

SmartVideo reports all non-cash, stock-based compensation to non-statutory employees as a single expense category in the accompanying unaudited condensed consolidated statements of operations. During the nine months ended September 30, 2005, the Company recorded approximately $4,067,000 in non-cash stock-based compensation to non-statutory employees.

Accounting for Stock-Based Compensation

The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations.  As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price.  Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.  The Company adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS 148, “Accounting for Stock-Based Compensation -Transition and Disclosure”, which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied.  The Company accounts for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS 123.

Pro forma information regarding net loss and net loss per share is required by SFAS 123 and has been determined as if the Company had accounted for its stock-based compensation plans using the fair value method prescribed by that statement. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period on a straight-line basis. All options are initially assumed to vest. Compensation previously recognized is reversed to the extent applicable to forfeitures of unvested options. The following table illustrates the effect on the net loss per share if the Company had accounted for its stock-based compensation plans using the fair value method:

	September 30,
	2005	2004
Net loss to common shareholders, as reported	$(10,656,339)	$(3,367,400)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	-	-
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(233,540)	-
Pro forma net loss to common shareholders	$(10,889,879)	$(3,367,400)

Basic and diluted net loss per share, as reported	$(0.42)	$(0.19)
Pro forma basic and diluted net loss per share	$(0.42)	$(0.19)

SMARTVIDEO TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Note 6 - Stock Plans (continued)

For purposes of this pro forma presentation, the fair value of each option grant was estimated at the date of the grant using a Black-Scholes option pricing model with the following weighted average assumptions: the risk-free interest rate was 2.50%, the volatility factor was 115.96%, the estimated average life term was 3.25 years, and the weighted average fair value of the options granted was $2.08.

The Company’s wholly owned subsidiary had issued under its stock incentive plan approximately 1,565,500 options which were still outstanding at September 30, 2005. These options have exercise prices ranging from $0.06 to $0.50 per option. Such options were granted between October 2000 and April 2002. Under the terms of the stock incentive plan, all of these options have expired.

Note 7 - Promissory Notes

Concurrent with the merger on November 26, 2002, the Company agreed to assume a $50,000 loan payable to a third party. The loan bears interest at 5% and is payable on demand. The accrued interest on the loan payable was approximately $9,177 as of September 30, 2005.

The Company had a $325,000 note payable to an entity owned by the spouse of a shareholder, bearing interest at 8%. The principal due under the terms of this note payable, including accrued interest, was paid in full on December 31, 2004. However, we have received notice of additional late charges in the amount of $53,311 associated with this note payable that may be due but are in dispute as September 30, 2005.

On August 12, 2005, the Company borrowed $225,000 from Justin A. Stanley, Jr., one of its directors. Pursuant to the promissory note issued in connection with the loan, the Company is obligated to pay all principal and interest due under the note by no later than September 12, 2006. Interest on the unpaid principal balance of the note accrues at a rate equal to the fluctuating prime lending rate of LaSalle Bank, N.A., Chicago, Illinois, as such rate is in effect less one hundred basis points. This principal portion of this note in the amount of $225,000 was repaid on November 22, 2005.

Note 8 - Convertible Promissory Notes

On September 26, 2005, the Company borrowed $100,000 from Michael E. Criden, Esq. and $100,000 from Glenn H. Singer, and GHS Holdings, a company controlled by Mr. Singer. Pursuant to the convertible promissory notes issued in connection with the loan, the Company is obligated to pay all principal and interest due under the note one year from the date of the loan. Interest on the unpaid principal balance of the note accrues at a rate of 8% per annum. If the Company completes a financing of at least $2.5 million from the sale of its equity securities prior to the maturity date of the convertible promissory notes, the principal amount of each note will convert into shares or units of the equity securities sold in such financing at a per share sale price or unit price of the financing. In the event such a financing does not occur, Messrs. Criden and Singer have the right to convert their loans into shares of the Company’s common stock at a per share price equal to the closing price on the date the conversion notice is received by the Company. After the allocation of the relative fair value of the common stock purchase warrants issued in conjunction with these notes, there is a beneficial conversion feature in the amount of $47,328. This beneficial conversion feature has been reflected in the accompanying unaudited financial statements as a debt discount with a corresponding adjustment to additional paid-in capital as of the date of issuance.

SMARTVIDEO TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Note 8 - Convertible Promissory Notes (continued)

In addition to receiving the convertible promissory notes, Messrs. Criden and Singer and GHS Holdings each received a five-year warrant to purchase 33,333 shares of the Company’s common stock at an exercise price of $2.00 per share. Messrs. Criden and Singer were also granted certain piggy-back registration rights with respect to the shares of common stock underlying the convertible promissory notes and the warrants. The relative fair value of these common stock purchase warrants was $47,328 as of the date of issuance and has been reflected in the accompanying unaudited financial statements as additional paid-in capital.

Note 9 - Related Party Transactions

The Company had a $325,000 note payable to an entity owned by the spouse of a shareholder, bearing interest at 8%. The principal due under the terms of this note payable, including accrued interest, was paid in full on December 31, 2004. However, we have received notice of additional late charges in the amount of $53,311 associated with this note payable that may be due but are in dispute as September 30, 2005.

The Company had advances from individual holders of more than 10% of the Company’s common stock amounting to $11,575 at September 30, 2005. These advances are payable on demand and do not bear interest.

Until October 2002, the Company was provided the use of office facilities from a related entity, owned by the spouse of Robert J. Walters (a holder of more than 10% of the Company’s common stock), at no cost. In October 2002, an agreement was reached with this related entity to charge the Company rent for its share of the office facilities and common expenses. This lease expired on August 31, 2005.

During 2004 and 2005, a related entity, owned by the spouse of Robert J. Walters (a holder of more than 10% of our common stock), used the Company’s products and services. Revenues generated from this arrangement during 2004 and 2005 amounted to approximately $75,500, all of which was receivable at September 30, 2005. These amounts have been reserved in full pending the resolution of the dispute regarding the late charges associated with the note payable as discussed earlier.

On August 12, 2005, the Company borrowed $225,000 from Justin A. Stanley, Jr., one of its directors. Pursuant to the promissory note issued in connection with the loan, the Company is obligated to pay all principal and interest due under the note by no later than September 12, 2006. Interest on the unpaid principal balance of the note accrues at a rate equal to the fluctuating prime lending rate of LaSalle Bank, N.A., Chicago, Illinois, as such rate is in effect less one hundred basis points. This principal portion of this note in the amount of $225,000 was repaid on November 22, 2005.

Note 10 - Commitments and Contingencies

From time-to-time, the Company is a party to claims and legal proceedings arising in the ordinary course of business. The Company’s management evaluates the exposure to these claims and proceedings individually and in the aggregate and allocates additional monies for potential losses on such litigation if it is possible to estimate the amount of loss and determine if the loss is probable.

On or about April 6, 2004, Rene Hamouth filed a Writ of Summons in the Supreme Court of British Columbia (Case No. SO41955) against the Company, the Chief Executive Officer and sole director, Richard E. Bennett, Jr. and the Company’s securities counsel, Edwards & Angell, LLP, a predecessor to Edwards Angell Palmer & Dodge, LLP, seeking an unspecified amount of damages and costs for alleged libel of Mr. Hamouth resulting from two letters to his stockbroker, First Associates Investments, Inc. The Company and the other defendants have made an appearance in the court through respective legal counsel.

SMARTVIDEO TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Note 10 - Commitments and Contingencies

On June 29, 2004, Mr. Hamouth filed an Amended Statement of Claim with the court. On November 19, 2004, the Court of Appeal for British Columbia granted Edwards & Angell, LLP the right to appeal a chambers judge's decision that the alleged libelous correspondence in question is covered by absolute privilege and granted a stay of the proceeding pending the outcome of the appeal. The appeal was heard in February 2005. On March 30, 2005, the court granted the appeal and dismissed the claim against Edwards & Angell, LLP. Since the court's entry of judgment in the appeal, Mr. Hamouth has taken no further steps in his claims against the Company or Mr. Bennett. The Company intends to vigorously defend any claims made by Mr. Hamouth should further action be taken by him in this dispute.

On or about April 22, 2004, the Company filed a complaint in the United States District Court, North District of Georgia (Case No. 1:04-CV-1123) against Rene Hamouth, seeking the recovery of all profits realized by Mr. Hamouth resulting from his alleged violations of Section 16(b) of the Securities Exchange Act of 1934 relating to his purchases and sales of our common stock since approximately January 1, 2003. The Company is seeking damages in the amount of at least $151,428, interest on the amount of profits recovered and all other general and equitable relief to which the Company may be entitled. Since filing the complaint and serving Mr. Hamouth, Mr. Hamouth has filed an answer. The court has entered a scheduling order, approving the Joint Preliminary Planning Report and Discovery Plan. On March 16, 2005, the Company received notice that Mr. Hamouth's attorney in this matter has withdrawn from the case. On April 15, 2005, the Company filed a motion for summary judgment in this matter. The motion was unopposed. On October 5, 2005, the Court granted the Company’s motion for summary judgment in the amount of $172,324.32.

On or about June 30, 2004, Rene Hamouth filed a stockholder derivative action on behalf of the Company, as a nominal defendant, against Richard E. Bennett, Jr., Robert J. Walters and William R. Dunavant in the United States District Court for the Northern District of Georgia, Atlanta Division, Civil Action File No. 1:04-CV-1921-TWT. In his complaint, Mr. Hamouth alleged that Messrs. Bennett, Walters and Dunavant failed to forfeit three million shares of the Company’s Series A Convertible Preferred Stock in breach of a Stock Exchange Agreement dated November 9, 2002, among the Company and Messrs. Bennett, Walters and Dunavant. Mr. Hamouth alleged that the Preferred Stock was required to be forfeited if the Company did not have pre-tax earnings of at least $220,000 for the fiscal year ended September 30, 2003. On January 21, 2005, Mr. Hamouth filed his Consent Motion to Dismiss without Prejudice. On February 8, 2005, the Court granted Mr. Hamouth's Consent Motion to Dismiss without Prejudice and dismissed the case without prejudice.

On November 15, 2004, the Company, its subsidiary, OVT, Inc., Robert J. Walters, Richard E. Bennett, Jr. and William R. Dunavant filed suit against Balboni Law Group, LLC, Gerardo M. Balboni, II, and Baker Donelson, Bearman, Caldwell & Berkowtiz, PC, in the State Court of Fulton County, Georgia, Civil Action File No. 04V50744704. The suit alleges breach of contract, negligence and breach of fiduciary duty relating to the legal services provided by the defendants to the plaintiffs. The suit alleges that the defendants committed legal malpractice and breached their fiduciary duties to the plaintiffs in drafting, advising, and negotiating legal documents for the plaintiffs, including the Stock Exchange Agreement, dated November 19, 2002, among and between Armagh Group, Inc., OVT, Inc., Richard E. Bennett, Jr., Robert J. Walters, and William R. Dunavant. The suit also alleges certain conflicts of interests resulting from the defendants' representation of others, including the Armagh Group, Inc. and Rene Hamouth. In the suit, the plaintiffs seek damages in an excess of $6,000,000. Pursuant to extensions provided by the plaintiffs, an answer to the suit has not yet been filed by the defendants. The parties are currently discussing the use of alternative dispute resolution procedures to resolve the suit, including mediation.

SMARTVIDEO TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Note 10 - Commitments and Contingencies (continued)

On March 9, 2005, SmartVideo Europe, Ltd., or SVEL, which is not an affiliate of the Company, announced its intention to bring legal action in the form of a mediation/arbitration against the Company in regard to its alleged repudiation and breach of a distribution agreement between the parties, dated April 2, 2004, which involved certain rights to distribute certain of its products. The dispute includes claims of SVEL that the Company had anticipatorily breached its agreement with SVEL, thus allegedly inhibiting the development of SVEL's business utilizing its technology on an exclusive basis throughout 25 countries throughout the European Union. The Company contends that it had the right to terminate the agreement because of breaches by SVEL. The Company believes that the claim is wholly without merit and intends to defend the claim vigorously, if a legal action is ever instituted.

On March 31, 2005, Mr. Richard Seifert and KC Ventures, Inc. filed with the American Arbitration Association in Atlanta, Georgia, certain claims against the Company and its wholly-owned subsidiary, OVT, Inc. The arbitration case number was 30-181-559-05. The Statement of Claim filed by the claimants against the Company and OVT, Inc. asserted causes of action for breach of contract, breach of fiduciary duty, unjust enrichment, violation of Pennsylvania's Commissioned Sales Representative Act, and sought accounting and declaratory judgment. The claims were based upon a Representation Agreement, dated February 6, 2003, between KC Ventures Group and OVT, Inc. and the Advisory Agreement dated February 19, 2003, between OVT, Inc. and KC Ventures. One or both claimants contend that they had earned or would have earned compensation under the Representation Agreement in excess of $10,000,000 for providing customers and content to the Company and OVT, Inc. Further, one or both claimants also contended that they had earned fees under the Advisory Agreement in excess of $1,000,000 and certain stock options as a result of capital raised for the Company.

On January 30, 2006, the Company and OVT, Inc. entered into a settlement agreement with Mr. Seifert and KC Ventures, Inc. Pursuant to the terms of the settlement agreement, the Company agreed to issue 800,000 shares of Preferred Stock to Mr. Seifert and 200,000 shares of Preferred Stock to his attorneys, Frank, Rosen, Snyder & Moss, L.L.P., in exchange for Mr. Seifert and KC Ventures, Inc. agreeing to dismiss the pending arbitration with prejudice and to exchange mutual releases of claims. The Company also granted certain piggy-back registration rights with respect to the shares of common stock underlying the Preferred Stock.

On June 21, 2005, Forté, one of our stockholders and the finder in connection with our March 2005 private placement, filed in the Court of Chancery, New Castle County, Delaware, a complaint against us and our Chief Executive Officer and sole director, Richard E. Bennett, Jr. Forté seeks an injunction to restrain us and Mr. Bennett from taking any further action which dilutes the value and voting power of Forté’s shares of stock and an order to inspect the books and records of the Company. Forté alleges in its complaint that: (i) Mr. Bennett, William R. Dunavant and Robert J. Walters have failed to return a total of 3,000,000 shares of common stock to the Company in accordance with the terms of a Stock Exchange Agreement among Armagh Group, Inc., OVT, Inc. and Messrs. Bennett, Dunavant and Walters, (ii) a former director of the Company, Darren Breitkreuz, determined that the 3,000,000 shares of common stock should be forfeited and that Messrs. Bennett, Dunavant and Walters failed to accept such determination, (iii) compensation of $800,000 in the form of 2,139,130 units consisting of common stock and warrants were issued to Interim CFO Solutions LLC, an entity owned by Kevin D. McNeil, which constituted unjust enrichment of Mr. McNeil and breach of Mr. Bennett’s fiduciary duty to the Company, and (iv) certain other failures by the officers and directors of the Company to observe certain corporate formalities.

On or about July 27, 2005, the Company filed its answer, affirmative defenses and counterclaim in response to Forté’s complaint. In addition to denying any alleged wrongdoing, the Company asserted the following affirmative defenses: Forté failed to state a claim upon which relief could be granted, Forté is acting for an impermissible purpose and Forté lacks standing to sue in its own name. In addition, the Company included a counterclaim seeking the payment by Forté of $740,000 pursuant to the terms of Amendment No. 1 to the Securities Purchase Agreement entered into between the Company and Forté dated March 29, 2005.

SMARTVIDEO TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Note 10 - Commitments and Contingencies (continued)

On or about August 22, 2005, Mr. Bennett filed his answer and affirmative defenses to Forté’s complaint. Mr. Bennett denied any alleged wrongdoing and asserted the following affirmative defenses: the complaint fails to state a claim upon which relief can be granted, Forté is acting for an impermissible purpose and has unclean hands, Forté lacks standing to sue in its own name and Forté’s claims are precluded by the limitation of director liability provisions of the Company’s Certificate of Incorporation authorized by Section 102(b)(7) of the Delaware Corporation Laws.

On or about September 30, 2004, the Cell Phone Entertainment, LLC and the Company, as Guarantor, entered into an agreement with Mantra Films, Inc. to market and distribute video clips via wireless technology. Pursuant to the terms of the agreement, the Company agreed to guarantee certain payments to be made by Cell Phone Entertainment, LLC, totaling $900,000.

Except as set forth above, the Company believes that there are no material commitments or litigation matters at the current time. Although the results of such litigation matters and claims cannot be predicted with certainty, the Company believes that the final outcome of such claims and proceedings will not have a material adverse impact on its financial position, liquidity, or results of operations.

Note 11 - Subsequent Events

On October 19, 2005, the Company borrowed $200,000 from Michael E. Criden, Esq. and $200,000 from Glenn H. Singer and GHS Holdings, a company controlled by Mr. Singer. Pursuant to the convertible promissory notes issued in connection with the loan, the Company is obligated to pay all principal and interest due under the note one year from the date of the loan. Interest on the unpaid principal balance of the note accrues at a rate of 8% per annum. If the Company completes a financing of at least $2.5 million from the sale of its equity securities prior to the maturity date of the convertible promissory notes, the principal amount of each note will convert into shares or units of the equity securities sold in such financing at a per share sale price or unit price of the financing. In the event such a financing does not occur, Messrs. Criden and Singer have the right to convert their loans into shares of the Company’s common stock at a per share price equal to the closing price on the date the conversion notice is received by the Company.

In addition to receiving the convertible promissory notes, Messrs. Criden and Singer and GHS Holdings, a company controlled by Mr. Singer, each received a five-year warrant to purchase 66,667 shares of the Company’s common stock at an exercise price of $2.00 per share. Messrs. Criden and Singer were also granted certain piggy-back registration rights with respect to the shares of common stock underlying the convertible promissory notes and the warrants.

On October 25, 2005, Forté filed a Motion for Temporary Restraining Order and Application with the Court of Chancery, New Castle County, Delaware (the “Court”), pursuant to Section 225 of the Delaware General Corporation Laws for a hearing to determine and enforce the replacement of the Company’s board of directors (the “TRO Motion”). In the TRO Motion, Forté requested a hearing to determine whether the consent solicitation it engineered and carried out successfully removed and replaced the Company’s board of directors. On October 26, 2005, Forté filed a Supplemental Motion for Temporary Restraining Order (the “Supplemental TRO Motion”). In addition to requesting an expedited hearing to determine the validity of its consent solicitation, Forté sought a variety of temporary relief.

The Court held a hearing on the TRO Motion and the Supplemental TRO Motion on October 31, 2005. At the hearing, the Court scheduled a November 21, 2005 trial on the merits to determine the validity of the consent solicitation. Pending a determination on the merits, the Court entered a Status Quo Order on November 3, 2005, directing, among other things, that the Company’s board of directors be left in place and that the Company provide five days notice to Forté prior to entering into certain business transactions outside the ordinary course of business of the Company.

SMARTVIDEO TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Note 11 - Subsequent Events (continued)

On November 19, 2005, the Court dismissed Forté’s TRO Motion and the Supplemental TRO Motion with prejudice. In addition, the Court vacated its Status Quo Order.

On November 21, 2005, the first closing (the “Private Placement”) of the sale of securities occurred pursuant to the Securities Purchase Agreement (“SPA”) dated as of October 31, 2005 among SmartVideo Technologies, Inc. (the “Company”) and 60 accredited investors (the “Investors”). Under the terms of the SPA, the Company received gross proceeds of $4,000,000 and issued to the Investors a total of 5,333,333 shares of Series A-1 Convertible Preferred Stock (the “Preferred Stock”), five-year warrants exercisable at $1.75 per share to purchase up to 5,333,333 shares of common stock and five-year warrants exercisable at $2.00 per share to purchase up to 1,333,333 shares of common stock.

On November 21, 2005, the Company completed the Private Placement pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

The loans provided to the Company by Messrs. Singer and Criden have been credited toward their purchase price for the Preferred Stock issued in the Private Placement.

On November 21, 2005, Glenn Singer and Michael E. Criden, Esq. were appointed to the Company’s board of directors pursuant to the terms of the SPA. Mr. Criden has been a partner for over five years in Hanzman & Criden, P.A., a South Florida law firm that devotes much of its practice to class action and complex commercial litigation. Mr. Singer is currently the mayor of Golden Beach, Florida. Mr. Singer and his partners built Florida-based National Business Solutions, an employee-leasing company, which was acquired in 1996 by Paychex for $160 million.

On December 2, 2005, the second closing of the sale of securities occurred pursuant to the SPA..Under the terms of the SPA, the Company received gross proceeds of $4,000,000 and issued to the Investors a total of 5,333,333 shares of Preferred Stock , five-year warrants exercisable at $1.75 per share to purchase up to 5,333,333 shares of common stock and five-year warrants exercisable at $2.00 per share to purchase up to 1,333,333 shares of common stock.

On December 15, 2005, we received a letter on behalf of Enable Growth Partners, L.P. demanding that the Company pay cash damages of $1,757,567.71 within five business days thereafter. Enable Growth Partners, L.P. alleges that it sold 295,001 shares of the our common stock in the public markets during November 2005 in reliance on our Registration Statement on Form SB-2 that was declared effective on July 1, 2005. We were unable to issue unlegended shares to cover Enable Growth Partners, L.P.’s alleged sale of 295,001 shares because such registration statement did not contain current information regarding the Company. As a result, Enable Growth Partners, L.P. alleges that it was required to purchase shares of our common stock in the open market to satisfy its sale of such securities. We are presently evaluating Enable Growth Partners, L.P.’s claim. There can be no assurances at this time that we will be successful in defending Enable Growth Partners, L.P.’s damage claim.

On January 19, 2006, the Company received a letter on behalf of Mantra Films, Inc. demanding that the Company pay cash damages of $791,244 as a result of the Company’s breach of its guarantee obligation under the terms of an agreement between Cell Phone Entertainment, LLC, Mantra Films, Inc. and the Company (as Guarantor) dated September 30, 2004. Mantra Films, Inc. alleges that Cell Phone Entertainment, LLC and the Company have failed to make certain guaranteed minimum license payments due under the agreement. As a result of the alleged failure to make such minimum payments, Mantra Films, Inc. has terminated the agreement. The $791,244 amount demanded represents the entire contract amount, including both past due payments and future guaranteed license fees, totaling $900,000, which amount has been reduced by payments made and certain prepaid insurance premiums in the amount of $108,756. We believe that we have meritorious defenses to any claims for payment under the agreement and we intend to vigorously defend against any such claims. There can be no assurances at this time that we will be successful in defending Mantra Film, Inc.’s damage claim.

On March 31, 2005, Mr. Richard Seifert and KC Ventures, Inc. filed with the American Arbitration Association in Atlanta, Georgia, certain claims against the Company and its wholly-owned subsidiary, OVT, Inc. The arbitration case number was 30-181-559-05. The Statement of Claim filed by the claimants against the Company and OVT, Inc. asserted causes of action for breach of contract, breach of fiduciary duty, unjust enrichment, violation of Pennsylvania's Commissioned Sales Representative Act, and sought accounting and declaratory judgment. The claims were based upon a Representation Agreement, dated February 6, 2003, between KC Ventures Group and OVT, Inc. and the Advisory Agreement dated February 19, 2003, between OVT, Inc. and KC Ventures. One or both claimants contend that they had earned or would have earned compensation under the Representation Agreement in excess of $10,000,000 for providing customers and content to the Company and OVT, Inc. Further, one or both claimants also contended that they had earned fees under the Advisory Agreement in excess of $1,000,000 and certain stock options as a result of capital raised for the Company.

On January 30, 2006, the Company and OVT, Inc. entered into a settlement agreement with Mr. Seifert and KC Ventures, Inc. Pursuant to the terms of the settlement agreement, the Company agreed to issue 800,000 shares of Preferred Stock to Mr. Seifert and 200,000 shares of Preferred Stock to his attorneys, Frank, Rosen, Snyder & Moss, L.L.P., in exchange for Mr. Seifert and KC Ventures, Inc. agreeing to dismiss the pending arbitration with prejudice and to exchange mutual releases of claims. The Company also granted certain piggy-back registration rights with respect to the shares of common stock underlying the Preferred Stock.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses of the Registrant in connection with the offering described in the registration statement.

SEC Registration Fee	$14,000
Accounting Fees and Expenses	5,000
Legal Fees and Expenses	25,000
Miscellaneous	5,000

Total	$44,000

ITEM 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law grants the Registrant the power to limit the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of a fiduciary duty. Article XIII of the Registrant’s Certificate of Incorporation, as amended, provides for the limitation of personal liability of the directors of the Registrant as follows:

“A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.”

Article VII, of the Registrant’s Bylaws, as amended and restated, provide for indemnification of directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

The Registrant has a directors’ and officers’ liability insurance policy.

The above discussion is qualified in its entirety by reference to the Registrant’s Certificate of Incorporation and Bylaws.

ITEM 15. Recent Sales of Unregistered Securities

During April 2003, we issued 223,929 shares of our common stock pursuant to the conversion by three holders of the Company’s 10% Convertible Promissory Notes, for which the Company had originally received gross proceeds of $166,000. These securities were issued as restricted securities exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

During May 2003, we issued 15,000 shares of our common stock to an individual for $15,000. In connection with the issuance of such shares, the Company has also issued 15,000 warrants to such individual. Each warrant is convertible into one share of the Company’s common stock at an exercise price of $2.50 per share. The warrants expire in 2008. These securities were issued as restricted securities exempt from registration under Section 4(2) of the Securities Act.

During June 2003, we issued 105,000 shares of our common stock to three individuals for $105,000. In connection with the issuance of such shares, the Company has also issued 105,000 warrants to such individuals. Each warrant is convertible into one share of the Company’s common stock at an exercise price of $2.50 per share. The warrants expire in 2008. These securities were issued as restricted securities exempt from registration under Section 4(2) of the Securities Act.

During August 2003, we issued 205,833 shares of our common stock to four individuals for $205,833. In connection with the issuance of such shares, the Company has also issued 205,833 warrants to such individuals. Each warrant is convertible into one share of the Company’s common stock at an exercise price of $2.50 per share. The warrants expire in 2008. These securities were issued as restricted securities exempt from registration under Section 4(2) of the Securities Act.

During September 2003, we issued 100,000 shares of our common stock to one individual for $100,000. In connection with the issuance of such shares, the Company has also issued 205,833 warrants to such individual. Each warrant is convertible into one share of the Company’s common stock at an exercise price of $2.50 per share. The warrants expire in 2008. Additionally, we issued 53,000 shares to two shareholders who were originally holders of the Company’s 10% Convertible Promissory Notes in relation with rights associated with such notes. The Company did not receive any cash consideration in connection with the issuance of such shares. These securities were issued as restricted securities exempt from registration under Section 4(2) of the Securities Act.

During October 2003, we issued 25,000 shares of our common stock to one individual for $25,000. In connection with the issuance of such shares, the Company has also issued 25,000 warrants to such individual. Each warrant is convertible into one share of the Company’s common stock at an exercise price of $2.50 per share. The warrants expire in 2008. Additionally, during October 2003, we issued 55,000 shares of our common stock to 9 persons unrelated to the Company in lieu of repayment of advances payable by the Company to Mr. William Dunavant, an employee and a holder of preferred shares. The advance payable amounted to approximately $50,000. These securities were issued as restricted securities exempt from registration under Section 4(2) of the Securities Act.

During November 2003, we issued 442,500 shares of our common stock to six individuals for $442,500. In connection with the issuance of such shares, the Company has also issued 392,500 warrants to five of such individuals. Each warrant is convertible into one share of the Company’s common stock at an exercise price of $2.50 per share. The warrants expire in 2008. These securities were issued as restricted securities exempt from registration under Section 4(2) of the Securities Act. In connection with the combined sale of common stock and warrants described above, the Company granted each investor (except for one person) certain piggy-back registration rights covering the shares of common stock and shares underlying the warrants acquired by each investor. These securities were issued as restricted securities exempt from registration under Section 4(2) of the Securities Act.

During December 2003, we issued 365,000 shares of our common stock to five individuals for $365,000. These securities were issued as restricted securities exempt from registration under Section 4(2) of the Securities Act.

From January through August 2004, we completed a series of private financing transactions. We received an aggregate $1,379,952 of gross proceeds from these transactions and issued an aggregate of 1,151,048 shares of common stock at purchase prices ranging between $1.00 and $3.50 per share, with an average weighted purchase price of $1.20 per share. These securities have been issued to an aggregate of 29 accredited investors in a private placement exempt from registration under the Securities Act of 1933 in reliance on exemptions provided in Section 4(2) and Regulation D promulgated thereunder.

In February 2004, a holder of our 10% Convertible Promissory Note exercised his conversion rights at a conversion price of $1.00 per share of common stock. We had originally received gross proceeds of $100,000 upon the issuance of this 10% Convertible Promissory Note. A total of 109,830 shares of common stock were issued under this conversion including accrued interest through the date of conversion. The shares of common stock were exempt from registration pursuant to Section 3(a)(9) and Section 4(2) of the Securities Act.

In March and April 2004, holder of our 10% Convertible Promissory Note exercised their conversion rights at a conversion price of $0.75 per share of common stock. We had originally received aggregate gross proceeds of $130,000 upon the issuance of these 10% Convertible Promissory Note. A total of 192,729 shares of common stock were issued under this conversion including accrued interest through the dates of conversion. The transaction and the shares of common stock were exempt from registration pursuant to Section 4(2) of the Securities Act.

In March 2004, the holders of the 12,000,000 shares of convertible preferred stock provided notification to us for the conversion of their shares into common stock. Under the terms of the convertible preferred stock, the stockholders were issued a total of 12,000,000 shares of common stock. These shares of common stock were issued as restricted shares exempt from registration under Section 4(2) of the Securities Act.

During September 2004, we completed a group of private financing transactions. We received $120,000 of gross proceeds from these transactions and sold 120,000 units consisting of one share of common stock and two  ¼ common stock purchase warrants. The warrants are callable and redeemable. One of the warrants has an exercise price of $1.50 per share and the other warrant has an exercise price of $2.00 per share. The shares of common stock have piggy-back registration rights. These securities have been issued as restricted shares to five accredited investors in a private placement exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated thereunder.

During October and November 2004, we completed a series of private financing transactions. We received an aggregate of $960,000 of gross proceeds from these transactions and sold 960,000 units of our securities, consisting of one share of common stock and two  ¼ common stock purchase warrants. The warrants are callable and redeemable. One of the warrants has an exercise price of $1.50 per whole share and the other warrant has an exercise price of $2.00 per whole share. The shares of common stock have piggy-back registration rights. These securities have been issued as restricted shares to an aggregate of 20 accredited investors in a private placement exempt from registration under Section 4(2) of the Securities Act and Regulation D as promulgated thereunder.

In January 2003, we engaged Interim CFO Solutions LLC to assist us in the preparation of our U.S. Securities and Exchange Commission filings and to provide general management consulting services. On November 29, 2004, Interim CFO Solutions LLC delivered a notice of conversion whereby it converted $800,000 of liabilities owed to it into equity in a transaction consisting of two parts. The terms of the conversion were priced contemporaneously on the same terms as a series of private placements during October and November 2004. In part one of the transaction, $400,000 of the amount due and payable was converted into equity for an aggregate of 400,000 units. Each unit consisted of one share of common stock and two  ¼ common stock purchase warrants with exercise prices of $1.50 per share and $2.00 per share. In part two of the transaction, the remaining $400,000 was used to purchase the right, to purchase 1,739,130 units at $1.00 per unit, at a total exercise price of $1,739,130. This warrant is exercisable beginning on October 1, 2005 and expires on September 30, 2010. Each unit consisted of one share of common stock and two  ¼ common stock purchase warrants with exercise prices of $1.50 per share and $2.00 per share. The shares of common stock and the common stock underlying the warrant(s) have piggy-back registration rights. These securities have been issued as restricted shares exempt from registration under Section 4(2) of the Securities Act.

On December 7, 2004, we awarded one of our advisors with 250,000 common stock purchase warrants with an exercise price of $2.25 per share. These warrants are exercisable immediately and expire five years from the date of issuance. The shares of common stock underlying the warrants have piggy-back registration rights. These securities have been issued as restricted shares exempt from registration under Section 4(2) of the Securities Act.

On December 31, 2004, we completed a private placement in which we issued 341,236 shares of common stock at $2.25 per share and warrants to purchase up to an additional 170,618 shares of common stock at an exercise price of $3.50 per share, resulting in gross proceeds of approximately $767,750. The warrants have a five-year term. The shares of common stock and the shares of common stock underlying the warrants have piggy-back registration rights. These securities have been issued as restricted shares to an aggregate of 18 accredited investors in a private placement exempt from registration under Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

During March 2005, we reached an agreement with two shareholders who were originally holders of our 10% Convertible Promissory Notes. Under the terms of the agreement, the shareholders were issued a total of 50,000 shares as additional consideration related to rights associated with such promissory notes. These securities have been issued as restricted shares exempt from registration under Section 4(2) of the Securities Act.

Effective March 1, 2005, we entered into a short-term consulting agreement with Forte, whose designee is Michael P. Walsh, to serve as our Chief Financial Officer. The consulting agreement provides for a warrant to purchase 150,000 shares of common stock at an exercise price of $3.50 per share. The warrant includes certain cashless exercise provisions and piggyback registration rights. These securities have been issued as restricted shares exempt from registration under Section 4(2) of the Securities Act.

Effective March 1, 2005, we entered into a consulting agreement with Trilogy Capital Partners, Inc. for the development and implementation of a marketing program. The consulting agreement provides for warrants to purchase an aggregate of 1,250,000 shares of common stock at exercise prices ranging from $4.30 to $6.50 per share. The warrants include certain cashless exercise provisions and piggyback registration rights. These securities have been issued as restricted shares exempt from registration under Section 4(2) of the Securities Act.

On March 29, 2005, we completed a private placement in which we issued 1,761,235 shares of common stock at $2.25 per share and warrants to purchase up to an additional 880,620 shares of common stock at an exercise price of $3.50 per share, resulting in gross proceeds of approximately $3,962,750. The warrants have a five-year term. In connection with this private placement, we paid a finders fee of $238,725 in cash and issued warrants to purchase up to 139,000 shares of common stock at $2.25 per share to Forte, the finder in the transaction. Further, the finder has agreed to purchase an additional $740,000 of the securities issued in the transaction, consisting of 328,889 shares of common stock and warrants to purchase up to an additional 164,445 shares of common stock at a purchase price of $3.50 per share, no fewer than 3 days prior to the registration statement going effective, or in the case that the registration does not go effective, by November 1, 2005. We have agreed to file a registration statement with respect to the securities issued in this March 2005 private placement. These securities have been issued as restricted shares to an aggregate of 31 accredited investors in a private placement exempt from registration under Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

On September 26 and October 19, 2005, Michael E. Criden and Glenn H. Singer and GHS Holdings Limited Partnership, a company controlled by Mr. Singer, loaned the Company a total of $600,000. In exchange for the loans, the Company issued convertible promissory notes and warrants to each of Messrs. Criden and Singer and GHS Holdings Limited Partnership. The notes were payable one year from the date of each loan. Interest accrued on the outstanding principal amount of each note at the rate of 8% per annum. If the Company completed a financing of at least $2.5 million from the sale of equity securities prior to the maturity date of each of the notes, the principal amount of each note converted into shares or units of the equity securities sold in such financing at a per share sale price or unit price equal to the per share sale price or unit price of the financing. In addition to receiving the convertible notes, Mr. Singer and Criden each received 5-year warrants to purchase a total of 100,000 shares of the Company’s common stock at an exercise price of $2.00 per share. They were also granted certain piggy-back registration rights with respect to the shares of common stock underlying the warrants.

On November 10, 2005, GHS Holdings Limited Partnership loaned the Company an additional $150,000. In exchange for the loan, the Company issued to GHS Holdings Limited Partnership a convertible promissory note for $150,000 and a 5-year warrant to purchase 50,000 shares at a purchase price of $2.00 per share. The note was payable in 90 days and the outstanding principal of the note accrued interest at 15% per year.

On November 21, 2005, we sold to 60 accredited investors, for an aggregate purchase price of $4 million, 5,333,333 shares of the Preferred Stock, warrants exercisable at $1.75 per share to purchase up to 5,333,333 shares of common stock and warrants exercisable at $2.00 per share to purchase up to 1,333,333 shares of common stock. Such securities were issued pursuant to an exemption provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On December 2, 2005, we sold to the same 60 accredited investors, for an aggregate purchase price of $4 million, 5,333,333 shares of the Preferred Stock, warrants exercisable at $1.75 per share to purchase up to 5,333,333 shares of common stock and warrants exercisable at $2.00 per share to purchase up to 1,333,333 shares of common stock. Such securities were issued pursuant to an exemption provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On March 31, 2005, Mr. Richard Seifert and KC Ventures, Inc. filed with the American Arbitration Association in Atlanta, Georgia certain claims against the Company and its wholly-owned subsidiary, OVT, Inc. The arbitration case number was 30-181-559-05. Mr. Seifert and KC Ventures, Inc. asserted causes of action against the Company and OVT, Inc. for breach of contract, breach of fiduciary duty, unjust enrichment, violation of Pennsylvania's Commissioned Sales Representative Act, and sought an accounting and declaratory judgment. The claims were based upon a Representation Agreement, dated February 6, 2003, between KC Ventures, Inc. and OVT, Inc. and an Advisory Agreement dated February 19, 2003, between the Company and KC Ventures, Inc. One or both of Mr. Seifert and KC Ventures, Inc. contended that they had earned or would have earned compensation under the Representation Agreement in excess of $10,000,000 for providing customers and content to the Company and OVT, Inc. One or both of Mr. Richard Seifert and KC Ventures, Inc. also contended that they had earned fees under the Advisory Agreement in excess of $1,000,000 and certain stock options as a result of capital raised for the Company.

On January 30, 2006, the Company and OVT, Inc. entered into a settlement agreement with Mr. Seifert and KC Ventures, Inc. Pursuant to the terms of the settlement agreement, the Company agreed to issue 800,000 shares of Preferred Stock to Mr. Seifert and 200,000 shares of Preferred Stock to his attorneys, Frank, Rosen, Snyder & Moss, L.L.P., in exchange for Mr. Seifert and KC Ventures, Inc. agreeing to dismiss the pending arbitration with prejudice and to exchange mutual releases of claims. The Company also granted certain piggy-back registration rights with respect to the shares of common stock underlying the Preferred Stock. The Company issued the shares of Preferred Stock to Mr. Seifert and his attorneys pursuant to Section 4(2) of the Securities Act of 1933, as amended.

ITEM 16.  Exhibits

Exhibit Number	Exhibit
3.1	Certificate of Incorporation, as amended, incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 2, 2001.
3.2	Bylaws, as amended, of the Company, incorporated by reference from Exhibit 3.2 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.
3.3

Series A-1 Convertible Preferred Stock Certificate of Designation as filed with the Secretary of State of the State of Delaware, incorporated by reference from Exhibit 3.1 to the Registrant’s Form 8-K filed with the SEC on November 4, 2005 (the “November 2005 Form 8-K”)

4.1

Form of Securities Purchase Agreement, dated as of March 29, 2005, incorporated by reference from Exhibit 10.7 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.2	Form of Subscription Agreement, dated as of December 31, 2004, incorporated by reference from Exhibit 10.8 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.
4.3

Form of Registration Rights Agreement, dated as of March 29, 2005, incorporated by reference from Exhibit 10.9 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.4

Form of Registration Rights Agreement, dated as of December 31, 2004, incorporated by reference from Exhibit 10.10 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.5

Registration Rights Agreement, dated as of November 29, 2004, between SmartVideo Technologies, Inc. and Interim CFO Solutions LLC, incorporated by reference from Exhibit 10.11 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.6	Form of Registration Rights Agreement, incorporated by reference from Exhibit 10.7 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.
4.7

Amendment No. 1 dated March 29, 2005 to Securities Purchase Agreement, between SmartVideo Technologies, Inc. and Forte Capital Partners, LLC, incorporated by reference from Exhibit 4.7 to the Registrant’s May 2005 Registration Statement on Form SB-2.

4.8

Form of warrant issued to each purchaser in the March 2005 private placement, incorporated by reference from Exhibit 4.1 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

Exhibit Number	Exhibit
4.9

Form of warrant issued to each purchaser in the December 2004 private placement, incorporated by reference from Exhibit 4.2 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.10

Warrant issued to Interim CFO Solutions LLC to purchase 100,000 shares of common stock at $1.50 per share, incorporated by reference from Exhibit 4.3 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.11

Warrant issued to Interim CFO Solutions LLC to purchase 100,000 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 4.4 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.12

Warrant issued to Interim CFO Solutions LLC to purchase 1,739,130 units, incorporated by reference from Exhibit 4.5 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.13

Form of Warrant issued to Interim CFO Solutions LLC to purchase 434,783 shares of common stock at $1.50 per share, incorporated by reference from Exhibit 4.6 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.14

Form of Warrant issued to Interim CFO Solutions LLC to purchase 434,783 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 4.7 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.15

Warrant issued to Trilogy Capital Partners, Inc. to purchase 150,000 shares of common stock at $4.30, incorporated by reference from Exhibit 4.15 to the Registrant’s May 2005 Registration Statement on Form SB-2.

4.16

Warrant issued to Trilogy Capital Partners, Inc. to purchase 275,000 shares of common stock at $5.00, incorporated by reference from Exhibit 4.16 to the Registrant’s May 2005 Registration Statement on Form SB-2.

4.17

Warrant issued to Trilogy Capital Partners, Inc. to purchase 375,000 shares of common stock at $5.50,m incorporated by reference from Exhibit 4.17 to the Registrant’s May 2005 Registration Statement on Form SB-2.

4.18

Warrant issued to Trilogy Capital Partners, Inc. to purchase 450,000 shares of common stock at $6.50, incorporated by reference from Exhibit 4.18 to the Registrant’s May 2005 Registration Statement on Form SB-2.

4.19

Securities Purchase Agreement dated as of October 31, 2005 among the Registrant and the investors listed on the Schedule of Buyers, incorporated by reference from Exhibit 10.1 of the November 2005 Form 8-K.

4.20	Registration Rights Agreement entered into as of October 31, 2005 among the Registrant and the investor signatory thereto, incorporated by reference from Exhibit 10.2 to the November 2005 Form 8-K.
4.21	Form of $1.25 warrant issued to each purchaser in the October 2005 private placement, incorporated by reference from Exhibit 4.2 of the November 2005 Form 8-K.
4.22	Form of $2.00 warrant issued to each purchaser in the October 2005 private placement, incorporated by reference from Exhibit 4.1 of the November 2005 Form 8-K.
4.23	Warrant issued to Glenn Singer to purchase 33,333 shares of common stock at $2.00 per share, incorporated by reference by Exhibit 10.5 to the November 2005 Form 8-K.
4.24	Warrant issued to Michael E. Criden to purchase 33,333 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 10.7 to the November 2005 Form 8-K.
4.25	Warrant issued to GHS Holdings Limited Partnership to purchase 66,667 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 10.9 to the November 2005 Form 8-K.
4.26	Warrant issued to Michael E. Criden to purchase 66,667 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 10.11 to the November 2005 Form 8-K.
5.1*	Opinion of Edwards Angell Palmer & Dodge LLP
10.1	Convertible Promissory Note dated September 26, 2005 issued to Glenn Singer, incorporated by reference from Exhibit 10.4 to the November 2005 Form 8-K.
10.3	Convertible Promissory Note issued to Michael E. Criden dated September 26, 2005, incorporated by reference from Exhibit 10.6 to the November 2005 Form 8-K.

Exhibit Number	Exhibit
10.5	Convertible Promissory Note dated October 19, 2005 issued to GHS Holdings Limited Partnership, incorporated by reference from Exhibit 10.8 to the November 2005 Form 8-K.
10.7	Convertible Promissory Note dated October 19, 2005 issued to Michael E. Criden, incorporated by reference from Exhibit 10.10 to the November 2005 Form 8-K.
10.9	Waiver of Second Closing Conditions under the Securities Purchase Agreement, incorporated by reference from Exhibit 10.1 to the December 2005 Form 8-K.
10.10

Settlement Agreement, dated January 30, 2006, among KC Ventures, Inc., Richard Seifert, SmartVideo Technologies, Inc. and OVT, Inc., incorporated by reference from Exhibit 10.1 to the January 31, 2006 Form 8-K.

10.11*	Consulting Agreement, dated January 27, 2006, among Growth Consultants, LLC, N. John Simmons, Jr., and the Company.
23.1*	Consent of Sherb & Co., LLP, independent registered public accounting firm.
23.2*	Consent of Spicer Jeffries LLP, independent registered public accounting firm.
23.3*	Consent of Edwards Angell Palmer & Dodge LLP (contained in its opinion filed as Exhibit 5.1).

* Filed herewith

ITEM 17. Undertakings

(a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events, which individually or together, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on the 3rd day of February 2006.

SMART VIDEO TECHNOLOGIES, INC.

By:	/s/ Richard E. Bennett, Jr.
Richard E. Bennett, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard E. Bennett, Jr. Richard E. Bennett, Jr.	Director, President, Chief Executive Officer and interim Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)	February 3, 2006

Michael E. Criden	Director	February 3, 2006

/s/ Glenn H. Singer Glenn H. Singer	Chairman of the Board of Directors	February 3, 2006

/s/ Justin A. Stanley Justin A. Stanley	Director	February 3, 2006

INDEX TO EXHIBITS

Exhibit Number	Exhibit

5.1	Opinion of Edwards Angell Palmer & Dodge LLP
10.11	Consulting Agreement, dated January 27, 2006, among Growth Consultants, LLC, N. John Simmons, Jr., and the Company.
23.1	Consent of Sherb & Co., LLP, independent registered public accounting firm.
23.2	Consent of Spicer Jeffries LLP, independent registered public accounting firm.
23.2	Consent of Edwards Angell Palmer & Dodge LLP (contained in its opinion filed as Exhibit 5.1).